   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999

                                      REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 FIREPOND, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                            41-1462409
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                               890 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-8400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                                KLAUS P. BESIER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 FIREPOND, INC.
                               890 WINTER STREET
                          WALTHAM, MASSACHUSETTS 02451
                                 (781) 487-8400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

               JOHN B. STEELE, ESQ.                              PATRICK J. RONDEAU, ESQ.
              MCDERMOTT, WILL & EMERY                                HALE AND DORR LLP
                  28 STATE STREET                                     60 STATE STREET
         BOSTON, MASSACHUSETTS 02109-1775                    BOSTON, MASSACHUSETTS 02109-1803
                  (617) 535-4000                                      (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.    [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.    [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE               AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share......................       $75,000,000               $20,850
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1999

                                [FIREPOND LOGO]

                             [            ] SHARES

                                  COMMON STOCK

     FirePond, Inc. is offering           shares of its common stock. This is
our initial public offering and no public market currently exists for our shares. We have applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol "FIRE." We anticipate that the initial
public offering price will be between $          and $          per share.
                            ------------------------
                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------

                                                              PER SHARE    TOTAL
                                                              ---------    ------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to FirePond........................................   $           $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     FirePond and one of our stockholders have granted the underwriters a 30-day
option to purchase up to           additional shares of common stock to cover
over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the
shares of common stock to purchasers on             , 1999.
                            ------------------------
ROBERTSON STEPHENS
                      DAIN RAUSCHER WESSELS

                                           SG COWEN
                                                          E*OFFERING
               The date of this prospectus is             , 1999

(inside front cover)





                             DESCRIPTION OF ARTWORK

     At the top of the page is the name "FirePond" with the company's logo above it. The following caption is beneath the name of the company and its logo:
"Integrated e-business sales and marketing." Beneath the caption is the text "FirePond Application Suite(TM)."

     In the center of the page is a small shaded circle with the following text: "FirePond Business Rules Engine; Configuration and Intelligence Engine." There are two shaded quarter-circles protruding from the top of the center circle on the left and right. The quarter circle on the left is labeled "E-Commerce Selling" and has the following text: "FirePond Commerce, Guided Selling for B-to-B and B-to-C E-Commerce." The quarter circle on the right is labeled "Channel Management" and has the following text: "FirePond Sales, Guided Selling for Direct and Indirect Channels."

     There are two squares protruding from the bottom of the center circle on the left and right. The square on the left is labeled "Customer Relationship Management" and has the following text: "FirePond Sales Manager, Sales Administration and Customer Information Management." The square on the right is labeled "Application Infrastructure" and has the following text: "FirePond Process Server, Transaction-based Workflow Engine" and "FirePond Enterprise Workbench, Maintenance and development platform for Application and Integration Management."

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Note on Forward Looking Statements..........................   14
Use of Proceeds.............................................   14
Dividend Policy.............................................   14
Capitalization..............................................   15
Dilution....................................................   16
Selected Consolidated Financial Data........................   17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   18
Business....................................................   30
Management..................................................   40
Certain Transactions........................................   48
Principal Stockholders......................................   50
Description of Capital Stock................................   51
Shares Eligible for Future Sale.............................   55
Underwriting................................................   57
Legal Matters...............................................   59
Experts.....................................................   59
Where You Can Find More Information.........................   59
Index to Consolidated Financial Statements..................  F-1

                            ------------------------

     UNTIL        , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     We own or have rights to trademarks that we use in conjunction with the sale of our products. "FirePond," our logo and our product names are our trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     This is only a summary and may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements and the notes thereto included elsewhere in this prospectus. Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their option to purchase additional shares, and also assumes that all shares of convertible preferred stock have been automatically converted into an
aggregate of                shares of common stock. Unless otherwise indicated,
this prospectus has been adjusted to reflect a two-for-three reverse stock split
of the common stock to be effected on        , 1999.

                                 FIREPOND, INC.

     FirePond is a leading provider of integrated e-business sales and marketing solutions that enable companies to optimize their customer relationships and maximize the effectiveness of their Internet-based and traditional sales channels. We provide software and services that allow companies to merge their e-commerce selling, customer relationship management, and channel management strategies on a single, Internet-based platform.

     Our FirePond Application Suite allows companies to deliver highly consistent and personalized interactive buying experiences to their customers over the Internet, as well as in more traditional selling channels, to increase customer conversion and retention. Our products are able to link information obtained from business-to-business or business-to-consumer e-commerce transactions into traditional sales channels, where it can dramatically improve the effectiveness of both sales models. Our products can also deliver information from these interactive, Internet-based transactions into the larger enterprise, where real-time customer interactions and transactions trigger coordinated, customer-focused processes based upon the company's common view of the customer. This customer-centric approach allows companies to manage their ongoing sales, marketing, product planning and fulfillment activities in a fashion that maximizes the lifetime value of each customer relationship.

     We target the largest 2000 companies in the world, commonly known as Global 2000 companies, in selected vertical industries that are typically characterized by complex products, services or channel relationships, including health care/insurance, financial services, high technology, telecommunications, automotive/trucking and manufacturing. Our customers include ADP, Empire Blue Cross Blue Shield, KLA-Tencor, Renault V.I. and Sprint. We sell our products primarily through a direct sales force which is distributed throughout North America, Europe and Asia.

     Our goal is to be the leading provider of integrated e-business sales and marketing solutions. To achieve this goal, key elements of our strategy are to:

     - leverage our vertical market focus to translate customer requirements into deeper e-business application functionality and expand into new vertical markets;

     - exploit our established international infrastructure to target leading businesses worldwide;

     - utilize our unique development organization to rapidly expand our products' e-business application functionality;

     - expand our relationships with system integrators and complementary software vendors to expand our market reach and implementation capacity;

     - provide a range of product packaging options in order to better penetrate Global 2000 accounts; and

     - leverage our 16 years of implementation expertise to deliver optimized solutions for our customers.

     We were incorporated in Minnesota in 1983 as a provider of custom developed interactive selling solutions. We undertook a strategic restructuring in late 1996 to focus on providing more standardized software products. We later became a Delaware corporation as a result of a reincorporation merger effected in
       , 1999. Our principal executive offices are at 890 Winter Street, Waltham, Massachusetts 02451 and our telephone number at that address is (781) 487-8400. Information contained on our web site at http://www.firepond.com does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by FirePond...........................  shares
Common stock to be outstanding after the offering..........  shares
Use of proceeds............................................  For debt repayment, working capital and general corporate purposes. See "Use of
                                                             Proceeds."
Proposed Nasdaq National Market Symbol.....................  FIRE

     The number of shares of common stock outstanding after this offering excludes:

     -           shares issuable upon exercise of outstanding options as of
                   , 1999 at a weighted average exercise price of $     per
       share; and

     -           shares issuable upon exercise of outstanding warrants as of
                   , 1999 at a weighted average price of $     per share.

     As of             , 1999, we have also reserved an additional
shares of common stock for future issuance under our 1997 Stock Option Plan, our 1999 Director Plan and our 1999 Stock Option and Grant Plan. We also plan to issue warrants to purchase up to 500,000 shares of our common stock over the next 12 months in connection with sales of our products as well as to our present and future strategic partners.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following tables are a summary of financial data for our business. The pro forma net loss per share calculation reflects the conversion of our convertible preferred stock into shares of common stock upon the completion of this offering. See Note 3 of Notes to Consolidated Financial Statements for an explanation of the number of shares used in computing per share data. The pro forma consolidated balance sheet data summarized below reflects the conversion of all outstanding shares of convertible preferred stock into shares of common stock and the payment of stock dividends due to certain common and preferred stockholders upon completion of this offering. The pro forma as adjusted consolidated balance sheet data also reflects the sale of the common stock in
this offering at an assumed initial public offering price of $     per share,
after deduction of estimated underwriting discounts and commissions and our estimated offering expenses and the use of net proceeds as described in "Use of Proceeds."

                                                                                   NINE MONTHS
                                             FISCAL YEARS ENDED OCTOBER 31,       ENDED JULY 31,
                                             -------------------------------    ------------------
                                               1996       1997        1998       1998       1999
                                             --------   ---------   --------    -------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product-related revenues.................  $    --    $    416    $ 8,281     $ 5,901   $ 12,237
  Custom development services..............   34,158      26,114     22,354      18,272     12,061
                                             -------    --------    -------     -------   --------
     Total revenues........................   34,158      26,530     30,635      24,173     24,298
Income (loss) from operations..............    3,150     (27,198)    (7,738)     (4,004)   (20,112)
Net income (loss)..........................  $ 1,844    $(28,789)   $(8,064)    $(4,298)  $(20,517)
Net income (loss) per share:
  Basic and diluted net income (loss) per
     share.................................  $  0.18    $  (2.79)   $ (0.81)    $ (0.43)  $  (2.05)
  Basic weighted average common shares
     outstanding...........................   10,401      10,319      9,925       9,908     10,017
  Diluted weighted average common shares
     outstanding...........................   10,432      10,319      9,925       9,908     10,017
Pro forma net loss per share (unaudited):
  Pro forma net loss per share.............                         $ (0.48)              $  (0.99)
  Pro forma basic and diluted weighted
     average common shares outstanding.....                          16,900                 20,754

                                                                        JULY 31, 1999
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................................  $ 1,936
Working capital (deficit)..................................   (4,403)
Total assets...............................................   20,086
Long-term debt, less current portion.......................    1,130
Convertible preferred stock................................      191
Total stockholders' equity.................................      229

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AS A SOFTWARE COMPANY, OUR FUTURE SUCCESS IS UNCERTAIN

     Although FirePond was incorporated in 1983, we have only been focused on providing software products since 1997, and accordingly, we have a limited operating history pursuing this business model. The revenue and income potential of the market for e-business sales and marketing solutions is unproven. As a result, our historical financial statements are not an accurate indicator of our future operating results. In addition, we have limited insight into trends that may emerge and affect our business, and we cannot forecast operating expenses based on our historical results. In evaluating FirePond, you should consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets. If we are not able to successfully address these risks, our business could be harmed.

WE EXPECT TO CONTINUE TO INCUR LOSSES

     We have incurred quarterly and annual losses intermittently since we were formed in 1983, and regularly since we undertook our strategic restructuring in late 1996. We incurred net losses of $28.8 million for fiscal 1997, $8.1 million for fiscal 1998 and $20.5 million for the nine months ended July 31, 1999. We expect to continue to incur losses on both a quarterly and annual basis for the foreseeable future. Moreover, we expect to continue to incur significant sales and marketing and research and development expenses, and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot be certain that we can sustain this growth or that we will generate sufficient revenues to attain profitability.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE BECAUSE WE DEPEND ON A SMALL NUMBER OF LARGE ORDERS AND OUR SALES AND IMPLEMENTATION PROCESS CAN BE LENGTHY AND COMPLEX

     We currently derive a significant portion of our license revenues in each quarter from a small number of relatively large orders, and we generally recognize revenues from our licenses over the related implementation period. If we are unable to recognize revenues from one or more substantial license sales planned for a particular fiscal quarter, our operating results for that quarter would be materially and adversely affected. In addition, the purchase of our products typically involves a significant cost to our customers, including the purchase of related hardware and software, as well as training and integration costs. Implementations also require a substantial commitment of resources by our customers or their consultants over an extended period of time. The time required to complete an implementation may vary from customer to customer and may be protracted due to unforeseen circumstances. As a result and because our sales cycle is relatively long, we may have difficulty predicting when we will recognize revenues.

OUR QUARTERLY OPERATING RESULTS ARE DIFFICULT TO PREDICT AND DISAPPOINTING QUARTERLY REVENUES OR OPERATING RESULTS COULD CAUSE THE PRICE OF OUR COMMON STOCK TO FALL

     We have difficulty determining if and when we will receive license revenues from a particular customer. In addition, because our revenues from implementation, maintenance and training services are largely correlated with our license revenues, a decline in license revenues would also cause a decline in our services revenues in the same quarter and in subsequent quarters. Accordingly, our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter as a result of these and other factors discussed elsewhere in "Risk Factors." If our quarterly revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock could fall substantially.

     As third parties are increasingly used for providing professional services, our services revenues will not likely grow at the same rate as our license revenues. Some of our services revenues are somewhat more predictable than license revenues. As services revenues decline as a percentage of total net revenues, our total net revenues could become less predictable.

     Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if revenues for a particular quarter are below our expectations, we may be unable to proportionately reduce operating expenses for that quarter, and therefore this revenue shortfall would seriously harm our expected operating results for that quarter.

A SIGNIFICANT PERCENTAGE OF OUR PRODUCT DEVELOPMENT IS PERFORMED BY A THIRD PARTY INTERNATIONALLY

     A significant percentage of our product development work, and some of our implementation services, are performed by a third-party development organization in Minsk, Belarus. Unpredictable developments in the political, economic and social conditions in Belarus, or our failure to renew our consulting agreement with this organization on terms similar to our current agreement with this organization, could potentially eliminate or reduce the availability of these product development and implementation services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives vital to our ongoing strategy would be hindered, and our business could be seriously harmed.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE NEW FIREPOND APPLICATION SUITE, WHICH HAS BEEN RECENTLY INTRODUCED

     We expect to derive substantially all of our product license revenues in the future from sales of the newly announced FirePond Application Suite and its component products, which were generally released in October 1999. While the FirePond Business Rule Engine was also an element of our prior product line offering, substantially all of the FirePond Application Suite represents new functionality implemented in a new technical architecture.

     Our business depends on the successful release, introduction and customer acceptance of this new suite of products. Although our products are subject to our internal testing procedures, customers may discover errors or other problems with the product, which may adversely affect their acceptance. We expect that we will continue to depend on revenues from new and enhanced versions of the FirePond Application Suite for the foreseeable future, and our business would be harmed if our target customers do not adopt and expand their use of the FirePond Application Suite and its component products.

OUR DEPENDENCE UPON INTERNATIONAL REVENUES AND OPERATIONS CREATES A DIFFERENT SET OF RISKS TO OUR BUSINESS

     International revenues currently account for a significant percentage of our total revenues. We expect international revenues to continue to account for a significant percentage of total revenues in the future and we believe that we must continue to expand our international sales activities in order to be successful. However, foreign markets for our products may develop more slowly than currently anticipated. International revenues represented 5% of total revenues in fiscal 1997, 12% of total revenues in fiscal 1998, and 14% in the nine months ended July 31, 1999. We currently maintain operations in select countries in Europe and Asia. Within these regions, we maintain a select number of relationships focused on channel distribution and systems integrators. Our failure to expand our international sales could materially adversely affect our business, operating results and financial condition.

     The continued expansion of our international operations may be adversely affected by a number of risks, including:

     - expenses associated with customizing products for foreign countries;

     - protectionist laws and business practices that favor local competitors;

     - dependence on local vendors;

     - payment cycles for international customers which are typically longer than those for customers in the United States;

     - multiple, conflicting and changing governmental laws and regulations;

     - foreign currency exchange rate fluctuations; and

     - general international economic downturns.

     Our international sales growth will be limited if we are unable to:

     - establish additional foreign operations;

     - expand international sales channel management and support organizations;

     - develop additional relationships with international service providers; or

     - establish additional relationships with additional distributors and systems integrators.

     A substantial portion of our foreign sales are not invoiced in U.S. dollars, and our exposure to losses in foreign currency transactions may increase. We may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. Any currency hedging strategy we may adopt may not be successful in avoiding foreign exchange related losses.

MANAGING OUR GEOGRAPHICALLY DISPERSED ORGANIZATION PRESENTS A NUMBER OF
CHALLENGES

     If we fail to manage our geographically dispersed organization, we may fail to meet or exceed our objectives and our revenues may decline. We perform research and development activities in Minnesota, New Jersey, Massachusetts and Belarus, and our executive officers and other key employees are similarly dispersed throughout the United States, Europe and Asia to market and sell our products in those regions. This geographic dispersion requires significant management resources that our locally-based competitors do not need to devote to their operations. In addition, the expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources.

INTEGRATION OF A NEW MANAGEMENT TEAM AND NEW PERSONNEL AS WELL AS CONTINUED RAPID GROWTH MAY STRAIN OUR OPERATIONS

     We have recently experienced a period of rapid growth and expansion. All members of our senior management team have joined FirePond since March 1997. From July 1997 to December 1998, significant turnover of our employees occurred in conjunction with our change in focus from providing custom development services to providing more standardized software products. Our new employees include a number of key managerial, sales, marketing, planning, technical and operations personnel who have not yet been fully integrated into our organization. During this period, we also significantly expanded our international operations. A significant increase in personnel will likely be necessary to address potential growth in our customer base and market opportunities.

     We intend to continue to expand our operations internationally and domestically, grow our customer base and pursue market opportunities through multiple growth strategies. Our rapid growth and expansion places significant demands on our managerial, administrative, operational, financial and other resources. To accommodate continued anticipated growth and expansion, we will be required to:

     - improve existing and implement new operational and financial systems, procedures and controls;

     - hire, train, manage, retain and motivate qualified personnel;

     - enter into relationships with strategic partners; and

     - complete the integration of our new management team.

     These measures may place a significant burden on our management and our internal resources. If we are not able to install adequate systems, procedures and controls to support our future operations in an efficient and timely manner, or if we are unable to otherwise manage growth effectively, our business could be harmed.

INTENSE COMPETITION FROM OTHER TECHNOLOGY COMPANIES COULD PREVENT US FROM INCREASING OR SUSTAINING REVENUES AND PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY

     The market for integrated e-business sales and marketing solutions is intensely competitive. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service and support resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. If we are unable to compete effectively, our business, financial condition and operating results would be materially adversely affected.

     In addition, we expect that new competitors will enter the market with competing products as the size and visibility of the market opportunity increases. We also expect that competition will increase as a result of software industry consolidation and formation of alliances among industry participants. Increased competition could result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance.

FAILURE TO EXPAND OUR RELATIONSHIPS WITH SYSTEMS INTEGRATORS AND CONSULTING FIRMS WOULD IMPEDE ACCEPTANCE OF OUR PRODUCTS AND GROWTH OF OUR REVENUES

     At times, we rely on systems integrators and consulting firms to recommend our products to their customers and to install and support our products for their customers. To increase our revenues and implementation capabilities, we must develop and expand our relationships with systems integrators and consulting firms. In addition, systems integrators and consulting firms may develop, market or recommend software applications that compete with our products. Moreover, if these firms fail to implement our products successfully for their clients, we may not have the resources to implement our products on the schedule required by the client which would result in our inability to recognize revenues from the license of our products to these customers.

YEAR 2000 CONSIDERATIONS AMONG OUR CUSTOMERS AND POTENTIAL CUSTOMERS MAY REDUCE OUR SALES

     We may experience reduced license sales as customers and potential customers put a priority on correcting year 2000 problems and therefore defer purchase decisions for software products until later in calendar 2000. Accordingly, demand for our products may be particularly volatile and unpredictable for the remainder of calendar 1999 and 2000.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF E-BUSINESS SALES AND MARKETING SOLUTIONS ARE NOT WIDELY ADOPTED

     Our products address a new and emerging market for e-business sales and marketing solutions. The failure of this market to develop, or a delay in the development of this market, would materially adversely affect our business, financial condition and operating results. The success of e-business sales and marketing solutions depends substantially upon the widespread adoption of the Internet as a primary medium for commerce and business applications. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. The Internet infrastructure may not be able to support the demands placed on it by the continued growth upon which our success depends. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication over the Internet. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation and taxation of Internet commerce.

WE MUST INTRODUCE NEW AND ENHANCED PRODUCTS ON A TIMELY BASIS THAT RESPOND EFFECTIVELY TO CHANGING TECHNOLOGY

     To be competitive, we must develop and introduce new products and product enhancements which meet the needs of companies seeking to deploy and manage e-business applications over the Internet on a timely basis. The market for software and services that enable enterprise e-business initiatives is characterized by rapid technological change, changes in customer requirements, frequent new product and service introductions and enhancements, and evolving industry standards. Advances in Internet technology or in e-commerce software applications, or the development of entirely new technologies to replace existing software, could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete and unmarketable. In addition, if a new software language or operating system becomes standard or is widely adopted in our industry, we may need to rewrite portions of our products in another computer language or for another operating system to remain competitive. If we are unable to develop new and enhanced products on a timely basis that respond to changing technology, our business could be seriously harmed.

     It is common for software companies to acquire other companies as a means of introducing new products or emerging technologies. Competitors with large market capitalizations or cash reserves would be better positioned than we are to acquire such new technologies or products.

OUR CUSTOM DEVELOPMENT SERVICES REVENUES ARE EXPECTED TO DECLINE AS A PERCENTAGE OF TOTAL REVENUES BUT TO CONTINUE TO REPRESENT A SIGNIFICANT PERCENTAGE OF OUR TOTAL REVENUES

     Custom development services revenues represented 98% of total revenues for fiscal 1997, 73% of total revenues for fiscal 1998 and 50% of total revenues for nine months ended July 31, 1999. While we anticipate that custom development services revenues will decline as a percentage of total revenues as license revenues increase, we expect that it will continue to represent a significant percentage of our total revenues. A decrease in our custom development services revenues could harm our business. Our professional services organization supports several maintenance contracts related to our custom development services business which continue to generate a significant percentage of our revenues and some of which provide a substantial amount of high margin revenues. The expiration or termination of current maintenance contracts by these customers could adversely affect our overall revenues and our operating results, and an unexpected cancellation of these contracts could hinder our ability to rapidly redeploy our personnel dedicated to these projects.

BECAUSE A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES FROM PROVIDING CUSTOM DEVELOPMENT SERVICES, THESE REVENUES COULD DECLINE IF WE LOSE A MAJOR CUSTOMER

     We have derived a significant portion of our revenues from providing custom development services in each quarter from a limited number of customers. For example, for the nine months ended July 31, 1999, two custom development customers accounted for 34% of our total revenues in the aggregate. We expect that a limited number of customers will continue to account for a substantial portion of these revenues for the foreseeable future. As a result, if we lose a major customer or if a contract is delayed, cancelled or deferred, our revenues would be adversely affected.

CERTAIN CUSTOM DEVELOPMENT CONTRACTS MAY RESULT IN LOWER NET INCOME OR A LOSS BECAUSE THE CONTRACTS ARE ON A FIXED-PRICE BASIS

     Some of our revenues from custom development services are derived from fixed-price contracts. Because these service contracts relate to complex, custom systems, it can be difficult to estimate the time and resources necessary to complete a contract. If we are required to provide more services under those fixed-priced contracts than anticipated, we may experience lower net income or a loss.

WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES

     We license technology from a small number of software providers for use with our products. We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Some of the technology we license from third parties would be difficult to replace. The loss of any of these technology licenses would result in delays in the license of our products until equivalent technology, if available, is identified, licensed and integrated. In addition, the effective implementation of our products depends upon the successful operation of third-party licensed technology in conjunction with our products. Therefore, any undetected errors in this licensed technology could prevent the implementation or impair the functionality of our products, delay new product introductions and/or injure our reputation. The use of replacement technology from other third parties would require us to enter into license agreements with these third parties, which could result in higher royalty payments and a loss of product differentiation.

WE DEPEND ON KEY PERSONNEL AND MUST ATTRACT AND RETAIN ADDITIONAL QUALIFIED PERSONNEL

     Our success depends to a significant degree upon the continued contributions of our senior sales, engineering and management personnel, who perform important management functions, and would be difficult to replace. Specifically, we believe that our future success is highly dependent on Klaus P. Besier, our Chairman, President and Chief Executive Officer, and other senior management personnel. The loss of the services of any key personnel, particularly senior management and engineers, could materially adversely affect our business, financial condition and results of operations.

     The demand for qualified personnel is particularly acute due to the large number of software companies and the low unemployment rate. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly marketing personnel, software engineers and other senior personnel. Our failure to attract and retain the highly-trained technical personnel that are integral to our product development, professional services and support teams may limit the rate at which we can develop new products or product enhancements.

CLAIMS MAY BE BROUGHT AGAINST US IF WE HIRE FORMER EMPLOYEES OF OUR COMPETITORS

     Companies in the software industry, whose employees accept positions with competitors, frequently claim that such competitors have breached, or encouraged the breach of, noncompetition and nondisclosure agreements. Such claims have been made against us in the past, and we may receive claims in the future as we hire additional qualified personnel. If a claim were to be made against us, it could result in material litigation. We could incur substantial costs in defending ourselves against any of these claims, regardless of the merits of these claims.

OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS WILL BE HARMED IF WE ARE UNABLE TO PROVIDE ADEQUATE PROFESSIONAL SERVICE AND CUSTOMER SUPPORT

     Our ability to continue to grow, to retain current and future customers and to recognize revenues from our licenses depends in part upon the quality of our professional service and customer support operations. Failure to offer adequate integration, consulting and other professional services in connection with the implementation of our products, and ongoing customer support, either directly or through third parties, could materially and adversely affect our operating results and reputation, and could cause demand for our products to decline.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF OUR PRODUCTS FAIL TO PERFORM
PROPERLY

     Software products as complex as ours may contain undetected errors, or bugs, which result in product failures, or otherwise fail to perform in accordance with customer expectations. Our products may be particularly susceptible to bugs or performance degradation because of the evolving nature of Internet technologies and the stress that may be placed on our products by the full deployment of our products over the Internet to thousands of end-users. In addition, our primary product, the FirePond Application Suite, has only recently been generally released and is built with a new technical architecture. As such, this product may be particularly susceptible to bugs. Product performance problems could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources or injury to our reputation, any of which would materially adversely affect our business, operating results and financial condition.

WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS RELATING TO OUR CUSTOMERS' CRITICAL BUSINESS OPERATIONS

     Our products are critical to the business operations of our customers. If one of our products fails, a customer may assert a claim for substantial damages against us, regardless of our responsibility for such failure. Product liability claims could require us to spend significant time and money in litigation or to pay significant damages. Our agreements with customers typically contain provisions intended to limit our exposure to liability claims. These limitations may not, however, preclude all potential claims resulting from a defect in one of our products. Although we maintain product liability insurance covering certain damages arising from the implementation and use of our products, our insurance may not cover any claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. Any such claims, whether or not successful, could seriously damage our reputation and our business.

IF WE OR OUR KEY SUPPLIERS OR CUSTOMERS FAIL TO BE YEAR 2000 COMPLIANT, OUR BUSINESS MAY BE SEVERELY DISRUPTED AND OUR RESULTS OF OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED

     The year 2000 problem creates a risk for us. The risk exists primarily in five areas:

     - potential warranty or other claims from our customers, which may result in significant expense to us;

     - failures of systems we use to run our business, which could disrupt our business operations;

     - failures of systems used by our suppliers, which could delay or affect the quality of our products;

     - potential failures of our products, particularly our central office-based systems, due to year 2000 problems associated with products manufactured by other equipment vendors used in conjunction with our products, which may require that we incur significant unexpected expenses; and

     - the possibility that our potential customers will reduce spending on e-business software products such as ours as a result of significant spending on year 2000 remediation.

     Our products are generally integrated into computer systems involving sophisticated hardware and complex software products, which may not be year 2000 compliant. The failure of our customers' systems to be year 2000 compliant could impede the success of applications that we or our partners have developed for them. Accordingly, known or unknown defects that affect the operation of our software, including any defects or errors in applications that include our products, could result in delay or loss of revenues, diversion of development resources, damage to our reputation, or increased service or warranty costs and litigation costs, any of which could harm our business.

     We need to ensure year 2000 compliance of our own internal computer and other systems, to continue testing our software products and to audit the year 2000 compliance status of our suppliers and business partners. We have not completed our year 2000 investigation and overall compliance initiative, and the total cost of our year 2000 compliance may be substantial and may harm our business. We may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal systems.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE

     Our success and ability to compete is dependent in part upon our proprietary technology. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. We rely on a combination of patent, copyright, trademark, trade secret and other intellectual property laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. However, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our proprietary rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our products is difficult. Some of our contractual arrangements provide third parties with access to our source code and other intellectual property upon the occurrence of specified events. Such access could enable these third parties to use our intellectual property and source code to develop and manufacture competing products, which would adversely affect our performance and ability to compete. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could materially adversely affect our future operating results.

CLAIMS ALLEGING INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY COULD RESULT IN SIGNIFICANT EXPENSE TO US AND RESULT IN OUR LOSS OF SIGNIFICANT RIGHTS

     The software and other Internet-related industries are characterized by the existence of frequent litigation of intellectual property rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. This risk may increase as the number of entrants in our market increases and the functionality of our products is enhanced and overlaps with the products of other companies. Any claims against us or any purchaser or user of our products asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could have a material adverse effect on our business, financial condition and results of operations. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays, disrupt our relationships with our customers or require us to enter into royalty or licensing agreements, any of which could have a material adverse effect upon our operating results. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us is successful and we cannot obtain a license to the relevant technology on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business, financial condition and results of operations would be materially adversely affected.

INCREASING GOVERNMENT REGULATION OF THE INTERNET COULD HARM OUR BUSINESS

     As e-commerce and the Internet continue to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for e-commerce, and therefore the market for our products and services. Although many of these regulations may not apply directly to our business, we expect that laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect our business.

     The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. The imposition upon us and other software and service providers of potential liability for information carried on or disseminated through our applications could require us to implement measures to reduce our exposure to this liability. These measures could require us to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act (the Act through which the Telecommunications Act of 1996 imposes criminal penalties) were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that this legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally. Legislation like the Telecommunications Act and the Communications Decency Act could slow the growth of Internet usage and decrease its acceptance as a communications and commercial medium.

WE HAVE DISCRETION AS TO THE USE OF THE PROCEEDS FROM THIS OFFERING

     Our management has complete discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. We cannot predict that investment of the proceeds will yield a favorable return.

ACQUISITIONS COULD HARM OUR BUSINESS

     Although acquisitions are not an integral part of our current business strategy, we may consider acquiring complementary businesses and technologies in the future. In the event we make an acquisition, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt, assume contingent liabilities, incur a one-time charge or be required to amortize goodwill. Additionally, we may not be able to successfully integrate any technologies, products, personnel or operations of companies that we may acquire in the future. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. If we are unable to successfully address any of these risks, our business, financial condition and operating results could be materially adversely affected.

CONTROL BY OUR EXECUTIVE OFFICERS, DIRECTORS AND THEIR AFFILIATES MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL

     Upon completion of this offering, our executive officers, directors and
their affiliates will own           shares, or approximately      % of the
outstanding shares of common stock (     % if the underwriters' over-allotment
option is exercised in full). These stockholders can control substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquiror from attempting to obtain control of us, which in turn could have a material adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. For information about the ownership of common stock by our executive officers, directors and principal stockholders please refer to "Principal Stockholders."

OUR STOCK PRICE MAY BE VOLATILE WHICH MAY LEAD TO LOSSES BY INVESTORS AND RESULT IN SECURITIES LITIGATION

     There has previously not been a public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of a trading market for our common stock or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations.

     In addition, the stock market in general, the Nasdaq National Market, and securities of Internet and software companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many Internet and software companies' stocks are at or near historical highs and these trading prices are substantially above historical levels. These trading prices may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would materially adversely affect our business, financial condition and results of operations.

FUTURE SALES OF OUR STOCK COULD CAUSE OUR STOCK PRICE TO FALL

     Sales of a substantial number of shares of our common stock in the public market after this offering could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities.

PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BY-LAWS MAY MAKE A TAKEOVER MORE DIFFICULT

     Provisions in our certificate of incorporation and by-laws and in Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so, and the ability of public stockholders to change our management could be substantially impeded by these anti-takeover provisions. For example, we have a staggered board of directors and the right under our charter documents to issue preferred stock without further stockholder approval, which provisions could adversely affect the holders of our common stock.

                       NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth in the demand for interactive e-business solution software. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the common stock
in this offering will be approximately $     million, at an assumed initial
offering price of $     per share, after deducting the estimated underwriting
discounts and commissions and offering expenses payable by us in connection with the offering. If the underwriters' over-allotment option is exercised in full,
we estimate that our net proceeds will be approximately $     million. We expect
to use the estimated net proceeds for the following purposes:

     - to repay the outstanding principal balance of up to $5.0 million plus accrued interest on our revolving line of credit, which line of credit bears interest payable monthly at a rate equal to the prime rate plus 2.0%, currently 10.25%, and is due October 31, 2000;

     - to repay a $2.0 million term loan, plus accrued interest, which loan bears interest payable monthly at 10.25% and is due October 31, 2000; and

     - to repay $6.0 million of subordinated promissory notes plus accrued interest of approximately $160,000, assuming a repayment date of January 31, 2000, which notes bear interest at 12.0% and are due upon the earlier of the closing of this offering and November 12, 2000.

The remainder of the net proceeds will be used for working capital and general corporate purposes.

     As of the date of this prospectus, other than the repayment of debt as described above, we have not made any specific expenditure plans with respect to the proceeds of this offering. Therefore, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering.

                                DIVIDEND POLICY

     Since we became a C corporation in May 1997, we have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors after taking into account various factors, including our financial condition, operating results, and current and anticipated cash needs. Under the terms of our current line of credit, there are restrictions on our ability to declare and pay dividends.

                                 CAPITALIZATION

The following table sets forth our capitalization as of July 31, 1999:

- on an actual basis;

- on a pro forma basis to reflect the conversion of all outstanding shares of convertible preferred stock into shares of common stock and the payment of stock dividends due to certain common and preferred stockholders upon completion of this offering; and

- on a pro forma as adjusted basis to reflect the sale of the common stock in
  this offering at an assumed initial public offering price of $     per share,
  after deduction of estimated underwriting discounts and commissions and our estimated offering expenses and the use of net proceeds as described in "Use of Proceeds."

The adjusted information set forth below is unaudited and should be read in conjunction with our Consolidated Financial Statements and Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                      AS OF JULY 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
Short-term debt.............................................  $  2,933
Long-term debt, less current portion........................     1,130
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50,000,000
  shares authorized:
  Series A convertible participating preferred stock, par
    value $0.01 per share; 4,188,880 shares designated,
    issued and outstanding, actual; no shares designated,
    issued and outstanding, pro forma and pro forma as
    adjusted................................................        42
  Series B convertible preferred stock, par value $0.01 per
    share; 190,438 shares designated, no shares issued and
    outstanding, actual; no shares designated, issued and
    outstanding, pro forma and pro forma as adjusted........        --
  Series C convertible participating preferred stock, par
    value $0.01 per share; 570,342 shares designated, issued
    and outstanding, actual; no shares designated, issued
    and outstanding, pro forma and pro forma as adjusted....         6
  Series F convertible preferred stock, par value $0.01 per
    share; 7,407,409 shares designated, 6,734,008 shares
    issued and outstanding, actual; no shares designated,
    issued and outstanding, pro forma and pro forma as
    adjusted................................................        67
  Series G convertible participating preferred stock of
    subsidiary, par value $0.01 per share; 7,604,563 shares
    designated, issued and outstanding, actual; no shares
    designated, issued and outstanding, pro forma and pro
    forma as adjusted.......................................        76
  Common stock, par value $0.01 per share, 100,000,000
    shares authorized; 10,024,526 shares issued and
    outstanding, actual; 100,000,000 shares authorized,
             shares issued and outstanding, pro forma; and
    100,000,000 shares authorized,          shares issued
    and outstanding, pro forma as adjusted..................       100
Additional paid-in capital..................................    55,839
  Accumulated deficit.......................................   (54,232)
  Deferred compensation.....................................    (1,464)
Cumulative translation adjustment...........................      (139)
  Subscription receivables..................................       (66)
                                                              --------
  Total stockholders' equity................................       229
                                                              --------
      Total capitalization..................................  $  1,359
                                                              ========

     The table above excludes as of July 31, 1999:

     - 6,512,217 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.04 per share under our 1997 Stock Option Plan;

     - 200,000 shares of common stock subject to outstanding warrants at a weighted average exercise price of $3.95 per share; and

     - warrants to purchase 190,438 shares of Series B convertible preferred stock at an exercise price of $19.69 per share, which will convert into warrants to purchase 634,794 shares of common stock at an exercise price of $5.91 per share upon completion of this offering.

                                    DILUTION

     As of July 31, 1999, we had a pro forma net tangible book deficit of $
million, or $     per share. Pro forma net tangible book deficit per share is equal to our total tangible assets less total liabilities, divided by the number of outstanding shares of our common stock, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into common stock. Without taking into account any other changes in pro forma net tangible book value after July 31, 1999, other than to give effect to our receipt of the
estimated net proceeds from the sale of the      shares of common stock in this
offering at an assumed initial public offering price of $     per share and
after deducting the estimated underwriting discounts and commissions and the estimated expenses relating to this offering, our pro forma net tangible book
value as of July 31, 1999 would have been $          , or $     per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution of $     per share
to new investors. If the initial public offering price is higher or lower than
$     per share, the dilution to new investors will be higher or lower, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share...........             $
Pro forma net tangible book deficit per share as of July
31, 1999..................................................  $
Increase per share attributable to new investors..........
                                                            -------
Pro forma net tangible book value per share after the
  offering................................................
                                                                       ------
Dilution per share to new investors.......................
                                                                       ======

     The following table summarizes, as of July 31, 1999, on the pro forma basis described above, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares from us in this offering before deducting estimated underwriting discounts and commissions and offering expenses:

                                  SHARES PURCHASED      TOTAL CONSIDERATION
                                 -------------------    -------------------    AVERAGE PRICE
                                  NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                  ------     -------     ------     -------    -------------
Existing stockholders..........                    %    $                 %        $
New investors..................
                                 --------     -----     --------    ------
     Total.....................               100.0%    $            100.0%
                                 ========     =====     ========    ======

     The foregoing computations are based on the number of common shares outstanding as of July 31, 1999 and exclude:

     - 6,512,217 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $4.04 per share under our 1997 Stock Option Plan;

     - 200,000 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $3.95 per share; and

     - Warrants to purchase 190,438 shares of Series B convertible preferred stock at an exercise price of $19.69 per share, which will convert into warrants to purchase 634,794 shares of common stock at an exercise price of $5.91 per share upon completion of this offering.

     To the extent stock is issued upon the exercise of outstanding warrants or outstanding stock options under our stock option plans, there will be further dilution to new investors. See "Management -- 1997 Stock Option Plan," "-- 1999 Director Plan" and "-- 1999 Stock Option and Grant Plan" and "Description of Capital Stock -- Warrants."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data are derived from our consolidated and combined financial statements. The consolidated statement of operations data for fiscal 1997 and fiscal 1998 and the nine months ended July 31, 1999, and the consolidated balance sheet data at October 31, 1997 and 1998 and July 31, 1999, are derived from our audited consolidated financial statements and are included in this prospectus. The combined statement of operations data for fiscal 1996, are derived from our audited combined financial statements and are included in this prospectus. The combined statements of operations data for fiscal 1995, and the combined balance sheet data at October 31, 1995 and 1996 are derived from our audited combined financial statements and are not included in this prospectus. The selected consolidated financial data for the nine months ended July 31, 1998 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. In our opinion, our unaudited financial statements have been prepared on a basis consistent with our audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for those periods. When you read this selected financial data, it is important that you also read the historical consolidated financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                                                          NINE MONTHS
                                                                  FISCAL YEARS ENDED OCTOBER 31,         ENDED JULY 31,
                                                              --------------------------------------   ------------------
                                                               1995      1996       1997      1998      1998       1999
                                                              -------   -------   --------   -------   -------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF CONSOLIDATED OPERATIONS DATA:
Revenues:
  Product-related revenues:
    License.................................................  $    --   $    --   $    416   $ 1,580   $   989   $  6,632
    Services and maintenance................................       --        --         --     6,701     4,912      5,605
                                                              -------   -------   --------   -------   -------   --------
      Total product-related revenues........................       --        --        416     8,281     5,901     12,237
  Custom development services...............................   31,150    34,158     26,114    22,354    18,272     12,061
                                                              -------   -------   --------   -------   -------   --------
      Total revenues........................................   31,150    34,158     26,530    30,635    24,173     24,298
Cost of revenues:
  License...................................................       --        --         --        15         9          6
  Product-related services and maintenance..................       --        --         --     3,061     2,381      3,890
  Custom development services...............................   19,749    20,036     27,173     9,230     7,170      8,622
                                                              -------   -------   --------   -------   -------   --------
      Total cost of revenues................................   19,749    20,036     27,173    12,306     9,560     12,518
                                                              -------   -------   --------   -------   -------   --------
Gross profit (loss).........................................   11,401    14,122       (643)   18,329    14,613     11,780
Operating expenses:
  Sales and marketing.......................................    3,643     5,290      8,080    13,680     9,765     17,035
  Research and development..................................      723     2,601      3,634     8,199     5,930      6,372
  General and administrative................................    4,354     3,081      3,188     3,516     2,606      5,062
  Stock-based compensation..................................       --        --        450       672       316        798
  Restructuring charge......................................       --        --     11,203        --        --      2,625
                                                              -------   -------   --------   -------   -------   --------
      Total operating expenses..............................    8,720    10,972     26,555    26,067    18,617     31,892
                                                              -------   -------   --------   -------   -------   --------
Income (loss) from operations...............................    2,681     3,150    (27,198)   (7,738)   (4,004)   (20,112)
Other expense, net..........................................    1,039     1,306      1,591       326       294        405
                                                              -------   -------   --------   -------   -------   --------
Net income (loss)...........................................  $ 1,642   $ 1,844   $(28,789)  $(8,064)  $(4,298)  $(20,517)
                                                              =======   =======   ========   =======   =======   ========
Net income (loss) per share:
  Basic and diluted net income (loss) per share.............  $  0.16   $  0.18   $  (2.79)  $ (0.81)  $ (0.43)  $  (2.05)
                                                              =======   =======   ========   =======   =======   ========
  Basic weighted average common shares outstanding..........   10,348    10,401     10,319     9,925     9,908     10,017
  Diluted weighted average common shares outstanding........   10,379    10,432     10,319     9,925     9,908     10,017

                                                                           OCTOBER 31,                      JULY 31,
                                                              --------------------------------------   ------------------
                                                               1995      1996      1997       1998            1999
                                                              -------   -------   -------   --------   ------------------
                                                                                    (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   467   $   450   $10,147   $  2,324        $ 1,936
Working capital (deficit)...................................     (553)   (3,417)   (8,519)    (6,840)       (4,403)
Total assets................................................   19,863    23,342    25,574     18,609         20,086
Long-term debt, net of current portion......................    7,290     7,685     3,991      1,727         1,130
Total stockholders' equity (deficit)........................    2,836     4,200    (2,740)       254          229

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis together with "Selected Financial Data" and our financial statements and the notes to those statements included elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of integrated e-business sales and marketing solutions that enable companies to optimize customer relationships and maximize the effectiveness of their Internet-based and traditional sales channels. From our inception in 1983 through 1997, we generated revenues primarily through providing custom development services. In early fiscal 1997, we undertook a plan to change the strategic focus of our company from a custom development services company to a software product company providing more standardized solutions. As a result, we exited certain unrelated business activities, changed our management team and reduced our workforce to be in line with our newly defined business strategy. Our first software product was introduced in May 1997 and we released the FirePond Application Suite in October 1999. As a result of these efforts, product-related revenues as a percentage of total revenues increased from 1.6% in fiscal 1997 to 27.0% in fiscal 1998 and to 50.4% in the nine months ended July 31, 1999. We anticipate that product-related revenues from perpetual product licenses will continue to grow as result of increased market acceptance of our products, the recent introduction of the FirePond Application Suite, and increases in both the size and productivity of our sales force. Therefore, we expect that a higher percentage of total revenues will be attributable to product-related revenues in the future. We also anticipate a decline in custom development services revenues, as we have strategically de-emphasized that business and do not plan to accept new custom development contracts. We will continue to have custom development services revenues until existing custom development contracts and related maintenance agreements are completed.

     We derive revenues principally from the following sources:

     - software product licenses;

     - product-related consulting and training, support and maintenance services; and

     - custom development services and related support and maintenance.

     We recognize revenues under Statement of Position (SOP) No. 97-2, "Software Revenue Recognition," as amended by SOP 98-4. We generally recognize revenues from license agreements over the implementation period. We recognize these revenues following the percentage-of-completion method over the implementation period because we have concluded that the implementation services are essential to our customers' use of our software products. Percentage of completion is measured by the percentage of implementation hours incurred to date to total estimated implementation hours.

     We recognize revenues from product-related support and maintenance services ratably over the term of the contract, typically one year. Product-related support and maintenance services include technical support and unspecified upgrade and maintenance rights. We recognize consulting and training revenues as the services are performed. Consulting and training revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements.

     Revenues from custom software development projects can be either fixed-price or on a time-and-materials basis. We recognize revenues as the services are performed when the project is based on time-and-materials. We recognize revenues on a percentage-of-completion method when the project is a fixed-price contract. Percentage-of-completion is determined based on hours incurred to date compared to total estimated hours. During fiscal 1997, we estimated that remaining costs on certain fixed-priced contracts exceeded remaining contract revenues and recorded a $5.0 million provision for loss contracts, all of which was accrued as of October 31, 1997. In fiscal 1998, $1.9 million was charged against the accrual for loss contracts when the obligations to the customers were fulfilled and $1.5 million of the loss reserve was reversed when the estimated losses were revised. In the nine months ended July 31, 1999, an additional

$500,000 was charged against the accrual for loss contracts when the obligations to the customers were fulfilled.

     Since May 1998, we have been investing heavily in the infrastructure necessary to expand our global operations, including the formation and staffing of international subsidiaries. We expect to continue to invest in our international operations as we expand our international direct sales channel and enhance our marketing effort to increase our worldwide market share.

     We have invested heavily in research and development. Research and development expenses have been increasing since early fiscal 1997 when we began the development of our software products. During fiscal 1996 and fiscal 1997, we capitalized software development costs and amortized these costs over a period of 18 to 36 months. During fiscal 1997, in connection with our change in focus from providing custom development services to providing more standardized software products, we reviewed the software development costs capitalized to date, which principally related to components of custom solutions, and determined that these costs were not realizable. Accordingly, we wrote off all $4.5 million of our capitalized software development costs in fiscal 1997.

     We have determined that technological feasibility of our software products occurs late in the development cycle and close to general release of the products, and that the development costs incurred between the time technological feasibility is established and general release of the product are not material. Therefore, we expense these costs as incurred to research and development expense. To enhance our product offering and market position, we believe it is essential for us to continue to make significant investment in research and development. As a result, we anticipate our research and development expenses will increase in the future.

     We have granted stock options to employees and consultants that require us to record stock-based compensation expense. With respect to grants to employees, stock-based compensation represents the amortization, over the vesting period of the option, of the difference between the exercise price of options granted to employees and the deemed fair market value of our common stock for financial reporting purposes. Regarding grants to consultants, stock-based compensation represents the fair market value of the options granted as computed using an established option valuation formula. We recorded stock-based compensation expense of approximately $450,000 in fiscal 1997, $672,000 in fiscal 1998 and $798,000 in the nine months ended July 31, 1999. As of July 31, 1999, the deferred compensation balance was approximately $1.5 million and will be amortized over the remaining vesting period of the options.

     We have incurred quarterly and annual losses intermittently since we were formed, and regularly since we began transitioning to a software product business in early fiscal 1997. In addition, we moved our headquarters from Mankato, Minnesota to Waltham, Massachusetts in the third quarter of fiscal 1999, and incurred increased costs associated with that relocation. We incurred net losses of $28.8 million for fiscal 1997, $8.1 million for fiscal 1998, and $20.5 million for the nine months ended July 31, 1999. We expect to continue to incur losses on both a quarterly and annual basis for the foreseeable future.

     Our Series A, Series C and Series G preferred stock, as well as certain shares of common stock, have rights that allow holders to receive a priority payment upon the completion of this offering. These priority payments total $35.8 million for the Series A, Series C and Series G preferred stockholders and $10.0 million for certain common stockholders. While we have the option of settling this obligation either in cash or in shares of our common stock, we will settle this obligation in shares of our common stock. This payment will be accounted for as a stock dividend payment. In the period in which this offering is completed and the payment is made, we will charge our accumulated deficit account for the fair value of the shares of common stock issued. To the extent that the payment relates to the preferred stock, we will also increase our net loss and basic and diluted net loss per share attributable to common stockholders.

     Prior to May 1997, we had elected to be treated as an S corporation under the Internal Revenue Code. As an S corporation, federal and certain state income tax consequences of our company were passed through to the individual stockholders and dividend distributions were made to the stockholders for payments of their individual taxes related to our income. Accordingly, no provision for income taxes had been provided prior to fiscal 1997. In May 1997, we reorganized from an S corporation to a C corporation and, as such, taxes are payable at the corporate level. As of July 31, 1999, we had available a net operating loss carryforward of approximately $33.0 million to reduce future federal and state income taxes, if any. This carryforward expires beginning in 2012 and may be subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss carryforwards that we may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%. See Note 7 of "Notes to Consolidated Financial Statements."

RESULTS OF OPERATIONS

     The following table sets forth, for the periods presented, selected consolidated financial data as a percentage of total net revenues:

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                     YEARS ENDED OCTOBER 31,        JULY 31,
                                                     ------------------------    --------------
                                                     1996      1997     1998     1998     1999
                                                     -----    ------    -----    -----    -----
Revenues:
Product-related revenues:
     License.......................................    0.0%      1.6%     5.1%     4.1%    27.3%
     Services and maintenance......................     --        --     21.9     20.3     23.1
                                                     -----    ------    -----    -----    -----
       Total product-related revenues..............     --       1.6     27.0     24.4     50.4

  Custom development services......................  100.0      98.4     73.0     75.6     49.6
                                                     -----    ------    -----    -----    -----
       Total revenues..............................  100.0     100.0    100.0    100.0    100.0
                                                     -----    ------    -----    -----    -----
Cost of revenues:
  License..........................................     --        --       --       --       --
  Product-related services and maintenance.........     --        --     10.0      9.8     16.0
  Custom development services......................   58.7     102.4     30.1     29.7     35.5
                                                     -----    ------    -----    -----    -----
       Total cost of revenues......................   58.7     102.4     40.1     39.5     51.5
                                                     -----    ------    -----    -----    -----
Gross profit (loss)................................   41.3      (2.4)    59.9     60.5     48.5
Operating expenses:
  Sales and marketing..............................   15.5      30.5     44.7     40.4     70.1
  Research and development.........................    7.6      13.7     26.8     24.6     26.2
  General and administrative.......................    9.0      12.0     11.5     10.8     20.9
  Stock-based compensation.........................     --       1.7      2.2      1.3      3.3
  Restructuring charge.............................     --      42.2       --       --     10.8
                                                     -----    ------    -----    -----    -----
       Total operating expenses....................   32.1     100.1     85.2     77.1    131.3
                                                     -----    ------    -----    -----    -----
Income (loss) from operations......................    9.2    (102.5)   (25.3)   (16.6)   (82.8)
Other expense, net.................................    3.8       6.0      1.0      1.2      1.6
                                                     -----    ------    -----    -----    -----
Net income (loss)..................................    5.4%   (108.5)%  (26.3)%  (17.8)%  (84.4)%
                                                     =====    ======    =====    =====    =====

  COMPARISON OF NINE MONTHS ENDED JULY 31, 1999 AND 1998

     Revenues. Total revenues increased $125,000, or 0.5%, to $24.3 million in the nine months ended July 31, 1999 from $24.2 million in the nine months ended July 31, 1998. This increase is attributable to a 107.4% increase in product-related revenues, offset by a planned decrease in custom development services revenues, associated with our change in focus from providing custom development services to providing more standardized software products.

          License. License revenues increased $5.6 million, or 570.6%, to $6.6 million in the nine months ended July 31, 1999 from $989,000 in the period ended July 31, 1998. License revenues as a percentage of total revenues increased to 27.3% in the nine months ended July 31, 1999 from 4.1% in the nine months ended July 31, 1998. The increase in license revenues in absolute dollars and as a percentage of total revenues is attributable to an increase in user license sales and average license fees recognized during the period. We anticipate that license revenues will continue to grow as a result of more user license sales and increased average transaction size resulting from increased market acceptance of our new products, a growing customer reference base, increased marketing efforts, and increases in both the size and productivity of our sales force.

          Product service and maintenance. Product service and maintenance revenues increased $693,000, or 14.1%, to $5.6 million in the nine months ended July 31, 1999 from $4.9 million in the nine months ended July 31, 1998. Product services revenues as a percentage of total revenues increased to 23.1% in the nine months ended July 31, 1999 from 20.3% in the nine months ended July 31, 1998. The increase in absolute dollars and as a percentage of total revenues is attributable to the increase in the number of consulting engagements and maintenance agreements related to the increased license sales in fiscal 1999.

          Custom development services. Custom development services revenues decreased $6.2 million, or 34.0%, to $12.1 million in the nine months ended July 31, 1999 from $18.3 million in the nine months ended July 31, 1998. Custom development services revenues as a percentage of total revenues decreased to 49.6% in the nine months ended July 31, 1999 from 75.6% in the nine months ended July 31, 1998. The decrease in absolute dollars and as a percentage of total revenues is due to the change of our strategic focus. We expect custom development services revenues to continue to decline in absolute dollars and as a percentage of total revenues.

     Cost of revenues. Total cost of revenues increased $3.0 million, or 30.9%, to $12.5 million in the nine months ended July 31, 1999 from $9.6 million in the nine months ended July 31, 1998. Total cost of revenues as a percentage of total revenues increased to 51.5% in the nine months ended July 31, 1999 from 39.5% in the nine months ended July 31, 1998.

          Cost of license revenues. Cost of license revenues consists primarily of costs of media, product packaging, documentation, and other production costs. Cost of license revenues decreased $3,000 or 33.3%, to $6,000 in the nine months ended July 31, 1999 from $9,000 in the nine months ended July 31, 1998. Cost of license revenues as a percentage of license revenues was less than 1% in both periods.

          Cost of product-related services and maintenance revenues. Cost of product-related services and maintenance revenues consists primarily of salaries and related costs for consulting, training and customer support personnel, including cost of services provided by third-party consultants engaged by us. Cost of product-related services and maintenance revenues increased $1.5 million, or 63.4%, to $3.9 million in the nine months ended July 31, 1999 from $2.4 million in the nine months ended July 31, 1998. Cost of product-related services and maintenance revenues as a percentage of product-related services and maintenance revenues increased to 69.4% in the nine months ended July 31, 1999 from 48.5% in the nine months ended July 31, 1998. The increase was primarily due to increased staff to support a higher number of product-related engagements as well as associated hiring and training costs.

          Cost of custom development services revenues. Cost of custom development services revenues consists primarily of salaries and related costs for development, consulting, training and customer support personnel as it relates to our custom development projects, including cost of services provided by third-party consultants engaged by us. Cost of custom development services revenues increased $1.5 million, or 20.3%, to $8.6 million in the nine months ended July 31, 1999 from $7.2 million in the nine months ended July 31, 1998. Cost of custom development services as a percentage of custom development services revenues increased to 71.5% in the nine months ended July 31, 1999 from 39.2% in the nine months ended July 31, 1998. The increase resulted primarily from the following factors:
     (1) in fiscal 1999 we incurred higher payroll and related costs associated with professional services personnel, (2) due to uncertainties with a contract in fiscal 1997, we recorded approximately $2.0 million of revenues in fiscal 1998 related to work that had been performed and charged to cost of custom development services in fiscal 1997, (3) we reduced the estimated losses on contracts in fiscal 1998, and (4) we charged costs incurred in fiscal 1998 to the accrual for loss contracts.

     Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries, commissions and bonuses for sales and marketing personnel and promotional expenses. Sales and marketing expenses increased $7.3 million, or 74.4%, to $17.0 million in the nine months ended July 31, 1999 from $9.8 million in the nine months ended July 31, 1998. Sales and marketing expenses as a percentage of total revenues increased to 70.1% in the nine months ended July 31, 1999 from 40.4% in the nine months ended July 31, 1998. Sales and marketing expenses increased in absolute dollars and as a percentage of total revenues primarily due to increased headcount in our sales operations, particularly our international direct sales channel and the infrastructure of our global operations, as well as increased marketing programs to promote the new FirePond Application Suite. We believe sales and marketing expenses will continue to increase as we expand our sales and marketing organization and initiate additional marketing programs.

     Research and development expenses. Research and development expenses consist primarily of salaries and personnel-related costs and cost of contractors associated with the development of new products, the enhancement of existing products, and the performance of quality assurance and documentation activities. Research and development expenses increased $442,000, or 7.5% to $6.4 million in the nine months ended July 31, 1999 from $5.9 million in the nine months ended July 31, 1998. Research and development expenses as a percentage of total revenues increased to 26.2% in the nine months ended July 31, 1999 from 24.6% in the nine months ended July 31, 1998. These expenses increased in absolute dollars and as a percentage of total revenues as a result of increased engineering and product development activity associated with our investment in the FirePond Application Suite, partially offset by our increased use of a lower-cost offshore development organization.

     General and administrative expenses. General and administrative expenses consist primarily of salaries, and other personnel-related cost for executive, financial, human resource, information services, and other administrative functions, as well as legal and accounting costs. General and administrative expenses increased $2.5 million, or 94.2%, to $5.1 million in the nine months ended July 31, 1999 from $2.6 million in the nine months ended July 31, 1998. General and administrative expenses as a percentage of total revenues increased to 20.9% in the nine months ended July 31, 1999 from 10.8% in the nine months ended July 31, 1998. These expenses increased in absolute dollars and as a percentage of total revenues as a result of increased costs, including moving costs, resulting from the relocation of our corporate headquarters from Minnesota to Massachusetts and associated expenses necessary to manage and support the growth in our operations.

     Stock-based compensation expense. Stock-based compensation expense increased $482,000, or 152.5%, to $798,000 in the nine months ended July 31, 1999 from $316,000 in the nine months ended July 31, 1998. Stock-based compensation expense as a percentage of total revenues increased to 3.3% in the nine months ended July 31, 1999 from 1.3% in the nine months ended July 31, 1998. This expense increased primarily as a result of stock option grants to employees during fiscal 1999 at exercise prices less than deemed fair market value of our common stock for financial reporting purposes.

     Restructuring charge. During fiscal 1999, we undertook a plan to relocate our corporate offices from Minnesota to Massachusetts. In connection with this plan, we incurred $2.6 million of restructuring charges, which included $1.5 million for asset impairments, $1.0 million for idle lease space and $100,000 primarily for employee severance costs.

     Other expense, net. Other expense, net consists of interest expense, interest income, bank fees, and foreign currency transaction gains/losses. Other expense, net increased $111,000, or 37.8%, to $405,000 in the nine months ended July 31, 1999 from $294,000 in the nine months ended July 31, 1998 and represented less than 2.0% of total revenues in each period.

COMPARISON OF FISCAL YEARS ENDED OCTOBER 31, 1998 AND 1997

     Revenues. Total revenues increased $4.1 million, or 15.5%, to $30.6 million in fiscal 1998 from $26.5 million in fiscal 1997. The increase in total revenues from fiscal 1997 to fiscal 1998 was primarily due to the increased number of user license sales and related consulting and training engagements related to the release of our first software product in May 1997.

          License. License revenues increased $1.2 million, or 279.8%, to $1.6 million in fiscal 1998 from $416,000 in fiscal 1997. License revenues as a percentage of total revenues increased to 5.1% in fiscal 1998 from 1.6% in fiscal 1997. The increase in absolute dollars and as a percentage of total revenues was primarily due to the introduction of our first software product in May 1997, and the subsequent market acceptance of these products.

          Product service and maintenance. Product service and maintenance revenues increased to $6.7 million in fiscal 1998 from $0 in fiscal 1997. Product service and maintenance revenues as a percentage of total revenues was 21.9% in fiscal 1998. The increase in absolute dollars and as a percentage of total revenues was primarily due to the increased customer support, consulting services and training programs we provided for our customers as we increased the number of software license sales upon the release of our new product.

          Custom development services. Custom development services revenues decreased $3.8 million, or 14.4%, to $22.4 million in fiscal 1998 from $26.1 million in fiscal 1997. Custom development services revenues as a percentage of total revenues decreased to 73.0% in fiscal 1998 from 98.4% in fiscal 1997. The decrease in absolute dollars and as a percentage of total revenues is due to the change of our strategic focus.

     Cost of revenues. Total cost of revenues decreased $14.9 million, or 54.7%, to $12.3 million in fiscal 1998 from $27.2 million in fiscal 1997. Total cost of revenues as a percentage of total revenues decreased to 40.1% in fiscal 1998 from 102.4% in fiscal 1997.

          Cost of license revenues. Cost of license revenues increased to $15,000 in fiscal 1998 from $0 in fiscal 1997. Cost of license revenues as a percentage of license revenues was less than 1.0% in fiscal 1998.

          Cost of product-related services and maintenance revenues. Cost of product-related services and maintenance revenues increased to $3.1 million in fiscal 1998 from $0 in fiscal 1997. Cost of product-related services and maintenance revenues as a percentage of product-related service and maintenance revenues was 45.7% in fiscal 1998. The increase was primarily due to the increased number of contracts for our new software product in fiscal 1998.

          Cost of custom development services revenues. Cost of custom development services revenues decreased $17.9 million, or 66.0%, to $9.2 million in fiscal 1998 from $27.2 million in fiscal 1997. Cost of custom development services as a percentage of custom development services revenues decreased to 41.3% in fiscal 1998 from 104.1% in fiscal 1997. This decrease is partially because cost of custom development services revenues in fiscal 1997 included a $5.0 million provision for loss contracts reserve. In addition, due to uncertainties with a contract in fiscal 1997, we recorded approximately $2.0 million of revenues in fiscal 1998 related to work that had been performed and charged to cost of custom development services in fiscal 1997.

     Sales and marketing expenses. Sales and marketing expenses increased $5.6 million, or 69.3%, to $13.7 million in fiscal 1998 from $8.1 million in fiscal 1997. Sales and marketing expenses as a percentage of total revenues increased to 44.7% in fiscal 1998 from 30.5% in fiscal 1997. These expenses increased in absolute dollars and as a percentage of total revenues primarily due to increased headcount in our sales operations, especially as we began to increase the size of our international direct sales channel and the infrastructure of our global operations in fiscal 1998.

     Research and development expenses. Research and development expenses increased $4.6 million, or 125.6%, to $8.2 million in fiscal 1998 from $3.6 million in fiscal 1997. Research and development expenses as a percentage of total revenues increased to 26.8% in fiscal 1998 from 13.7% in fiscal 1997. These expenses increased in absolute dollars and as a percentage of total revenues as a result of increased engineering and product development activity associated with our investment in our new products. In addition, all development costs were expensed as incurred in fiscal 1998; while in fiscal 1997, $2.6 million of software development costs were capitalized.

     General and administrative expenses. General and administrative expenses increased $328,000, or 10.3%, to $3.5 million in fiscal 1998 from $3.2 million in fiscal 1997. General and administrative expenses as a percentage of total revenues decreased to 11.5% in fiscal 1998 from 12.0% in fiscal 1997. The increase in absolute dollars was largely due to additional costs necessary to support the growth in our operations.

     Stock-based compensation expense. Stock-based compensation expense increased $222,000, or 49.3%, to $672,000 in fiscal 1998 from $450,000 in fiscal
1997. Stock-based compensation expense as a percentage of total revenues increased to 2.2% in fiscal 1998 from 1.7% in fiscal 1997. This expense increased primarily due to a higher number of stock options granted to non-employees in fiscal 1998.

     Restructuring charge. In May 1997, we undertook a plan to change the strategic focus of our company, and, in connection with this change, decided to exit certain unrelated business activities, change our management team and reduce our workforce. In connection with this plan, we incurred $11.2 million of restructuring charges in fiscal 1997, which includes $2.7 million of employee severance costs, $1.2 million of costs to exit certain business activities, and $7.3 million of asset impairments.

     Other expense, net. Other expense, net decreased $1.3 million, or 79.5%, to $326,000 in fiscal 1998 from $1.6 million in fiscal 1997. Other expense, net as a percentage of total revenues decreased to 1.0% in fiscal 1998 from 6.0% in fiscal 1997 due primarily to a $920,000 decrease in interest expense resulting from a decrease in outstanding borrowings.

COMPARISON OF FISCAL YEARS ENDED OCTOBER 31, 1997 AND 1996

     Revenues. Total revenues decreased $7.6 million, or 22.3%, to $26.5 million in fiscal 1997 from $34.2 million in fiscal 1996. The decrease in total revenues from fiscal 1996 to fiscal 1997 was primarily due to the decrease in the average size and number of custom development engagements, prior to a significant contribution of product license revenues, resulting from the change of our strategic focus.

          License. License revenues increased to $416,000 in fiscal 1997 from $0 in fiscal 1996. License revenues as a percentage of total revenues were 1.6% in fiscal 1997. The increase in absolute dollars and as a percentage of total revenues was due to sales of our new software product which was first introduced in May 1997.

          Product service and maintenance. We had no product service and maintenance revenues in either fiscal 1997 or fiscal 1996. We first recognized license revenues in fiscal 1997, and product service and maintenance revenues in fiscal 1998.

          Custom development services. Custom development services revenues decreased $8.0 million, or 23.5%, to $26.1 million in fiscal 1997 from $34.2 million in fiscal 1996. Custom development services revenues as a percentage of total revenues decreased to 98.4% in fiscal 1997 from 100% in fiscal 1996. The decrease in absolute dollars and in percentage of total revenues was primarily due to the change of our strategic focus.

     Cost of custom development services revenues. Total cost of custom development services revenues increased $7.1 million, or 35.6%, to $27.2 million in fiscal 1997 from $20.0 million in fiscal 1996. Cost of custom development services revenues as a percentage of total revenues increased to 102.4% in fiscal 1997 from 58.7% in fiscal 1996. Fiscal 1997 included a $5.0 million provision for loss contracts reserve and, due to uncertainties with a contract in fiscal 1997, we deferred $2.0 million of revenues until fiscal 1998 related to work that had been performed and charged to custom development services revenues in fiscal 1997. These factors lead to the high cost of revenues as a percentage of revenues in fiscal 1997.

     Sales and marketing expenses. Sales and marketing expenses increased $2.8 million, or 52.7%, to $8.1 million in fiscal 1997 from $5.3 million in fiscal 1996. Sales and marketing expenses as a percentage of total revenues increased to 30.5% in fiscal 1997 from 15.5% in fiscal 1996. These expenses increased in absolute dollars and in percentage of total sales primarily due to the cost incurred as we expanded our sales and marketing operations and our increased marketing program expenditures associated with our new products and services.

     Research and development expenses. Research and development expenses increased $1.0 million, or 39.7%, to $3.6 million in fiscal 1997 from $2.6 million in fiscal 1996. Research and development expenses as a percentage of total revenues increased to 13.7% in fiscal 1997 from 7.6% in fiscal 1996. Research and development expenses increased in absolute dollars and in percentage of total sales primarily due to the increased investment in our product research and development as we changed the strategic focus of the company. During fiscal 1996 and fiscal 1997, we capitalized $2.5 million and $2.6 million of software development costs, respectively, and were amortizing these costs over a period of 18 to 36 months. These capitalized costs were expensed in fiscal 1997 as part of the fiscal 1997 restructuring charge.

     General and administrative expenses. General and administrative expenses increased $107,000, or 3.5%, to $3.2 million in fiscal 1997 from $3.1 million in fiscal 1996. General and administrative expenses as a percentage of total revenues increased to 12.0% in fiscal 1997 from 9.0% in fiscal 1996. These expenses increased in absolute dollars and in percentage of total revenues primarily due to increased costs necessary to support our anticipated growth.

     Stock-based compensation expense. Stock-based compensation expense increased to $450,000 in fiscal 1997 from $0 in fiscal 1996. Stock-based compensation expense as a percentage of total revenues was 1.7% in fiscal 1997.

     Other expense, net. Other expense, net increased $285,000, or 21.8%, to $1.6 million in fiscal 1997 from $1.3 million in fiscal 1996. Other expense, net as a percentage of total revenues increased to 6.0% in fiscal 1997 from 3.8% in fiscal 1996 due to a $267,000 increase in interest expense.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth our unaudited consolidated statement of operations data for the seven quarters in the period ended July 31, 1999, as well as the percentage of our total revenues represented by each item. We have prepared this unaudited consolidated information on a basis consistent with our audited consolidated financial statements, and in the opinion of our management, this information reflects all normal recurring adjustments necessary for a fair presentation of our operating results for the quarters presented. You should read this information in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                      QUARTER ENDED
                                        --------------------------------------------------------------------------
                                        JAN. 31,   APR. 30,   JUL. 31,   OCT. 31,   JAN. 31,   APR. 30,   JUL. 31,
                                          1998       1998       1998       1998       1999       1999       1999
                                        --------   --------   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS)
Revenues:
  Product-related revenues:
    License...........................  $    24    $   259    $   706    $   591    $ 1,607    $ 2,410    $ 2,615
    Services and maintenance..........    1,828      1,424      1,660      1,789      1,296      1,950      2,359
                                        -------    -------    -------    -------    -------    -------    -------
      Total product-related
         revenues.....................    1,852      1,683      2,366      2,380      2,903      4,360      4,974
    Custom development services.......    5,141      8,448      4,683      4,082      4,283      4,066      3,712
                                        -------    -------    -------    -------    -------    -------    -------
      Total revenues..................    6,993     10,131      7,049      6,462      7,186      8,426      8,686
                                        -------    -------    -------    -------    -------    -------    -------
Cost of revenues:
  Licenses............................       --          2          7          6          2          3          1
  Product-related services and
    maintenance.......................      890        749        742        680        998      1,405      1,487
  Custom development services.........    2,669      2,253      2,248      2,060      3,001      2,733      2,888
                                        -------    -------    -------    -------    -------    -------    -------
      Total cost of revenues..........    3,559      3,004      2,997      2,746      4,001      4,141      4,376
                                        -------    -------    -------    -------    -------    -------    -------
Gross profit..........................    3,434      7,127      4,052      3,716      3,185      4,285      4,310
Operating expenses:
  Sales and marketing.................    3,098      3,211      3,456      3,915      4,758      6,541      5,736
  Research and development............    1,933      1,950      2,047      2,269      1,997      1,828      2,547
  General and administrative..........      907        704        995        910      1,531      1,717      1,814
  Stock-based compensation............       36         36        244        356        232        423        143
  Restructuring charge................       --         --         --         --         --         --      2,625
                                        -------    -------    -------    -------    -------    -------    -------
      Total operating expenses........    5,974      5,901      6,742      7,450      8,518     10,509     12,865
                                        -------    -------    -------    -------    -------    -------    -------
Income (loss) from operations.........   (2,540)     1,226     (2,690)    (3,734)    (5,333)    (6,224)    (8,555)
Other expense, net....................       34        209         51         32        235         78         92
                                        -------    -------    -------    -------    -------    -------    -------
Net income (loss).....................  $(2,574)   $ 1,017    $(2,741)   $(3,766)   $(5,568)   $(6,302)   $(8,647)
                                        =======    =======    =======    =======    =======    =======    =======

                                                                        QUARTER ENDED
                                          --------------------------------------------------------------------------
                                          JAN. 31,   APR. 30,   JUL. 31,   OCT. 31,   JAN. 31,   APR. 30,   JUL. 31,
                                            1998       1998       1998       1998       1999       1999       1999
                                          --------   --------   --------   --------   --------   --------   --------
                                                             (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Product-related revenues:
    License.............................     0.3%       2.6%      10.0%       9.1%      22.4%      28.6%      30.1%
    Services and maintenance............    26.2       14.0       23.6       27.7       18.0       23.1       27.2
                                           -----      -----      -----      -----      -----      -----      -----
      Total product-related revenues....    26.5       16.6       33.6       36.8       40.4       51.7       57.3
    Custom development services.........    73.5       83.4       66.4       63.2       59.6       48.3       42.7
                                           -----      -----      -----      -----      -----      -----      -----
      Total revenues....................   100.0      100.0      100.0      100.0      100.0      100.0      100.0
                                           -----      -----      -----      -----      -----      -----      -----
Cost of revenues:
  Licenses..............................      --         --        0.1        0.1         --         --         --
  Product-related services and
    maintenance.........................    12.7        7.4       10.5       10.5       13.9       16.7       17.1
  Custom development services...........    38.2       22.3       31.9       31.9       41.8       32.4       33.3
                                           -----      -----      -----      -----      -----      -----      -----
      Total cost of revenues............    50.9       29.7       42.5       42.5       55.7       49.1       50.4
                                           -----      -----      -----      -----      -----      -----      -----
Gross profit............................    49.1       70.3       57.5       57.5       44.3       50.9       49.6
Operating expenses:
  Sales and marketing...................    44.3       31.7       49.0       60.6       66.2       77.6       66.0
  Research and development..............    27.6       19.2       29.0       35.1       27.8       21.7       29.3
  General and administrative............    13.0        6.9       14.1       14.1       21.3       20.4       20.9
  Stock-based compensation..............     0.5        0.4        3.5        5.5        3.2        5.0        1.6
  Restructuring charge..................      --         --         --         --         --         --       30.3
                                           -----      -----      -----      -----      -----      -----      -----
      Total operating expenses..........    85.4       58.2       95.6      115.3      118.5      124.7      148.1
                                           -----      -----      -----      -----      -----      -----      -----
Income (loss) from operations...........   (36.3)      12.1      (38.1)     (57.8)     (74.2)     (73.8)     (98.5)
Other expense, net......................     0.5        2.1        0.8        0.5        3.3        1.0        1.1
                                           -----      -----      -----      -----      -----      -----      -----
Net income (loss).......................   (36.8)%     10.0%     (38.9)%    (58.3)%    (77.5)%    (74.8)%    (99.6)%
                                           =====      =====      =====      =====      =====      =====      =====

     Our operating results have varied significantly from quarter to quarter in the past and may continue to fluctuate in the future. The quarterly fluctuations are caused by a number of factors, including demand for our products and services, size and timing of specific sales, level of product and price competition, timing and market acceptance of new product introductions and product enhancements by us and our competitors, the length of our sales cycle, personnel changes, budgeting cycles of our customers, the impact of our revenue recognition policies, changes in technology and changes caused by the rapidly evolving e-business market and the impact of year 2000 investments by us and our customers. Many of these factors are beyond our control. Therefore, we believe that results of operations for interim periods should not be relied upon as any indication of the results to be expected in any future period.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations and met our capital expenditure requirements primarily through the sale of private equity securities, borrowings on our line of credit and capital equipment leases.

     As of July 31, 1999, we had $1.9 million of cash and cash equivalents, compared with $2.3 million as of October 31, 1998, $10.1 million as of October 31, 1997, and $450,000 as of October 31, 1996. Our working capital deficit at July 31, 1999 was $4.4 million, compared to a working capital deficit of $6.8 million at October 31, 1998.

     Net cash used in operating activities was $18.0 million in the nine months ended July 31, 1999, $10.5 million in fiscal 1998, and $3.0 million in fiscal 1997. Net cash provided by operating activities was $5.6 million in fiscal 1996. Cash used in operating activities in the nine months ended July 31, 1999 was primarily attributable to our net loss and increases in accounts receivable, unbilled services and prepaid expense, offset in part by an increase in deferred revenues and non-cash expenses including depreciation, amortization, stock-based compensation expense and a restructuring charge.

     Net cash used in investing activities was $758,000 in the nine months ended July 31, 1999, $1.5 million for fiscal 1998, $6.6 million for fiscal 1997, and $6.8 million for fiscal 1996. Net cash used in investing activities in the nine months ended July 31, 1999 was primarily attributable to purchases of property and equipment to support our expanding operations, offset in part by proceeds from the sale of our Mankato, Minnesota facility.

     Net cash provided by financing activities provided net cash of $18.4 million in the nine months ended July 31, 1999, $4.1 million in fiscal 1998, $19.3 million for fiscal 1997, and $1.1 million for fiscal 1996. Proceeds from financing activities for the nine months ended July 31, 1998 were primarily from the sale of our Series F preferred stock and net borrowings on our line of credit, offset in part by payments on long-term debt.

     On July 31, 1998, we established a $5.0 million line of credit with a financial institution to replace our $4,300,000 line of credit which expired on April 1, 1998. Effective September 29, 1999, we amended our line of credit agreement to increase the commitment by $2.0 million. This additional commitment was reached through the conversion of outstanding borrowings on the existing line of credit to a term loan. The entire unpaid principal balance of the term loan is payable upon the termination of the agreement. The line of credit expires on October 31, 2000. The amount available for borrowing is based on 80% of qualifying accounts receivable, as defined. Interest on the line of credit is at the prime rate plus 2.0% limited to a minimum of 8.0% per annum, and is payable monthly. We also pay a monthly fee of 0.5% per year on the unused line of credit. As of July 31, 1999, we had $2.9 million outstanding under the line of credit and available borrowing capacity of $614,000.

     On November 12, 1999, we borrowed $6.0 million of subordinated indebtedness from an outside investor and two of our existing stockholders. The indebtedness bears interest at 12.0% and is due upon the earlier of the closing of this offering and November 12, 2000. We also issued to these lenders warrants to purchase an aggregate of 360,000 shares of our common stock at an exercise price of $5.25 per share.

     We anticipate a substantial increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel. We believe that existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to meet our anticipated cash need for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in order to support more rapid expansion of our sales force, develop new or enhanced products or services, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. If we seek to raise additional funds, we may not be able to obtain funds on terms which are favorable or otherwise acceptable to us. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced. Furthermore, these securities may have rights, preferences or privileges senior to our common stock.

YEAR 2000 READINESS

  Background of Year 2000 Issue

     The "year 2000 issue" refers generally to the problems that some software may have in determining the correct date as a result of the millennium change. We define "Year 2000 Ready" to mean that testing has revealed that the electronic components at issue will recognize and properly perform date sensitive functions into and beyond the year 2000. Software with date sensitive information that is not Year 2000 Ready may not be able to distinguish whether "00" means 1900 or 2000, which may result in system failures or the creation of erroneous results. We are subject to potential year 2000 issues affecting our products, our internal systems and the systems of our suppliers and customers, any of which could harm our business.

  State of Readiness

     Our new software product, the FirePond Application Suite, is coded Year 2000 Ready and is designed to be Year 2000 Ready upon implementation provided it is configured and used in accordance with our specifications, and provided that the underlying operating systems and any other software used with the product are also Year 2000 Ready. Substantial preliminary testing of the FirePond Application Suite to date has confirmed that there are no year 2000 issues which we are currently aware of. We plan to supplement and confirm this initial testing with follow up testing prior to January 1, 2000.

     We have tested our previous product line, Signature Plus, for year 2000 issues and have developed service packs designed to remediate year 2000 issues associated with this product line. We have also tested customer implementations of Signature Plus and our testing has revealed that the majority of such implementations, including those which have implemented the service packs above, are Year 2000 Ready. However, we have not tested independently installed third-party software which may be integrated within our customers' systems. Such integrated software could be susceptible to year 2000 issues and the failure of our customers' systems to be Year 2000 Ready could impede the success of our applications in their systems. Accordingly, any year 2000 issues inherent within our software or within systems which contain our software could result in harm to our business by way of delay or loss of revenues, diversion of development resources, damage to our reputation, or increased service or warranty costs, any of which could harm our business.

     Many implementations of our current and prior products and custom development projects are extended or enhanced through the use of custom software modules developed by our professional service organization. We have completed or initiated year 2000 testing of all such modules for which we are responsible. We continue to work with our customers on a case by case basis to define readiness tests, perform an assessment of each system, define remediation plans, and develop and deploy required fixes as requested or as specified in customers' agreements.

  Risks Related to Year 2000 Issues

     Our current or future customers may incur significant expenses to achieve year 2000 readiness. If our customers are not Year 2000 Ready, they may experience material costs to remedy problems, they may face litigation costs and they may delay purchases or implementation of our products. Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our products and services. Also, customers may look to us to remediate any year 2000 issues associated with their systems. As a result, our business, financial condition and results of operations could be seriously harmed.

     We have also completed an assessment of our internal systems, including software and hardware technology utilized by us, as well as third-party vendors related to our facilities or otherwise related to our business. To the extent that we are not able to test the technology provided by third-party vendors, we are seeking assurances from such vendors that their systems are Year 2000 Ready. We are not currently aware of any unresolved material operational issues or costs associated with preparing our internal systems for the year 2000. However, we may experience material unanticipated problems and costs caused by undetected errors, defects in the technology used in our internal systems or by outside occurrences beyond our control.

     We have developed and continue to refine contingency plans designed to address year 2000 issues that may result if our products, our internal systems, or the systems of our suppliers or customers are not Year 2000 Ready.

     We have funded our year 2000 remediation efforts from available cash and have not separately accounted for these costs. To date, these costs have not been material and are not expected to be material. However, we may experience unanticipated problems and material costs with unknown year 2000 issues that could harm our business.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on our consolidated financial statements.

     In December 1998, the AICPA issued Statement of Position 98-9, "Modification of SOP 97-2 Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 requires use of the residual method of recognition of revenues when vendor-specific objective evidence exists for undelivered elements but does not exist for delivered elements of a software arrangement. We will be required to comply with the provisions of SOP 98-9 for transactions entered into beginning January 1, 2000. We do not expect the adoption of SOP 98-9 will have a material effect on our financial position or operating results.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We develop products in the United States and Belarus and sell them worldwide. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and are translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income and expense are sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in short-term instruments and our long-term debt and available line of credit require interest payments calculated at variable rates. Based on the nature and current levels of our investments and debt, however, we have concluded that there is no material market risk exposure.

                                    BUSINESS

INDUSTRY BACKGROUND

     In today's highly competitive global marketplace, it is increasingly critical for companies to prioritize their businesses around the attraction, conversion and retention of customers. As a result, many companies are redirecting their technology investments toward systems that will maximize their long-term revenue streams by increasing the lifetime value of individual customer relationships. Within industries that are characterized by complex products, services, or channel relationships, competitive advantage often results from a company's ability to provide products, services and content that are specific to the preferences of individual customers, particularly when they are making a buying decision. Companies are also realizing that existing and potential customers often access their organization via multiple business channels, including e-commerce channels, traditional direct sales forces, and indirect channel partners. It is therefore important that companies not only equip these channels with systems that provide competitive differentiation when a customer's buying decision is being made, but that they provide the customer with consistent, valuable service across all channels.

     In response to this shift toward customer-oriented systems, companies originally invested heavily in traditional Customer Relationship Management, or CRM, software, which was designed to automate administrative support for traditional corporate sales, call center, and service employees in order to more effectively manage customer relationships. These solutions, which traditionally have included functionality such as customer contact management, sales force administration, call center service and support, and marketing automation, have helped to eliminate cost inefficiencies within a company's sales and marketing organization by streamlining and consolidating customer information and other internal administrative tasks. However, because these applications are focused on administrative aspects of a company's sales and marketing efforts, they generally have not directly enhanced the customer's buying experience. Traditional CRM solutions are further prevented from providing value directly to customers because they were typically designed prior to the widespread commercial use of the Internet, and were not intended for large scale, Internet-based customer-driven transactions. Many companies that implemented traditional CRM systems therefore have found themselves with systems that do not interactively engage the customer in ways that add value to those relationships or enhance individual buying decisions.

     The rapid evolution and acceptance of the Internet as a means for communicating, sharing information, and transacting directly with customers worldwide has dramatically changed the focus of customer relationship management. The Internet offers new opportunities for increased interactivity and self-service, enabling companies to create new approaches for initiating, developing and managing customer relationships over time. The Internet enables the creation of powerful new revenue channels, while simultaneously improving the effectiveness with which existing distribution channels market, sell and support product and service offerings. Forrester Research, Inc. estimates that the total value of U.S. business trade on the Internet will grow to approximately $1.3 trillion in 2003. International Data Corporation (IDC) estimates that the market for Internet Commerce applications will grow 280% to $1.7 billion in 1999 and projects the market to top $13 billion by 2003. (Source: Internet Commerce Software Applications Market Review and Forecast, 1998-2003, April 1999).

     As a result of these developments, the market for sales and marketing oriented e-business software offerings has also evolved rapidly. The first generation of e-business software was primarily focused on providing the back office infrastructure to enable secure commerce transactions. More recently, a variety of niche e-business software applications have been introduced, including Internet content management and personalization offerings, which target a specific aspect of the customer relationship or buying process. These point solutions have provided tactical value in encouraging the adoption of the Internet for the purchase of more basic, consumer-oriented goods. However, they have typically not provided the advanced, integrated functionality necessary to offer targeted products, services and content based upon a customer's individual profile or stated requirements, which we believe is a critical success factor for companies using e-commerce to sell complex products and services. In addition, these Internet applications typically do not interact with a company's traditional sales and distribution channels. Because these applications were designed to support only Internet-based interactions, they typically are unable to capture and deliver more complete customer

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

information throughout a company and all of its established sales channels. This inability to enable a common view of a customer limits a company's ability to consistently service individual customers and to maximize the value of those relationships.

     Companies that sell complex products and services require a new generation of e-business sales and marketing applications to offer targeted products, services, and content to individual customers. Without these applications, companies with complex selling activities may not be able to execute successful e-commerce strategies, and may be forced to rely exclusively on traditional human-assisted selling channels for their revenue streams. To achieve effective management of individual customer relationships, these companies must utilize advanced, Internet-based technologies that offer enhanced customer interactivity and can support the creation of personalized solutions in a highly scalable and reliable fashion at the time of customer buying decisions. These capabilities must support the rapid deployment of an effective e-commerce channel, and must also support traditional direct and indirect selling channels, so that the effectiveness of all revenue channels is maximized and a common view of the customer can be established. This next-generation software must also capitalize on the highly interactive nature of the Internet to capture and provide real-time customer information throughout the enterprise, enabling customer-focused processes that maximize the lifetime value of each customer relationship.

THE FIREPOND SOLUTION

     FirePond is a leading provider of integrated e-business sales and marketing solutions that enable companies to optimize customer relationships and maximize the effectiveness of their Internet-based and traditional sales channels. The FirePond Application Suite enables companies to increase customer conversion and retention by delivering highly consistent and personalized interactive buying experiences to their customers over the Internet, as well as through more traditional selling channels. Using our software applications, companies are able to link information obtained from business-to-business or business-to-consumer e-commerce transactions into traditional sales channels, where it can dramatically improve the effectiveness of each sales model. Our products can also deliver real-time information from these interactive, Internet-based transactions across the enterprise, and thus enable more responsive and targeted sales efforts and business planning. These capabilities allow companies to effectively manage their ongoing sales, marketing, product planning and fulfillment activities in a fashion that maximizes the lifetime value of each customer relationship.

     Using our integrated e-business sales and marketing solutions, companies that offer complex products and services are able to:

     - quickly develop an effective e-commerce sales channel by delivering interactive, personalized, guided selling capabilities to business-to-business and business-to-consumer e-commerce sites;

     - provide powerful assisted selling functionality to direct and indirect selling channels to maximize the effectiveness of each customer interaction with those channels;

     - develop a common view of each customer across all Internet and traditional sales channels to bring intelligence and consistency to every customer interaction;

     - leverage the interactivity of the Internet to capture and deliver to the entire enterprise real-time customer transaction information, enabling a true customer-centric business model; and

     - achieve high reliability, performance and scalability in e-commerce environments, as well as in broader enterprise environments that support multiple selling channels.

STRATEGY

     Our goal is to be the leading provider of integrated e-business sales and marketing solutions. To achieve this goal, key elements of our strategy include:

     Leverage Targeted Vertical Market Focus. We currently focus on industries that are typically characterized by complex products, services or channel relationships, including health care/insurance, financial

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

services, high technology, telecommunications, automotive/trucking and manufacturing. We believe that our focused pursuit of these targeted markets allows us to tailor robust industry-specific solutions that best address the needs of our customers and ensure customer satisfaction. To further our vertical market focus, our sales efforts are organized around complementary industry verticals so that we may offer more specialized, consultative expertise when customers evaluate and license our products. We will continue to deepen our penetration of our target markets and utilize our customer-focused development organization to quickly and effectively translate customer requirements into industry-specific product features and functions. We plan to expand into new vertical industries with similar characteristics and will target leading companies in those industries.

     Exploit Established International Infrastructure to Gain Global Market Share. We have invested heavily in a global infrastructure in order to target leading businesses worldwide. We have increased the number of FirePond employees internationally to 74 as of October 31, 1999 from 24 on October 31, 1998. Our international revenues as a percentage of total revenues grew to 14% in the nine months ended July 31, 1999 from 12% in the nine months ended July 31, 1998 as we obtained leading international customers such as Ford Motor Company-Europe, Hitachi, and Renault V.I. We plan to use customer wins and existing and new partner relationships to leverage our infrastructure and grow market share in international markets.

     Utilize Unique Development Model to Aggressively Expand Our E-Business Solutions. Our internal development organization, combined with our strategic relationship with an offshore development organization, creates a highly scalable product delivery model that allows us to rapidly introduce significant new product features and functionality. We believe these combined resources provide us with significant advantages, including ready access to a highly-skilled labor pool, reduced turnover and rapid development cycles. The use of this model was integral to the rapid development and timely release of the FirePond Application Suite, which includes functionality, features, and underlying architecture not available in our prior product offerings. We intend to continue to use this combined organization to aggressively expand the functionality of our products and incorporate new technologies to meet the demands of the marketplace.

     Expand Relationships with Partners. We have established strategic marketing alliances with industry leading systems integrators, including Ernst & Young, Viant, EDS and Intelligroup, and with complementary software vendors, such as E.piphany, Talus Software, Silverstream and Oberon Software and application service providers such as GTE Internetworking. These alliances help extend our market coverage and provide us with new business leads and access to a large pool of highly trained implementation personnel. We are continually seeking to expand the number of partners we work with to further penetrate the market and accelerate our growth.

     Leverage Packaging Flexibility to Strategically Penetrate Global 2000 Accounts. We offer a suite of e-business products, which may be purchased as separate components or as an enterprise platform for integrated e-business sales and marketing solutions. This has allowed us to penetrate accounts that differ greatly with regard to their current stages of developing and implementing their e-business strategies. We intend to leverage our success in selling our independent component offerings to create future opportunities for up-selling customers to our enterprise platform. In addition, we offer a migration path to an enterprise platform for integrated e-business sales and marketing solutions to increase the likelihood that we will successfully sell our independent components to accounts that are not yet ready for enterprise-wide solutions. We also offer innovative pricing alternatives such as annual licensing and transaction-based pricing that provide our customers with a wide variety of licensing options. We will continue to package and price our product offerings in a fashion designed to remove sales barriers and create recurring revenue streams.

     Capitalize on Expertise from Prior Custom Development Business. We have been engaged for 16 years in the development of custom interactive selling solutions for Global 2000 companies and have leveraged that expertise in developing and implementing the FirePond Application Suite. We have successfully transitioned the majority of our business from providing custom development services to providing more standardized software products, while maintaining the technical expertise and knowledge developed in providing customized solutions. We believe that our historical expertise in this area represents a significant competitive

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

advantage, and we intend to expand upon this expertise to provide optimized solutions to companies in our targeted markets.

FIREPOND PRODUCTS

     The FirePond Application Suite provides Internet-based guided selling and customer information management capabilities, enabling companies to deploy integrated e-business sales and marketing initiatives. These companies can use the FirePond Application Suite to offer intelligently targeted products, services, and content to customers across e-commerce and traditional selling channels. With our software, companies can record customer interactions that occur in an e-commerce channel and apply that information to traditional sales channels, where it can dramatically improve selling effectiveness. Our products also take advantage of a process workflow architecture that enables customer information and transactional events to be distributed across the larger enterprise in real time, linking systems and organizations to enable coordinated, customer-focused processes. By coordinating a company's organizational strategies around a common view of its customers, our software enables companies to maximize the lifetime value of each customer relationship.

     The table below describes the components of the FirePond Application Suite:

---------------------------------------------------------------------------------------------------
     FIREPOND APPLICATION SUITE
             COMPONENT                                    COMPONENT DESCRIPTION
---------------------------------------------------------------------------------------------------
 FirePond Business Rule Engine         Industry-leading business intelligence engine for
                                       rules-based product configuration, pricing, customer needs analysis and transactional personalization across every
                                       customer interaction
---------------------------------------------------------------------------------------------------
 FirePond Commerce                     Guided selling application for business-to-business or
                                       business-to-consumer e-commerce, leveraging capabilities of the FirePond Business Rule Engine
---------------------------------------------------------------------------------------------------
 FirePond Sales                        Guided selling application for assisted direct and indirect selling channels, leveraging capabilities of the FirePond
                                       Business Rule Engine
---------------------------------------------------------------------------------------------------
 FirePond Sales Manager                Sales administration and customer information management
                                       system
---------------------------------------------------------------------------------------------------
 FirePond Process Server               Transaction-based process workflow engine, enabling
                                       companies to coordinate connected systems and individuals in organized, customer driven processes
---------------------------------------------------------------------------------------------------
 FirePond Enterprise Workbench         Application administration platform, including tools for
                                       managing functionality, content, business rules, enterprise process flows and system administration activities
---------------------------------------------------------------------------------------------------

  FirePond Product Packaging and Pricing

     In order to achieve flexibility in aligning our technology with companies in different stages of executing their e-business strategies, we offer a variety of packaging and pricing options for the FirePond Application Suite. Customers seeking an enterprise platform for integrated e-business sales and marketing may license the entire FirePond Application Suite, including all associated components. Those companies pursuing less comprehensive initiatives, but which are still focused on making strategic investments in guided selling, channel management or customer information management solutions, may license FirePond Commerce or FirePond Sales, each bundled with the FirePond Business Rule Engine, as well as FirePond Sales Manager, as standalone applications. Companies interested in making a strategic investment in configuration or business rule engine technology to serve a variety of enterprise requirements may license the FirePond Business Rule Engine as a standalone application. By offering this variety of packaging options, we allow our customers to make strategic investments in our technology, without necessarily committing to a larger enterprise platform.

     We also offer a wide variety of pricing options to our customers. We currently offer our packaged software on a price per user or group of concurrent users basis, which customers can then license on a

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perpetual or annual basis. We also offer transaction-based pricing that ties the overall cost of owning our software to the value provided to the company.
License fees for our products typically range from approximately several hundred thousand dollars to several million dollars.

  FirePond Business Rule Engine

     The FirePond Business Rule Engine, or FirePond BRE, is an industry-leading business intelligence engine for executing rules-based product configuration, pricing, customer needs analysis and transactional personalization across every customer interaction. The FirePond BRE was originally utilized in our previous business model, as the centerpiece of custom software developments, and was incorporated in the FirePond Application Suite. As such, the FirePond BRE has proven highly scalable in large-scale enterprise environments. The FirePond BRE evaluates customer requirements and characteristics, then matches them to specific products, pricing and content, all at the time of purchase. Using accompanying tools in the FirePond Enterprise Workbench, companies create multi-tiered business rule models that govern how products are configured, offered and sold to individual customers, customer types, or market segments, in both e-commerce and traditional channels. At the time of evaluation or purchase, the FirePond BRE will evaluate customer input, draw from the underlying business rule models, dynamically configure targeted products, generate customer-specific pricing, and offer relevant content to facilitate the customer buying decision. This interactive information exchange, or customer needs analysis, shields customers from the complexity of the product being sold, allowing targeted solutions to be configured based on customers' high level descriptions of intended use, personal preferences, business priorities, or price sensitivities, rather than detailed option selection.

  FirePond Commerce

     FirePond Commerce allows companies to quickly deploy highly interactive, consultative e-commerce web sites. Companies receive the base version of FirePond Commerce, then collaborate with FirePond or third-party implementation partners, to brand the application and assemble the selling functionality in ways that reflect their strategies and best practices for selling. Associated tools allow for the tailoring of this functionality in rapid time frames. Using the FirePond Business Rule Engine to apply intelligence to independent components of functionality, companies can easily construct comprehensive e-commerce selling sites that emulate the consultative nature of traditional sales channels. Customers accessing a FirePond Commerce-enabled site can navigate through an entire sales process, beginning with an interactive needs analysis session, create a targeted product configuration with a personalized price quote, explore optimal financing recommendations, compare relevant competitive offerings, obtain individualized product content, generate a company-branded proposal, and complete the order. FirePond Commerce then logs these interactions to share real-time information with other FirePond applications as well as with the larger enterprise.

  FirePond Sales

     FirePond Sales is a comprehensive guided selling application targeted for use by sales people in traditional selling channels, including direct sales forces, distributors, dealers, agents and others who deal interactively with customers. Similar to FirePond Commerce, companies receive the base version of FirePond Sales, then use associated tools to tailor the application to represent their unique branding and best practices for selling. FirePond Sales draws from the same functionality offered in FirePond Commerce to offer targeted products, services and content to individual customers when they are ready to buy. However, the functionality is utilized differently due to the presence of human interaction in the sales process. The underlying data model and process architecture that supports FirePond Sales are also the same as that which supports FirePond Commerce, allowing for collaboration between the two applications. For example, when a customer creates and saves a solution on a FirePond Commerce-enabled site, a sales person can access that solution and use FirePond Sales to optimize the solution and further develop the opportunity.

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

  FirePond Sales Manager

     FirePond Sales Manager is an integrated, web-based sales administration and customer information management system. FirePond Sales Manager allows sales people and their managers to perform a wide variety of customer information management activities, including managing customer contacts and profiles, coordinating activities, defining and assessing opportunities, managing a sales pipeline, aligning sales territories, and generating and analyzing forecasts. Because it is typically linked to FirePond Commerce and FirePond Sales, FirePond Sales Manager can be automatically populated with data from real-time customer events and interactions, rather than rely solely on the salesperson to populate it with meaningful data. For example, if a customer engages in a buying session on a FirePond Commerce-enabled web site, that event, along with all of the customer profile information associated with that session, is delivered to FirePond Sales Manager, where assigned next steps will be presented to the sales person for effective pursuit of the sale.

  FirePond Process Server

     FirePond Process Server is a transaction-based workflow engine that enables companies to coordinate connected systems and individuals in organized, customer-driven processes. Using drag and drop tools in FirePond Enterprise Workbench, companies can design high-level processes for addressing real-time events generated from interactive sessions occurring within FirePond Commerce or FirePond Sales. Using FirePond Process Server and its related tools, companies can identify organizational roles, assign tasks, and connect systems to each process. Companies then apply logic that defines how and when these organizational roles, tasks, and systems will be invoked, based on different events. When events trigger these processes, FirePond Process Server ensures that the process unfolds across the enterprise, while maintaining the integrity of underlying corporate databases. Companies then use FirePond Process Server tools to test, analyze and optimize these processes for maximum benefit. For example, companies use FirePond Process Server to define the processes that will be triggered when an individual customer creates a solution on a FirePond Commerce-enabled web site. Using the associated tools, companies may create processes that inform the appropriate sales person of this event, attach relevant customer information from the session, update the corporate database, or send an e-mail to that customer's service team.

  FirePond Enterprise Workbench

     FirePond Enterprise Workbench is a maintenance and development platform for defining, analyzing, and managing functions, data, content and processes within the FirePond Application Suite. FirePond Enterprise Workbench is comprised of several tools, which allow companies to:

     - visually create, manage, and monitor transaction-based business processes that span multiple applications;

     - author and manage business rules that support product configuration, pricing and transactional personalization in the FirePond Business Rule Engine;

     - assemble and tailor packaged FirePond selling functionality to comply with their strategies and best practices for selling;

     - develop and deploy e-business functionality that complements the packaged application functions of the FirePond Application Suite;

     - define connectivity and data flows between the FirePond Application Suite and third-party applications via the use of standardized connectors; and

     - assign users, manage security, and troubleshoot the distributed components of a FirePond Application Suite deployment.

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

PROFESSIONAL SERVICES AND SUPPORT

     We offer a range of professional services that help companies create unique deployments of the FirePond Application Suite that are highly specific to their businesses. Our professional services personnel typically have extensive experience in the deployment of enterprise-scale selling systems, as many have participated in projects associated with our prior custom development services business model. When we assist companies in the implementation of the FirePond Application Suite, or one of its components, we help them map their individual strategies to our technology, then provide targeted resources that assist in the development of a functional application workflow, data models, automated enterprise processes, highly branded user interfaces, and functional extensions to our applications, in order to support those strategies. Our professional services implementation teams are organized around the following roles:

     - Project Manager -- Business manager of the FirePond Application Suite implementation, responsible for leading project strategies and coordinating our resources in support of those strategies

     - Business Analyst -- Strategic business consultant responsible for mapping a company's corporate selling strategies to product functionality in the FirePond Commerce and FirePond Sales applications, and for architecting customer-focused business processes within FirePond Process Server

     - Product Architect -- Technical architecture specialist responsible for tailoring the FirePond Application Suite to the technical infrastructure of individual companies, including strategies for data management, communication, and integration between the FirePond Application Suite and third party applications

     - BRE Engineer -- Highly specialized resource responsible for implementing business rule models within the FirePond Business Rule Engine that reflect a company's product configuration, pricing and transactional personalization strategies

     - Interactive Consultant -- Graphic design specialist responsible for creating a user interface for the FirePond Application Suite, which reflects both a company's individual brand identity, as well as the best practices for selling developed in conjunction with the company

     We may also involve third-party systems integrators to perform these roles and supplement our professional services personnel on particular accounts.

     We provide support services, as well as software upgrades, under annual software maintenance contracts. These annual maintenance contracts are renewable at the company's option. Our support services are available seven days per week, 24 hours per day, and 365 days per year.

     In addition to the services provided in connection with the FirePond Application Suite, we also provide custom development and support services. From our inception through 1997, we generated revenues primarily through custom development services, and the ongoing support of the implementations from our prior business model continues to represent a significant portion of our revenues. Although we do not offer custom development services to new customers and we expect revenues from our custom development services to decline as a percentage of overall revenues over time, we intend to continue to provide these services for the foreseeable future in support of our established custom development services contracts.

SALES AND MARKETING

     We market and sell our products primarily through our direct sales force, which is located throughout North America, Europe and Asia. In North America, the FirePond sales organization is focused on our targeted vertical markets, with resources assigned to health care/insurance, financial services, high technology, telecommunications, automotive/trucking and manufacturing. In Europe and Asia, the FirePond sales organization is deployed by geographic region, but focuses on the same vertical markets that we target in North America, leveraging our local implementation expertise as well as our global industry knowledge.

     We have multi-disciplined sales teams that consist of sales, technical and support professionals. Our senior management also takes an active role in our sales efforts. Because our applications have rich out-of-the-box functionality, we can easily develop custom demonstrations which we or our partners then use to

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

design models for full-scale implementations. We typically direct our sales efforts to the chief executive officer, the chief information officer, the vice presidents of sales and marketing and other senior executives responsible for e-business strategy at our customers' organizations.

     FirePond has sales offices in the Boston, Chicago, Detroit, Minneapolis, Pittsburgh, San Francisco, St. Louis, Amsterdam, Dusseldorf, London, Paris, Stockholm, Hong Kong and Tokyo areas. As of October 31, 1999, our world-wide sales organization consisted of 62 employees.

     FirePond's marketing organization utilizes a variety of programs to support our sales efforts, including:

     - market and product research and analysis;

     - product and strategy updates with industry analysts;

     - public relations activities and speaking engagements;

     - internet-based and direct mail marketing programs;

     - seminars and trade shows;

     - brochures, data sheets and white papers; and

     - web site marketing.

     As of October 31, 1999, FirePond's marketing organization consisted of 11 employees.

CUSTOMERS

     FirePond has targeted and will continue to target selected vertical industries with complex products, services or channel relationships, including health care/insurance, financial services, high technology, telecommunications, automotive/trucking and manufacturing. The following is a list of some of our better-known customers to whom we have provided our products or services in fiscal 1998 or fiscal 1999:

ADP
American Isuzu Motors*
Bell Atlantic Network Integration
Blue Cross Blue Shield
  Minnesota
Compaq
Cummins Power Generation Group
DAF Trucks N.V.*
Empire Blue Cross Blue Shield
Ford Motor Company -- Europe
Freightliner*
General Motors
Hitachi
IBM*
Ingersoll-Rand
Isuzu-General Motors Australia*
JI Case*
John Deere*
Johnson Controls*
KLA-Tencor
Norwest Services
Peugeot SA
Renault V.I.
Savings Bank Life Insurance
Sprint
Subaru
Sunds Defibrator

------------
* Customer relationships based on custom development services exclusively

RESEARCH AND DEVELOPMENT

     As of October 31, 1999, FirePond employed 84 people in research and development throughout its U.S. offices. This team is responsible for product planning and design, development of particular functionality within the FirePond Application Suite and general release and quality assurance functions.

     We contract with a third party, Soft OS, to provide software development and implementation services on an outsourced basis. Soft OS subcontracts to have these services provided to us by Effective Programming, a development organization located in Minsk, Belarus, and EPAM Systems, a related development organization located in New Jersey. Under this arrangement, Effective Programming and EPAM Systems provide software developers dedicated to our projects to develop products and application functionality pursuant to specifications provided by us and to provide implementation services to our customers. The agreement expires in February 2002. As of October 31, 1999, approximately 85 employees and contractors of Effective Programming and EPAM Systems were performing services for us. Each of Effective Programming and EPAM Systems is majority owned by one of our employees, Arkadiy Dobkin, our Vice President of Product Research and Development. We believe our relationship with Effective Programming and EPAM Systems is a significant competitive advantage and provides us with ready access to

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

a highly-skilled labor pool, reduced turnover, rapid development cycles and a cost-effective solution to our research and development needs.

     Our research and development expenses were $6.4 million for the nine months ended July 31, 1999, $8.2 million for fiscal 1998 and $3.6 million for fiscal 1997. We expect to continue to invest significantly in research and development in the future.

COMPETITION

     The market for e-business sales and marketing solutions is intensely competitive, fragmented and subject to rapid technological change. The principal competitive factors in this market include:

     - adherence to emerging Internet-based technology standards;

     - comprehensiveness of applications;

     - adaptability, flexibility and scalability;

     - real-time, interactive capability with customers, partners, vendors and suppliers;

     - ability to support vertical industry requirements;

     - ease of application use and deployment;

     - speed of implementation;

     - customer service and support; and

     - initial price and total cost of ownership.

     Because we offer both independent packaged applications, as well as an enterprise platform for integrated e-business sales and marketing solutions, we consider a number of companies in different market categories to be our competitors. Companies focused on providing advanced selling applications for e-commerce and traditional sales channels include Calico Commerce, Selectica and Trilogy Software. Companies offering e-commerce software that focuses on a specific aspect of the customer relationship or buying process, including personalization, content management or self-service applications, include BroadVision, Vignette, and Silknet. Finally, companies that offer enterprise platforms for customer information management include Siebel Systems and Oracle Corporation. There are a substantial number of other companies focused on providing Internet-based software applications for customer relationship management that may offer competitive products in the future.

     We expect competition to increase as a result of software industry consolidation. For example, a number of enterprise software companies have acquired point solution providers to expand their product offerings. Our competitors may also package their products in ways which may discourage users from purchasing our products. Current and potential competitors may establish alliances among themselves or with third parties or adopt aggressive pricing policies to gain market share. In addition, new competitors could emerge and rapidly capture market share.

     Although we believe we have advantages over our competitors in terms of the comprehensiveness of our solution, as well as our targeted vertical focus, there can be no assurance that we can maintain our competitive position against current and potential competitors, especially those with longer operating histories, greater name recognition and substantially greater financial, technical, marketing, management, service, support and other resources.

INTELLECTUAL PROPERTY

     We believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could seriously harm our success and ability to compete. We rely on a combination of copyright, patent, trade secret, trademark, and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. Some of our contracts with our customers contain escrow arrangements with a third party escrow agent which provide these companies with access to our source code, and other intellectual property upon the occurrence of

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

specified events. Such access could enable these companies to use our intellectual property and source code creating a risk of disclosure or other inappropriate use. Our third-party development organization located in Minsk, Belarus and New Jersey has access to our source code and other intellectual property rights. Despite our contractual protections, such access could enable them to use our intellectual property and source code to wrongfully develop and manufacture competing products, which would adversely affect our performance and ability to compete. In addition, we cannot be certain that others will not independently develop substantially equivalent intellectual property, gain access to our trade secrets or intellectual property, or disclose our intellectual property or trade secrets. Furthermore, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to develop and market commercially viable products effectively. There can be no assurances that any necessary licenses will be available on reasonable terms, if at all.

     From time to time, third parties may assert claims or initiate litigation against us or our technology partners alleging infringement of their proprietary rights with respect to our existing or future products. We could be increasingly subject to infringement claims as the number of products and competitors in the market for our technology grows and the functionality of products overlaps. In addition, we may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalties or licensing agreements, if required, may not be available on acceptable terms, if at all.

EMPLOYEES

     At October 31, 1999, we had a total of 347 employees, of which 84 were in research and development, 73 were in sales and marketing, 56 were in finance and administration, and 134 were in professional services and support. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

     Our corporate headquarters are located in Waltham, Massachusetts and occupy approximately 29,500 square feet. Our lease for this facility expires on December 31, 2004. In addition, we have two facilities located in Minnesota. Our facility in Mankato, Minnesota currently occupies approximately 63,250 square feet. Our lease for this facility expires on December 1, 2008. In connection with the relocation of our corporate headquarters in fiscal 1999, we will take actions to reduce the lease commitment by 50% as of December 1, 2000 and terminate the lease as of December 1, 2003. We are currently operating under two separate leases in Bloomington, Minnesota. Both of these suites are in the same building. One occupies approximately 12,100 square feet and our lease for this facility expires on January 31, 2002. The other suite occupies approximately 2,500 square feet and our lease for this facility expires on March 31, 2002. We believe these existing facilities will be adequate to meet our needs for the next 12 months. If our growth continues, we may need larger facilities after that time. Suitable additional facilities may not be available as needed on commercially reasonable terms. We also lease sales offices in Chicago, Illinois; Bloomfield Hills, Michigan; Oakland, California; Sewickly, Pennsylvania; Chesterfield, Missouri; Hoofddorp, The Netherlands; Duesseldorf, Germany; Fleet, England; Paris, France; Stockholm, Sweden; Hong Kong and Tokyo, Japan.

LEGAL PROCEEDINGS

     We are engaged in legal proceedings incidental to the normal course of business. Although the ultimate outcome of these matters cannot be determined, we believe that the final outcome of these proceedings will not seriously harm our business.

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                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of October 31, 1999, are as follows:

                                            AGE    POSITION
                                            ---    --------
Klaus P. Besier...........................  48     Chairman, President, Chief Executive Officer and
                                                   Director
Ilya G. Gorelik...........................  38     Senior Vice President of Product Strategy and
                                                     Development
Edwin B. Lange............................  43     Senior Vice President of North American Sales
Graham S. Williams........................  44     Senior Vice President and Managing Director of
                                                   Europe and Asia
Paul K. McDermott.........................  38     Chief Financial Officer and Vice President of
                                                   Finance and Administration
Steven J. Waters..........................  31     Vice President of Marketing
Thomas F. Carretta........................  41     General Counsel and Secretary
Paul R. Butare (1)........................  48     Director
J. Michael Cline (1)(2)...................  39     Director
William O. Grabe (2)......................  61     Director

------------
(1) Member of the compensation committee.

(2) Member of the audit committee.

     Klaus P. Besier has served as Chairman of our Board of Directors since October 1999 and has served as our President, Chief Executive Officer and a director since June 1997. Prior to joining FirePond, from February 1996 to May 1997, Mr. Besier was Chairman, President and Chief Executive Officer of Primix Solutions, Inc., an internet-enabled software company. From 1994 to 1996, Mr. Besier was the Chief Executive Officer of SAP America, Inc., a subsidiary of SAP AG, a leading provider of business application software. From 1992 to 1993, he was the President of SAP America, Inc. From 1991 to 1992, Mr. Besier was Vice President of Sales of SAP America, Inc. From 1977 to 1990, Mr. Besier held various senior management positions including General Manager and Corporate Vice President with various affiliates of Hoechst Celanese, a specialty chemicals company.

     Ilya G. Gorelik has served as our Senior Vice President of Product Strategy and Development since October 1998. Prior to joining FirePond, from 1989 to 1998 Mr. Gorelik held various senior management positions with Parametric Technology Corporation, most recently as Senior Vice President of Product Engineering, and Chief Technology Officer from 1989 to 1998 for Parametric Technology Corporation, a leading software supplier for the mechanical design automation market. From 1989 to 1998,.

     Edwin B. Lange has served as our Senior Vice President of North American Sales since September 1999. Prior to joining FirePond, from 1993 to 1999, Mr. Lange held various senior management positions with SAP America, Inc., most recently Senior Vice President and General Manager of the Discrete Manufacturing Sector. From 1990 to 1993 he was Sales Director of Andersen Consulting Software Products.

     Graham S. Williams has served as our Senior Vice President and Managing Director of Europe and Asia since June 1998. Prior to joining FirePond, from 1996 to June 1998, Mr. Williams was President and Chief Executive Officer of SuperNova, an application and component development tool firm. From 1993 to 1996, Mr. Williams was Vice President, European Operations and Vice President, European and Asia Pacific Operations for Compuware Corp/Uniface International, a provider of enterprise and client/server systems. From 1992 to 1993 he was the Vice President and Managing Director, Europe of Seer Technologies, a provider of integrated CASE systems.

     Paul K. McDermott has served as our Chief Financial Officer since January 1999. Prior to joining FirePond, from 1995 to 1999, Mr. McDermott was Chief Financial Officer, Treasurer, and Secretary of ServiceWare, Inc., an Internet software company specializing in knowledge management. From 1990 to 1995, he held various positions in finance, including Controller, with Legent Corporation, a supplier of software and services for distributed enterprise computing.

     Steven J. Waters has served as our Vice President of Marketing since September of 1997. Prior to joining FirePond, from 1993 to 1997, he held various marketing positions at Trilogy Development Group, a sales technology company, including Director of Sales and Marketing from 1996 to 1997. Prior to Trilogy, Mr. Waters worked in the national high-technology group of Bear, Stearns & Co., Inc.

     Thomas F. Carretta has served as our General Counsel since May 1998. He was elected to serve in the additional capacity of Secretary in November 1998. Prior to joining FirePond, from 1988 to 1998, Mr. Carretta was General Counsel for Comtrol Corporation and affiliated companies.

     Paul R. Butare has been a director of FirePond since July 1999. Mr. Butare is the Chairman and Chief Executive Officer of Richter Systems International Inc., a leader in global supply chain enterprise solutions. Prior to joining Richter, Mr. Butare served as Executive Vice President for Policy Management Systems Corporation, a developer of insurance industry software, which he joined in 1984, and President of CYBERTEK, a life insurance financial systems and services company of Policy Management Systems.

     J. Michael Cline has been a director of FirePond since May 1997. Mr. Cline is a private investor. From 1989 to 1999, Mr. Cline was a managing member of General Atlantic Partners, LLC (or its predecessor), a private equity firm that invests globally in software, Internet services and related information technology companies. Prior to joining General Atlantic, Mr. Cline helped found AMC, a software company subsequently sold to Legent Corporation. Prior to founding AMC, Mr. Cline was an associate at McKinsey and Company. Mr. Cline is a Trustee of the Wildlife Conservation Society and a director of Brio Technology, Manugistics, OptiMark Technologies, EXE, Richter Systems, XChanging, Talus and Rebus.

     William O. Grabe has been a director of FirePond since May 1997. Mr. Grabe is a managing member of General Atlantic Partners, LLC and has been with General Atlantic since April 1992. Prior to joining General Atlantic, Mr. Grabe was Corporate Vice President and General Manager, Marketing & Services for IBM US. His outside affiliations include being a member of the UCLA Foundation Board of Trustees and a Trustee of Outward Bound USA. He is also a director of Baan Company, N.V., LHS Group, Inc., Compuware Corporation, Gartner Group Inc., Exact Holdings N.V., Meta4, TDS AG and several other private software and services companies.

     Following this offering, the Board of Directors will consist of four directors divided into three classes, with each class serving for a term of three years. At each annual meeting of stockholders, directors will be elected by the holders of common stock to succeed the directors whose terms are expiring. Mr. Cline is a Class I director whose term will expire in 2000. Mr. Grabe is a Class II director whose term will expire in 2001, and Messrs. Besier and Butare are Class III directors whose terms will expire in 2002.

BOARD COMMITTEES

     The Board of Directors has a Compensation Committee composed of Messrs. Butare and Cline, which makes recommendations concerning salaries and incentive compensation for our employees and administers the 1997 Stock Option Plan, the 1999 Director Plan and the 1999 Stock Option and Grant Plan. The Board of Directors also has an Audit Committee composed of Messrs. Cline and Grabe, which recommends the engagement of our outside auditors and reviews our accounting controls, the results and scope of the audit and other services provided by our outside auditors. The Board of Directors may establish, from time to time, other committees to facilitate the management of our business.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable and necessary expenses incurred in connection with attendance at meetings of the Board of Directors or its committees. Members of the Board who are not employees receive stock options under our 1999 Director Plan. Our directors are also eligible to participate in our 1997 Stock Option Plan and 1999 Stock Option and Grant Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation earned for services rendered to us by our current Chief Executive Officer and each of our four other most highly compensated executive officers whose salary and bonus compensation for fiscal 1999 exceeded $100,000, collectively referred to below as the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                       GRANTED
                                                                                     ------------
                                                       ANNUAL COMPENSATION            NUMBER OF
                                                ----------------------------------      SHARES
                                                                      OTHER ANNUAL    UNDERLYING
NAME & PRINCIPAL POSITION                        SALARY     BONUS     COMPENSATION     OPTIONS
-------------------------                       --------   --------   ------------   ------------
Klaus P. Besier...............................  $200,000   $                  --            --
Chairman, President and Chief Executive
Officer
Graham S. Williams............................   213,816      8,910     19,740(1)      100,000
  Senior Vice President and Managing Director
  of Europe and Asia
Ilya G. Gorelik...............................   175,000         --           --       133,334
  Senior Vice President of Product Strategy
  and Development
Paul K. McDermott.............................   132,060     25,000     36,674(2)      340,001
  Chief Financial Officer and Vice President
  of Finance and Administration
Steven J. Waters..............................   156,766         --     41,429(2)      133,334
  Vice President of Marketing

---------------
(1) Represents a car allowance of $1,645 per month paid on behalf of Mr.
    Williams.

(2) Represents amounts paid to the executive officer as reimbursement for relocation expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted during fiscal 1999 to the Named Executive Officers.

                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED ANNUAL RATES OF
                         NUMBER OF SHARES    PERCENT OF TOTAL                             STOCK PRICE APPRECIATION FOR
                            UNDERLYING      OPTIONS GRANTED TO   EXERCISE                        OPTION TERM(2)
                             OPTIONS           EMPLOYEES IN       PRICE     EXPIRATION   -------------------------------
NAME                        GRANTED(#)        FISCAL YEAR(1)      ($/SH)       DATE       0%($)      5%($)      10%($)
----                     ----------------   ------------------   --------   ----------   --------   --------   ---------
Klaus P. Besier........           --                --               --            --
Graham S. Williams.....      100,000(3)            2.8%            4.46        6/1/09
Ilya G. Gorelik........      133,334(4)            3.7             4.46       6/16/09
Paul K. McDermott......      283,334(3)            7.9             3.95       1/11/09
                              56,667(3)            1.6             7.22      10/27/09
Steven J. Waters.......      100,000(3)            2.8             3.95       11/1/08
                              33,334(5)            0.9             4.46       6/16/09

------------
(1) Based on options to purchase an aggregate of 3,567,808 shares granted to officers and employees during fiscal 1999.

(2) The amounts shown as potential realizable value illustrate what might be realized upon exercise immediately prior to expiration of the option term using the 0%, 5% and 10% appreciation rates above the exercise price established in regulations of the SEC, compounded annually. The potential realizable value is not intended to predict future appreciation of the price of our common stock and do not give effect to any actual appreciation after the date of grant.

(3) Vest as to 25% of the underlying shares on the first anniversary of the date of grant and 25% of the underlying shares each year thereafter, so long as the optionee remains as an employee.

(4) Vest upon the occurrence of certain preestablished performance goals related to the development of our new product, the FirePond Application Suite.

(5) Vest as to 100% of the underlying shares immediately upon grant.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of unexercised options to purchase common stock held by the Named Executive Officers. The Named Executive Officers did not exercise any stock options during fiscal 1999. There was no public trading market for our common stock as of October 31, 1999. Accordingly, the values of the unexercised in-the-money options have been calculated on the basis of the fair market value at that time of $ per share, as determined by the Board of Directors.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                              OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END($)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Klaus P. Besier............................    986,163         938,839                            $
Graham S. Williams.........................     54,167         262,500
Ilya G. Gorelik............................    241,667         325,000
Paul K. McDermott..........................         --         340,001
Steven J. Waters...........................    100,000         133,334

1999 STOCK OPTION AND GRANT PLAN

     Our 1999 Stock Option and Grant Plan was adopted by our Board of Directors
in September 1999 and received stockholder approval in                , 1999.
The 1999 Stock Option and Grant Plan permits us to grant incentive stock options, non-qualified stock options and restricted and unrestricted stock. These grants may be made to our officers, employees, directors, consultants, advisors and key persons. The 1999 Stock Option and Grant Plan allows for the issuance of 3,000,000 shares of common stock. No shares have been issued under the 1999 Stock Option and Grant Plan.

     The 1999 Stock Option and Grant Plan is administered by the Board of Directors or a committee designated by the Board of Directors. Subject to the provisions of the 1999 Stock Option and Grant Plan, the Board of Directors or the committee may select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the plan.

     The exercise price of options granted under the 1999 Stock Option and Grant Plan is determined by the Board of Directors or the committee. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power. Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, terminate ten years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Board of Directors or the committee or, in the sole discretion of the Board of Directors or the committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months. The exercise price may also be delivered to us (a) by the optionee in the form of a promissory note if the loan of such funds to the optionee has been authorized by the Board of Directors and the optionee pays so much of the exercise price as represents the par value of the common stock acquired in a form other than a promissory note and (b) by a broker under irrevocable instructions to the broker selling the underlying shares from the optionee.

     The purchase price, and vesting dates and/or requirements of restricted stock awards are determined by the Board of Directors or the committee. The Board of Directors or the committee may place conditions on the restricted stock awards, such as continued employment and/or the achievement of performance goals or objectives in a grant document. Restricted stock may not be sold, assigned, transferred or pledged except as specifically provided in the grant document. If a restricted stock award recipient's employment or other relationship with us terminates or other events specified in the grant document occur, we have the right to repurchase some or all of the shares of stock subject to the award at the purchase price of such stock.

     When we become subject to Section 162(m) of the Internal Revenue Code, which denies a deduction to publicly held corporations for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee, no person may be granted options under the 1999 Stock Option and Grant Plan covering more than 1,500,000 shares of common stock in any calendar year.

     In the event of any such merger, reorganization or sale in which the outstanding awards issued under the 1999 Stock Option and Grant Plan are generally not assumed by the surviving entity, or equivalent substitute awards are not issued by such issuing entity, all of the outstanding awards issued under the 1999 Stock Option and Grant Plan that are not then vested will become fully vested and exercisable upon the closing of the transaction. In such event, all awards issued under the 1999 Stock Option and Grant Plan will terminate upon closing of such transactions. All participants under the 1999 Stock Option and Grant Plan will be permitted to exercise, for a period of 15 days before any such termination, all awards held by them which are then exercisable or will become exercisable upon the closing of the transaction.

1999 DIRECTOR PLAN

     Our 1999 Director Plan was adopted by our Board of Directors in September
1999 and received stockholder approval in           1999. A total of 500,000
shares of common stock have been authorized of issuance under the 1999 Director Plan.

     The Director Plan is administered by our compensation committee. Under the 1999 Director Plan, each non-employee director who is or becomes a member of the Board of Directors is automatically granted on September 9, 1999 or, if not a director on that date, the date first elected to the Board of Directors, an option to purchase 50,000 shares of our common stock. In addition, provided that the director continues to serve as a member of the Board of Directors, each non-employee director will be automatically granted on the fourth anniversary of his or her initial option grant date and each year thereafter an option to purchase 12,500 shares of our common stock. Provided that the director continues to serve as a member of the Board of Directors, 25% of the shares included in each grant will become exercisable on each of the first, second, third and fourth anniversaries of the date of grant. All options granted under the 1999 Director Plan will have an exercise price equal to the fair market value of the common stock on the date of grant and a term of ten years from the date of grant. Unexercisable options terminate when the director ceases to be a director for any reason other than death or permanent disability. Exercisable options may be exercised at any time during the option term. In the event of a "change in control" transaction in which a director is not retained as a director of the surviving corporation, options granted to that director will become 100% vested and exercisable in full. The terms of the 1999 Director Plan is ten years, unless sooner terminated by vote of the Board of Directors.

1997 STOCK OPTION PLAN

     Our Board of Directors and stockholders adopted the 1997 Stock Option Plan in May 1997. The 1997 Stock Option Plan permits us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, employees, directors, consultants, and advisors. The 1997 Stock Option Plan allows for the issuance of 9,396,815 shares of common stock. Of the shares reserved for issuance under the 1997 Stock Option Plan, 334,208 shares remain available for future issuance as of October 31, 1999.

     The 1997 Stock Option Plan may be administered by the Board of Directors or a committee designated by the Board of Directors. Subject to the provisions of the 1997 Stock Option Plan, the Board of Directors or the committee may select the individuals eligible to receive awards, determine the terms and conditions of the awards granted, accelerate the vesting schedule of any award and generally administer and interpret the 1997 Stock Option Plan.

     The exercise price of options granted under the 1997 Stock Option Plan shall be determined by the Board of Directors or the committee. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, may not be granted at an exercise price less than the fair market value of the common stock on the date of grant, or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of outstanding capital stock. Non-qualified stock options may be granted at prices which are less than the fair market value of the underlying shares on the date granted. Options are typically subject to vesting schedules, terminate ten years from the date of grant and may be exercised for specified periods after the termination of the optionee's employment or other service relationship with us. Upon the exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the Board of Directors or committee or, in the sole discretion of the Board of Directors or committee, by delivery of shares of common stock that have been owned by the optionee free of restrictions for at least six months. The exercise price may also be delivered to us by the optionee in the form of a promissory note if the loan of such funds to the optionee has been authorized by the Board of Directors and the optionee pays that part of the exercise price that represents the par value of the common stock acquired in a form other than a promissory note.

     The purchase price, and vesting dates and/or requirements of restricted stock awards are determined by the Board of Directors or the committee. The Board of Directors or the committee may place conditions on the restricted stock awards, such as continued employment and/or the achievement of performance goals or objectives in a grant document. Restricted stock may not be sold, assigned, transferred or pledged except as specifically provided in the grant document. If a restricted stock award recipient's employment or other relationship with us terminates or other events specified in the grant document occur, we have the right to repurchase some or all of the shares of stock subject to the award at the purchase price of such stock.

     When we become subject to Section 162(m) of the Internal Revenue Code, no person may be granted options under the 1997 Stock Option Plan covering more than 1,750,000 shares of common stock in any calendar year.

EMPLOYMENT AGREEMENTS

     Mr. Besier's employment agreement, dated April 2, 1998, provides for an initial annual salary of $200,000 and an annual bonus of up to $150,000 based on FirePond's achievement, during the applicable fiscal year, of certain performance goals agreed upon by Mr. Besier and our Board of Directors prior to the beginning of each fiscal year. The agreement also provides that he will be eligible to earn an additional bonus of up to $100,000 if FirePond achieves or surpasses performance targets in excess of the performance goals. Mr. Besier received stock options under our 1997 Stock Option Plan to purchase 1,417,960 shares of our common stock at an exercise price of approximately $3.95 per share. These options vest as to 29,494 shares monthly commencing on August 7, 1997 and shall be fully vested on July 7, 2001. Upon the occurrence of specified liquidity events, such as a merger or acquisition of FirePond, 80% of the then unvested options will become vested at the time of the event, increasing to 100% if there shall be a reduction in the scope of Mr. Besier's employment responsibilities in connection with the liquidity event. Mr. Besier was also granted piggyback registration rights for all shares of our common stock which he acquires. In the event of Mr. Besier's death during the terms of his employment, his legal representative will receive Mr. Besier's annual salary for 12 months, an amount equal to his most recent annual bonus, payable in quarterly installments, and 75% of Mr. Besier's options to purchase shares of our common stock shall become fully vested and exercisable, with the remaining 25% percent terminating. If Mr. Besier is terminated without cause, or he voluntarily resigns due to a constructive termination, he shall receive severance payments equal to his annual salary payable in equal monthly installments for a period of 12 months and the term of his vested options shall be extended until the earlier of three months following the termination, the effectiveness of specified liquidity events, or nine months after an initial public offering.

     Mr. Williams' offer letter, dated May 11, 1998, provides for an initial annual salary of $208,000 commencing on June 1, 1998 and an annual bonus of up to 50% of his annual salary based on company performance and individual performance objectives. Mr. Williams received stock options to purchase 216,667 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 Stock

Option Plan, which options shall vest annually over four years commencing on June 1, 1998. Upon the occurrence of a change of control event, 50% of the then unvested options will become immediately vested and exercisable.

     Mr. Gorelik's offer letter, dated October 21, 1998, provides for an initial annual salary of $175,000 commencing on October 2, 1998 and an annual bonus of up to 50% of his annual salary based on company performance and individual performance objectives. Mr. Gorelik received stock options to purchase 433,334 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 Stock Option Plan, which options shall vest annually over four years commencing on October 2, 1998. Upon the occurrence of a change of control event, if Mr. Gorelik is not retained as an employee of the surviving company, with responsibilities similar to his responsibilities with FirePond, 80% of the then unvested options will become immediately vested and exercisable.

     Mr. McDermott's offer letter, dated December 11, 1998, provides for an initial annual salary of $160,000 commencing on January 4, 1998, an initial bonus of $25,000 and an annual bonus of up to $50,000 based on company performance and individual performance objectives. Mr. McDermott received stock options to purchase 283,334 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 Stock Option Plan, which options shall vest annually over four years commencing on January 4, 1998. In addition, in accordance with the offer letter, Mr. McDermott was granted an additional stock option to purchase 56,667 shares of our common stock on similar terms, upon the achievement of performance objectives related to this initial public offering. Upon the occurrence of a change of control event, if Mr. McDermott is not retained as an employee of the surviving company, with responsibilities similar to his responsibilities with FirePond, 80% of the unvested portion of these options will become immediately vested and exercisable.

     Mr. Waters' offer letter, dated September 5, 1997, provides for an initial annual salary of $120,000 commencing on September 10, 1997. Mr. Waters received stock options to purchase 16,667 shares of our common stock at an exercise price of approximately $3.95 per share under the 1997 Stock Option Plan, which options shall vest annually over four years commencing on September 16, 1997. In addition, in accordance with the offer letter, Mr. Waters received a cash payment of $50,000 and stock options to purchase 33,334 shares of our common stock in substitution for commissions Mr. Waters would have received from his previous employer.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors to FirePond or our stockholders for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws or to parties other than FirePond or our stockholders and does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Our by-laws provide that directors and officers shall be, and in the discretion of the Board of Directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on our behalf. The by-laws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any by-law, agreement, vote of stockholders or otherwise. We also have directors' and officers' insurance against certain liabilities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons of FirePond as described above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              CERTAIN TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS

     We have issued preferred stock in private placement transactions as follows. The tables below gives effect to a five-for-one stock split which occurred in July 1997 and affected only the Series A Convertible Participating Preferred Stock.

                                                                NUMBER OF    PRICE PER      AGGREGATE
DATE OF ISSUANCE                             SERIES              SHARES        SHARE      CONSIDERATION
----------------                             ------             ---------    ---------    -------------
May 1997...........................  Series A Convertible       4,188,880     $  2.63      $11,000,000(1)
                                     Participating Preferred
July 1997..........................  Series C Convertible         570,342        2.63        1,500,000
                                     Participating Preferred
October 1997.......................  Series D Convertible         100,000      100.00       10,000,000
                                     Participating Preferred
April 1998.........................  Series E Convertible       7,604,563        2.63       20,000,000(2)
                                     Participating Preferred
February 1999......................  Series F Convertible       6,734,008        2.97       20,000,000(3)
                                     Preferred
February 1999......................  Series G Convertible       7,604,563        2.63       20,000,000(4)
                                     Participating Preferred

------------
(1) Warrants to purchase 190,438 shares of Series B preferred stock, at an exercise price of $19.69 per share, were issued to the purchasers of our Series A preferred stock in connection with the sale of Series A preferred stock. The aggregate consideration received for these warrants was $1,000.

(2) The aggregate consideration received for the Series E preferred stock consisted of the exchange of all of the outstanding shares of Series D preferred stock and the payment of an additional $10,000,000.

(3) Warrants to purchase 673,401 shares of Series F preferred stock, at an exercise price of $3.56 per share, were issued to the purchasers of our Series F preferred stock in connection with the sale of our Series F preferred stock. The aggregate consideration received for the warrants was $1,000.

(4) The aggregate consideration received for the Series G preferred stock consisted only of the exchange of all of the outstanding shares of Series E preferred stock.

     The following table summarizes the shares of our preferred stock purchased by our Named Executive Officers, directors and 5% stockholders, and persons and entities associated with them.

                                  SERIES A         SERIES D         SERIES E                        SERIES G
                                 CONVERTIBLE      CONVERTIBLE      CONVERTIBLE      SERIES F       CONVERTIBLE
                                PARTICIPATING    PARTICIPATING    PARTICIPATING    CONVERTIBLE    PARTICIPATING
                                  PREFERRED        PREFERRED        PREFERRED       PREFERRED       PREFERRED
INVESTOR                            STOCK            STOCK            STOCK           STOCK           STOCK
--------                        -------------    -------------    -------------    -----------    -------------
General Atlantic Partners.....    4,188,880         100,000         7,604,563         841,751       7,604,563
Technology Crossover
Ventures......................           --              --                --       4,208,755              --
Lehman Brothers...............           --              --                --       1,683,502              --

For more detailed information regarding the investors, see "Principal Stockholders."

     In connection with the sale of our Series F Convertible Preferred Stock, we agreed to use our reasonable best efforts to cause the underwriter of our initial public offering to offer to sell to the Series F stockholders 7.5% of the shares sold to the public in the offering. The shares are to be allocated among the Series F stockholders on a pro rata basis based upon the number of Series F shares held. General Atlantic Partners, Technology Crossover Ventures and Lehman Brothers are the Series F stockholders.

     On September 30, 1999, we sold 33,334 shares of common stock to Edwin B. Lange, our Senior Vice President of North American Sales, for an aggregate purchase price of $148,500.

     On November 12, 1999, we borrowed $6.0 million of subordinated indebtedness from an outside investor, and General Atlantic Partners and Technology Crossover Ventures, existing stockholders of FirePond. The indebtedness bears interest at 12.0% and is due upon the earlier of the closing of this offering and November 12, 2000. If we have not closed an initial public offering of our stock by June 12, 2000 or in the event we enter into a sale transaction prior to June 12, 2000, the subordinated indebtedness is convertible into shares of our preferred stock having rights equivalent to our existing Series F preferred stock at a rate of $2.97 per share. The Company also issued to these lenders warrants to purchase an aggregate of 360,000 shares of our common stock at an exercise price of $5.25 per share.

PAYMENTS TO STOCKHOLDERS

     In connection with the sales of our preferred stock, we agreed to make payments to certain of our stockholders upon consummation of this offering as follows:

     - an aggregate amount of $10,000,000 to certain holders of our common stock;

     - an aggregate amount of $15,000,000 to holders of our Series A preferred stock;

     - an aggregate amount of $750,000 to holders of our Series C preferred stock; and

     - an aggregate of up to $20,000,000 to holders of our Series G preferred stock.

     These amounts are payable in cash, or, at our option, shares of our common stock with an aggregate value, based upon the offering price for our stock assumed in our registration statement as filed with the SEC, equal to the amount payable. Our Board of Directors has elected to make these payments in shares of common stock upon consummation of this offering.

REGISTRATION RIGHTS AGREEMENTS

     Certain holders of our common stock and preferred stock have certain registration rights with respect to their shares of common stock, including shares of common stock issuable upon conversion of their preferred stock. See "Description of Capital Stock -- Registration Rights of Certain Holders."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of common stock as of October 31, 1999 and as adjusted to reflect the sale of the common stock offered hereby, by:

     - all persons who own beneficially 5% or more of our common stock;

     - each of the Named Executive Officers;

     - each of our directors; and

     - all directors and executive officers as a group.

     Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with the rules issued by the SEC. Under these rules, beneficial ownership includes any shares which the individual or entity has sole or shared voting or investment power and shares of common stock subject to options held that are currently exercisable or exercisable within 60 days of October 31, 1999. The applicable percentage of "beneficial ownership" after the
offering is based upon        shares of common stock outstanding, which includes
shares issuable upon conversion of all outstanding shares of convertible preferred stock upon completion of this offering, plus any shares subject to such options held by that individual or entity.

     The address of General Atlantic is General Atlantic Partners, LLC, 3 Pickwick Plaza, Greenwich, Connecticut 06830. The address of Technology Crossover Ventures is Technology Crossover Ventures, 575 High Street, Suite 400, Palo Alto, California 54301. The address of Lehman Brothers is Lehman Brothers, 3 World Financial Center, New York, New York 10285.

                                                                                    PERCENT
                                                                               BENEFICIALLY OWNED
                                                          NUMBER OF SHARES   ----------------------
                                                            BENEFICIALLY     BEFORE THE   AFTER THE
                                                               OWNED          OFFERING    OFFERING
                                                          ----------------   ----------   ---------
General Atlantic Partners (1)...........................
Technology Crossover Ventures (2).......................
Lehman Brothers (3).....................................
Jerome D. Johnson (4)...................................
Klaus P. Besier (5).....................................
Ilya G. Gorelik (6).....................................
Graham S. Williams (7)..................................
Paul K. McDermott (8)...................................
Steven J. Waters (9)....................................
Paul R. Butare (10).....................................
J. Michael Cline........................................
William O. Grabe (11)...................................
All executive officers and directors as a group (10
  persons) (12).........................................

------------
  *  Less than 1%

 (1) Represents       shares held by GAP Coinvestment Partners, L.P.,
     shares held by GAP Coinvestment Partners II L.P.,       shares held by
     General Atlantic Partners 40, L.P.       shares held by General Atlantic
     Partners 46, L.P. and       shares held by General Atlantic Partners 52,
     L.P. GAP Coinvestment Partners, L.P., GAP Coinvestment Partners II, L.P., General Atlantic Partners 40, L.P., General Atlantic Partners 46, L.P. and General Atlantic Partners 52, L.P. are part of an affiliated group of investment partnerships referred to, collectively, as General Atlantic Partners.

 (2) Represents        shares held by TCV III (GP),         shares held by TCV
     III, L.P.,         shares held by TCV III (Q), L.P., and       shares held
     by TCV III Strategic Partners, L.P. TCV III (GP), TCV III, L.P., TCV III
     (Q), L.P. and TCV III Strategic Partners L.P. are part of an affiliated group of investment partnerships referred to, collectively, as Technology Crossover Ventures.

 (3) Represents       shares held by Lehman Brothers VC Partners, L.P.
     and        shares held by Lehman Brothers Venture Capital Partners I, L.P.
     Lehman Brothers VC Partners, L.P. and Lehman Brothers Venture Capital Partners I, L.P. are part of an affiliated group of investment partnerships referred to, collectively, as Lehman Brothers.

 (4)

 (5) Includes       shares underlying options granted to Mr. Besier exercisable within 60 days of October 31, 1999.

 (6) Includes       shares underlying options granted to Mr. Gorelik exercisable within 60 days of October 31, 1999.

 (7) Includes       shares underlying options granted to Mr. Williams
     exercisable within 60 days of October 31, 1999.

 (8) Includes       shares underlying options granted to Mr. McDermott
     exercisable within 60 days of October 31, 1999.

 (9) Includes       shares underlying options granted to Mr. Waters exercisable within 60 days of October 31, 1999.

(10) Includes       shares underlying options granted to Mr. Butare exercisable within 60 days of October 31, 1999.

(11) Represents shares described in Note (1) above, beneficially owned by General Atlantic Partners. Mr. Grabe disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Includes shares underlying options granted to Mr. Grabe exercisable within 60 days of October 31, 1999.

(12) Includes        shares underlying options granted to     exercisable within
     60 days of October 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the offering, our authorized capital stock will
consist of        shares of common stock of which        will be issued and
outstanding; and        shares of undesignated preferred stock issuable in one
or more series to be designated by our Board of Directors, of which no shares will be issued and outstanding.

     As of October 31, 1999, there were outstanding:

     - 10,039,484 shares of common stock held by approximately 70 stockholders of record;

     - 19,097,793 shares of convertible preferred stock (convertible into shares of common stock upon completion of this offering);

     - warrants to purchase 190,438 shares of convertible preferred stock (convertible into 634,794 shares of common stock upon completion of this offering);

     - warrants to purchase 504,867 shares of common stock; and

     - options to purchase an aggregate of 7,504,871 shares of common stock.

In addition, warrants to purchase 360,000 shares of common stock with an exercise price of $5.25 per share were issued to lenders in November 1999.

COMMON STOCK

     The holders of common stock have one vote per share. Holders of common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, subject to any voting rights granted to holders of any then outstanding preferred stock. Except as otherwise provided by law, amendments to our certificate of incorporation, which will be effective upon consummation of the offering, must be approved by a majority of the voting power of the common stock.

     Holders of common stock share ratably in any dividends declared by the Board of Directors, subject to the preferential rights of any preferred stock then outstanding. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. In the event of our merger or consolidation with or into another company as a result of which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of common stock will be entitled to receive the same kind and amount, on a per share of common stock basis, of such shares of stock and other securities and property, including cash. On our liquidation, dissolution or winding up, all holders of common stock are entitled to share ratably in any assets available for distribution to the holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

     Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to establish the voting rights, if any, and the designations, powers, preferences, qualifications, limitations and restrictions applicable to the shares of each series. Our Board of Directors may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board of Directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our existing management. We have no present plans to issue any shares of preferred stock.

WARRANTS

     As of October 31, 1999, there were outstanding:

     - warrants to purchase up to 190,438 shares of Series B preferred stock at an exercise price of approximately $19.69 per share that were issued to General Atlantic Partners, which will be automatically converted upon the closing of this offering into a warrant to purchase 634,794 shares of common stock at an exercise price of $5.91 per share;

     - a warrant to purchase up to 200,000 shares of common stock at an exercise price of approximately $3.95 per share that was issued to a vendor; and

     - warrants to purchase an aggregate of up to 304,867 shares of common stock at an exercise price of $7.22 per share that were issued to strategic partners and a customer.

In addition, warrants to purchase 360,000 shares of common stock with an exercise price of $5.25 per share were issued to lenders in November 1999. We plan to issue additional warrants to purchase up to 500,000 shares of our common stock over the next 12 months in connection with future sales of our products as well as to our present and future strategic partners.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Under the terms of our Registration Rights Agreement certain of our shareholders may demand that we file a registration statement for the registration of all or any portion of their shares, subject to certain minimum thresholds, under the Securities Act. We are not required to effect more than a total of two of these demand registrations per year. Upon completion of this
offering, holders of an aggregate of           shares will be party to the
Registration Rights Agreement.

     In addition, after the closing of the offering, these stockholders will be entitled to piggyback registration rights in connection with any registration by us of securities for our own account or the account of other stockholders. If we propose to register any shares of common stock under the Securities Act, we are required to give those stockholders notice of the registration and to include their shares in the registration statement. At any time after we become eligible to file a registration statement on Form S-3, these stockholders may require us to file up to two registration statements on Form S-3 in any given 12-month period under the Securities Act with respect to their shares of common stock.

     The registration rights of these stockholders, subject to certain limitations, will terminate when the shares held by them may be sold under Rule 144 under the Securities Act. We are generally required to bear all of the expenses of all demand and piggyback registrations, except underwriting discounts and commissions. We also have agreed to indemnify those stockholders under the terms of the Registration Rights Agreement.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     Any amendment to our certificate of incorporation must first be approved by a majority of the Board of Directors and thereafter approved by a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Statutory Business Combination Provision. Following the offering, we will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from consummating a "business combination" with an "interested stockholder" for a period of three years after the date such person became an interested stockholder unless:

     - before such person became an interested stockholder, the Board of Directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon the closing of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who are also officers of the corporation and shares held by employee stock plans; or

     - following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66.67% of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the prior three years, owned 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset sales and other similar transactions resulting in a financial benefit to an interested stockholder.
Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from an amendment approved by holders of at least a majority of the outstanding voting stock. Neither our certificate of incorporation nor our by-laws contains any such exclusion.

     Charter and By-law Provisions. Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our by-laws provide that a special meeting of stockholders may be called only by the President or the Board of Directors unless otherwise required by law. Our by-laws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law. In addition, our by-laws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

     Ability to Adopt Stockholder Rights Plan. The Board of Directors may in the future resolve to issue shares of preferred stock or rights to acquire such shares to implement a stockholder rights plan. A stockholder rights plan typically creates voting or other impediments that would discourage persons seeking to gain control of FirePond by means of a merger, tender offer, proxy contest or otherwise if the Board of Directors determines that such change in control is not in the best interests of our stockholders. The Board of Directors has no present intention of adopting a stockholder rights plan and is not aware of any attempt to obtain control of FirePond.

TRADING ON THE NASDAQ NATIONAL MARKET SYSTEM

     The shares being sold in the offering have been approved for quotation on the Nasdaq National Market under the symbol "FIRE."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be
               .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

     After this offering,             shares of common stock will be
outstanding, assuming the issuance of an aggregate of           shares of common
stock. The number of shares outstanding after this offering is based on the
number of shares outstanding as of                , 1999, and assumes no
exercise of outstanding options. The           shares sold in this offering will
be freely tradable without restriction under the Securities Act. The remaining shares of common stock outstanding upon completion of the offering are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act or Rules 144 or 701 of the Securities Act.

     The remaining           shares of common stock held by existing
stockholders are restricted shares or are subject to the contractual restrictions described below. Restricted shares may be sold in the public market only if registered or if they qualify for an exception from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are
summarized below. Of these restricted shares,             shares will be
available for resale in the public market in reliance on Rule 144(k) immediately
following this offering, of which             shares are subject to lock-up
agreements described below. An additional           shares will be available for
resale in the public market in reliance on Rule 144 beginning 90 days following
this offering, of which           shares are subject to lock-up agreements. The
remaining           shares become eligible for resale in the public market at
various dates thereafter, all of which shares are subject to lock-up agreements.

     Each of our executive officers and directors, and certain of our other
stockholders, who will own in the aggregate           shares of common stock
after the offering, have entered into lock-up agreements generally providing that they will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to any shares of common stock, any options or warrants to purchase, any of the shares of common stock or any securities convertible into, or exercisable or exchangeable for, common stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of BancBoston Robertson Stephens Inc.

     BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, BancBoston Robertson Stephens Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 180 day lock-up period, additional shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     In general, under Rule 144 as currently in effect, an affiliate of FirePond or a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate of FirePond, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of our then outstanding shares of common stock or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about FirePond. Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of FirePond at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years including any period of ownership of preceding non-affiliated holders, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from FirePond by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued in connection with written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period.

     At November 12, 1999, we had reserved an aggregate of 9,339,079 shares of common stock for issuance pursuant to the 1997 Stock Option Plan, and options to
purchase approximately          shares were outstanding under the 1997 Stock
Option Plan, we had reserved an aggregate of 3,000,000 shares of common stock for issuance pursuant to the 1999 Stock Option and Grant Plan, and no options were outstanding under the 1999 Stock Option and Grant Plan, and we had reserved an aggregate of 500,000 shares of common stock for issuance pursuant to the 1999
Director Plan, and options to purchase          shares were outstanding under
the 1999 Director Plan. As soon as practicable following the offering, we intend to file a registration statement under the Securities Act to register shares of common stock reserved for issuance under the 1997 Stock Option Plan and the 1999 Stock Option and Grant Plan. Such registration statement will automatically become effective immediately upon filing. Any shares issued upon the exercise of stock options will be eligible for immediate public sale, subject to the lock-up agreements noted above.

     We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under the 1997 Stock Option Plan, the 1999 Director Plan and the 1999 Stock Option and Grant Plan.

     Following the offering, some of our stockholders will have rights to require us to register their shares of common stock under the Securities Act, and they will have rights to participate in any future registration of securities by us. See "Description of Capital Stock -- Registration Rights of Certain Holders."

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Dain Rauscher Incorporated, SG Cowen Securities Corporation and E*OFFERING Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ----------
BancBoston Robertson Stephens Inc. .........................
Dain Rauscher Incorporated..................................
SG Cowen Securities Corporation.............................
E*OFFERING Corp. ...........................................
                                                               --------
     Total..................................................
                                                               ========

     We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in
excess of $     per share, of which $          may be reallowed to other
dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

     Over-Allotment Option. We and one of our stockholders have granted to the underwriters an option, exercisable during the 30-day period after the date of
this prospectus, to purchase up to        additional shares of common stock at
the same price per share as we will receive for the           shares that the
underwriters have agreed to purchase. If the underwriters exercise the option in
full, we will sell           additional shares and the selling stockholder will
sell           additional shares. If the underwriters exercise this option only in part, the option shares will be sold first by the selling stockholder, and we will sell only if, and to the extent, the underwriters exercise the option to
purchase more than           shares. To the extent that the underwriters
exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table
represents as a percentage of the           shares offered by this prospectus.
If purchased, the additional shares will be sold by the underwriters on the same
terms as those on which the           shares are being sold. We and the selling
stockholder will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover
over-allotments made in connection with the sale of the           shares of
common stock offered by this prospectus.

     The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                               PER       WITHOUT OVER-ALLOTMENT    WITH OVER-ALLOTMENT
                                              SHARE              OPTION                  OPTION
                                             --------    ----------------------    -------------------
Assumed public offering price..............  $                  $                       $
Underwriting discounts and commissions.....  $
Proceeds, before expenses, to us...........

     The expenses of the offering payable by us are estimated at
$               . BancBoston Robertson Stephens Inc. expects to deliver the
shares of common stock to purchasers on                     , 2000.

     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling stockholder against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. Each of our executive officers, directors and certain of our other stockholders of record have agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge, or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period.

     Future Sales. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., (a) consent to the disposition of any shares held by the stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive stock awards under our stock incentive plans. See "Shares Eligible for Future Sale."

     Internet Distribution. E*OFFERING Corp. is the exclusive Internet underwriter for this offering. E*OFFERING Corp. has agreed to allocate a portion of the shares that it purchases to E*TRADE Securities, Inc., E*OFFERING Corp. and E*TRADE will allocate shares to their respective customers in accordance with usual and customary industry practices. A prospectus in electronic format will be made available on Internet sites maintained by E*OFFERING Corp. and E*TRADE. Other than the prospectus in electronic format, the information on these Internet sites is not part of this prospectus or the registration statement of which the prospectus forms a part.

     Directed Shares. We have requested that the underwriters reserve up to 5% of the shares of common stock for sale at the initial public offering price to directors, officers, employees and other persons designated by us.

     Listing. The shares being sold in the offering have been approved for quotation on the Nasdaq National Market under the symbol "FIRE."

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

     Stabilization. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilization bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for FirePond by McDermott, Will & Emery, Boston, Massachusetts. Various legal matters related to the sale of the common stock offered hereby will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated balance sheets as of October 31, 1997 and 1998 and July 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended October 31, 1997 and 1998 and the nine months ended July 31, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing.

     The combined statements of operations, stockholders' equity (deficit), and cash flows for the year ended October 31, 1996, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement, parts of which have been omitted as permitted by the SEC rules and regulations. For further information about us and our common stock, you should refer to the registration statement. Statements contained in this prospectus as to any contract or other document are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

     The registration statement can be inspected and copied at the public reference facility maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the registration statement is publicly available through the SEC's site on the Internet's World Wide Web, located at http://www.sec.gov.

     We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing to the SEC.

                        FIREPOND, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   F-2

Independent Auditors' Report................................   F-3

Consolidated Balance Sheets as of October 31, 1997 and 1998
  and July 31, 1999.........................................   F-4

Consolidated Statements of Operations for the Fiscal Years
  Ended October 31, 1996, 1997 and 1998 and the Nine Months
  ended July 31, 1998 (Unaudited) and 1999..................   F-5

Consolidated Statements of Stockholders' Equity (Deficit)
  for the Fiscal Years Ended October 31, 1996, 1997 and 1998
  and the Nine Months Ended July 31, 1999...................   F-6

Consolidated Statements of Cash Flows for the Fiscal Years
  Ended October 31, 1996, 1997 and 1998 and the Nine Months
  ended July 31, 1998 (Unaudited) and 1999..................   F-8

Notes to Consolidated Financial Statements..................   F-9

After the two-for-three stock split discussed in Note 9(b) to FirePond, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          /s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
November 12, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of FirePond, Inc.:

     We have audited the accompanying consolidated balance sheets of FirePond, Inc. (a Minnesota corporation) and subsidiaries as of October 31, 1997 and 1998 and July 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended October 31, 1997 and 1998 and the nine-month period ended July 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The combined financial statements of FirePond, Inc. for the year ended October 31, 1996 were audited by other auditors whose report dated December 30, 1997 expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirePond, Inc. and subsidiaries as of October 31, 1997 and 1998 and July 31, 1999, and the results of their operations and their cash flows for the years ended October 31, 1997 and 1998 and the nine-month period ended July 31, 1999, in conformity with generally accepted accounting principles.

Boston, Massachusetts
October 15, 1999
(except with respect to the
matters discussed in Notes 1(a) and 9(b) as
to which the date is November   , 1999)

After the two-for-three stock split discussed in Note 9(b) to FirePond, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
November 12, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of FirePond, Inc.:

     We have audited the accompanying combined statements of operations, stockholders' equity (deficit), and cash flows of FirePond, Inc. (formerly Clear With Computers, Inc.) (the Company) for the year ended October 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined results of operations and cash flows of FirePond, Inc. for the year ended October 31, 1996, in conformity with generally accepted accounting principles.

Minneapolis, Minnesota
December 30, 1997
(November   , 1999 as to Note 9(b))

                        FIREPOND, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  OCTOBER 31,
                                                              --------------------
                                                                1997        1998      JULY 31, 1999
                                                              --------    --------    -------------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 10,147    $  2,324      $  1,936
  Accounts receivable, net of allowance for doubtful
    accounts of $100, $290 and $380 in 1997, 1998 and 1999,
    respectively............................................     4,515       6,214         8,716
  Unbilled services.........................................       794         845         1,878
  Prepaid expenses and other current assets.................       348         405         1,319
                                                              --------    --------      --------
                                                                15,804       9,788        13,849
Property and equipment, net.................................     9,384       8,443         5,126
Restricted cash.............................................        --          --           550
Other assets................................................       386         378           561
                                                              --------    --------      --------
                                                              $ 25,574    $ 18,609      $ 20,086
                                                              ========    ========      ========
       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit............................................  $  2,790    $     --      $  2,933
  Current portion of long-term debt.........................     5,786       4,769         1,260
  Accounts payable..........................................     1,694       1,832         1,494
  Accrued liabilities.......................................     9,523       5,413         5,163
  Deferred revenue..........................................     2,225       4,614         7,402
  Billings in excess of costs...............................     2,305          --            --
                                                              --------    --------      --------
                                                                24,323      16,628        18,252
Long-term debt, less current portion........................     3,991       1,727         1,130
Restructuring accrual, less current portion.................        --          --           475
Commitments and contingencies (Note 8)
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value --
    Authorized -- 50,000,000 shares;
    Issued and outstanding -- 4,859,222, 12,363,785 and
      19,097,793 shares in 1997, 1998 and 1999, respectively
      (liquidation preference of $71,500,000 as of July 31,
      1999).................................................        49         124           191
  Common stock, $0.01 par value --
    Authorized -- 100,000,000 shares;
    Issued and outstanding -- 9,905,787, 10,004,315 and
      10,024,526 shares in 1997, 1998 and 1999,
      respectively..........................................        99         100           100
  Additional paid-in capital................................    22,775      33,745        55,839
  Accumulated deficit.......................................   (25,651)    (33,715)      (54,232)
  Deferred compensation.....................................        --          --        (1,464)
  Cumulative translation adjustment.........................        --          --          (139)
  Subscription receivables..................................       (12)         --           (66)
                                                              --------    --------      --------
    Total stockholders' equity (deficit)....................    (2,740)        254           229
                                                              --------    --------      --------
                                                              $ 25,574    $ 18,609      $ 20,086
                                                              ========    ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              FISCAL YEARS ENDED OCTOBER 31,            NINE MONTHS ENDED JULY 31,
                                       --------------------------------------------   -------------------------------
                                          1996           1997             1998             1998             1999
                                       ----------   --------------   --------------   --------------   --------------
                                       (COMBINED)   (CONSOLIDATED)   (CONSOLIDATED)   (CONSOLIDATED)   (CONSOLIDATED)
                                                                                       (UNAUDITED)
Revenues:
Product-related revenues:
    License..........................   $    --        $    416         $ 1,580          $   989          $  6,632
    Services and maintenance.........        --              --           6,701            4,912             5,605
                                        -------        --------         -------          -------          --------
       Total product-related
         revenues....................        --             416           8,281            5,901            12,237

  Custom development services........    34,158          26,114          22,354           18,272            12,061
                                        -------        --------         -------          -------          --------
       Total revenues................    34,158          26,530          30,635           24,173            24,298
                                        -------        --------         -------          -------          --------
Cost of revenues:
  License............................        --              --              15                9                 6
  Product-related services and
    maintenance......................        --              --           3,061            2,381             3,890
  Custom development services........    20,036          27,173           9,230            7,170             8,622
                                        -------        --------         -------          -------          --------
       Total cost of revenues........    20,036          27,173          12,306            9,560            12,518
                                        -------        --------         -------          -------          --------
Gross profit (loss)..................    14,122            (643)         18,329           14,613            11,780
Operating expenses:
  Sales and marketing................     5,290           8,080          13,680            9,765            17,035
  Research and development...........     2,601           3,634           8,199            5,930             6,372
  General and administrative.........     3,081           3,188           3,516            2,606             5,062
  Stock-based compensation...........        --             450             672              316               798
  Restructuring charge...............        --          11,203              --               --             2,625
                                        -------        --------         -------          -------          --------
       Total operating expenses......    10,972          26,555          26,067           18,617            31,892
                                        -------        --------         -------          -------          --------
Income (loss) from operations........     3,150         (27,198)         (7,738)          (4,004)          (20,112)
Interest expense.....................    (1,269)         (1,536)           (616)            (479)             (526)
Other income (expense), net..........       (37)            (55)            290              185               121
                                        -------        --------         -------          -------          --------
Net income (loss)....................   $ 1,844        $(28,789)        $(8,064)         $(4,298)         $(20,517)
                                        =======        ========         =======          =======          ========
Net income (loss) per share (Note
  3(a)):
  Basic and diluted net income (loss)
    per share........................   $  0.18        $  (2.79)        $ (0.81)         $ (0.43)         $  (2.05)
                                        =======        ========         =======          =======          ========
  Basic weighted average common
    shares outstanding...............    10,401          10,319           9,925            9,908            10,017
                                        =======        ========         =======          =======          ========
  Diluted weighted average common
    shares outstanding...............    10,432          10,319           9,925            9,908            10,017
                                        =======        ========         =======          =======          ========
Pro forma net loss per share
  (unaudited) (Note 3(b)):
  Pro forma net loss per share.......                                   $ (0.48)                          $  (0.99)
                                                                        =======                           ========
  Pro forma basic and diluted
    weighted average common shares
    outstanding......................                                    16,900                             20,754
                                                                        =======                           ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                PREFERRED STOCK           COMMON STOCK
                                              --------------------   ----------------------
                                                            $0.01                                          ADDITIONAL
                                                             PAR                  $0.01 PAR   MEMBERSHIP    PAID-IN
                                                SHARES      VALUE      SHARES       VALUE       UNITS       CAPITAL
                                              -----------   ------   ----------   ---------   ----------   ----------
Balance, October 31, 1995 -- Combined.......           --   $  --    10,438,600     $104             --     $ 1,430
Issuance of common stock....................           --      --        13,640       --             --           8
 Repurchase and retirement of common
   stock....................................           --      --       (89,370)      (1)            --         (73)
 Issuance of membership units...............           --      --            --       --        112,278          --
 Advances to stockholders...................           --      --            --       --             --          --
 Distributions to stockholders..............           --      --            --       --             --          --
 Net income.................................           --      --            --       --             --          --
 Comprehensive income for the year ended
   October 31, 1996.........................
                                              -----------   -----    ----------     ----       --------     -------
Balance, October 31, 1996 -- Combined.......           --      --    10,362,870      103        112,278       1,365
 Issuance of Series A preferred stock.......    4,188,880      42            --       --             --       9,321
 Issuance of warrants to purchase Series B
   preferred stock..........................           --      --            --       --             --           1
 Issuance of Series C preferred stock.......      570,342       6            --       --             --       1,494
 Issuance of Series D preferred stock.......      100,000       1            --       --             --       9,988
 Issuance of common stock...................           --      --        69,167        1             --         149
 Repurchase and retirement of common
   stock....................................           --      --      (172,633)      (2)            --        (146)
 Elimination of subsidiaries, net of
   issuances................................           --      --      (353,617)      (3)      (112,278)          3
 Payments by stockholders...................           --      --            --       --             --          --
 Exchange of stockholder receivable for
   consulting services......................           --      --            --       --             --          --
 Distributions to stockholders..............           --      --            --       --             --          --
 Stock-based compensation expense...........           --      --            --       --             --         600
 Net loss...................................           --      --            --       --             --          --
 Comprehensive loss for the year ended
   October 31, 1997.........................
                                              -----------   -----    ----------     ----       --------     -------


                                                RETAINED                                                     TOTAL
                                                EARNINGS                    CUMULATIVE                   STOCKHOLDERS'
                                              (ACCUMULATED     DEFERRED     TRANSLATION   SUBSCRIPTION      EQUITY
                                                DEFICIT)     COMPENSATION   ADJUSTMENT    RECEIVABLES      (DEFICIT)
                                              ------------   ------------   -----------   ------------   -------------
Balance, October 31, 1995 -- Combined.......    $  1,846       $    --         $  --         $(545)        $  2,835
Issuance of common stock....................          --            --            --            --                8
 Repurchase and retirement of common
   stock....................................          --            --            --            --              (74)
 Issuance of membership units...............          --            --            --            --               --
 Advances to stockholders...................          --            --            --           (28)             (28)
 Distributions to stockholders..............        (385)           --            --            --             (385)
 Net income.................................       1,844            --            --            --            1,844
 Comprehensive income for the year ended
   October 31, 1996.........................
                                                --------       -------         -----         -----         --------
Balance, October 31, 1996 -- Combined.......       3,305            --            --          (573)           4,200
 Issuance of Series A preferred stock.......          --            --            --            --            9,363
 Issuance of warrants to purchase Series B
   preferred stock..........................          --            --            --            --                1
 Issuance of Series C preferred stock.......          --            --            --            --            1,500
 Issuance of Series D preferred stock.......          --            --            --            --            9,989
 Issuance of common stock...................          --            --            --            --              150
 Repurchase and retirement of common
   stock....................................          --            --            --            --             (148)
 Elimination of subsidiaries, net of
   issuances................................          --            --            --            --               --
 Payments by stockholders...................          --            --            --           361              361
 Exchange of stockholder receivable for
   consulting services......................          --            --            --           200              200
 Distributions to stockholders..............        (167)           --            --            --             (167)
 Stock-based compensation expense...........          --            --            --            --              600
 Net loss...................................     (28,789)           --            --            --          (28,789)
 Comprehensive loss for the year ended
   October 31, 1997.........................
                                                --------       -------         -----         -----         --------


                                              COMPREHENSIVE
                                              INCOME (LOSS)
                                              -------------
Balance, October 31, 1995 -- Combined.......
Issuance of common stock....................
 Repurchase and retirement of common
   stock....................................
 Issuance of membership units...............
 Advances to stockholders...................
 Distributions to stockholders..............
 Net income.................................    $  1,844
                                                --------
 Comprehensive income for the year ended
   October 31, 1996.........................    $  1,844
                                                ========
Balance, October 31, 1996 -- Combined.......
 Issuance of Series A preferred stock.......
 Issuance of warrants to purchase Series B
   preferred stock..........................
 Issuance of Series C preferred stock.......
 Issuance of Series D preferred stock.......
 Issuance of common stock...................
 Repurchase and retirement of common
   stock....................................
 Elimination of subsidiaries, net of
   issuances................................
 Payments by stockholders...................
 Exchange of stockholder receivable for
   consulting services......................
 Distributions to stockholders..............
 Stock-based compensation expense...........
 Net loss...................................    $(28,789)
                                                --------
 Comprehensive loss for the year ended
   October 31, 1997.........................    $(28,789)
                                                ========

                        FIREPOND, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                PREFERRED STOCK           COMMON STOCK
                                              --------------------   ----------------------
                                                            $0.01                                          ADDITIONAL
                                                             PAR                  $0.01 PAR   MEMBERSHIP    PAID-IN
                                                SHARES      VALUE      SHARES       VALUE       UNITS       CAPITAL
                                              -----------   ------   ----------   ---------   ----------   ----------
Balance, October 31, 1997 -- Consolidated...    4,859,222      49     9,905,787       99             --      22,775
 Exercise of common stock options...........           --      --        20,067       --             --          79
 Issuance of common stock...................           --      --        86,061        1             --         339
 Repurchase and retirement of common
   stock....................................           --      --        (7,600)      --             --         (30)
 Stock-based compensation expense...........           --      --            --       --             --         672
 Series D preferred stock exchanged for
   Series E preferred stock.................    3,702,281      37            --       --             --         (37)
 Issuance of Series E preferred stock.......    3,802,282      38            --       --             --       9,947
 Payments by stockholders...................           --      --            --       --             --          --
 Net loss...................................           --      --            --       --             --          --
 Comprehensive loss for the year ended
   October 31, 1998.........................
                                              -----------   -----    ----------     ----       --------     -------
Balance, October 31, 1998 -- Consolidated...   12,363,785     124    10,004,315      100             --      33,745
 Exercise of common stock options...........           --      --        20,211       --             --          80
 Issuance of Series F preferred stock.......    6,734,008      67            --       --             --      19,774
 Issuance of warrants to purchase Series F
   preferred stock..........................           --      --            --       --             --           1
 Cost of exchanging Series E for Series G
   preferred stock..........................           --      --            --       --             --         (23)
 Deferred stock-based compensation..........           --      --            --       --             --       2,262
 Stock-based compensation expense...........           --      --            --       --             --          --
 Cumulative translation adjustment..........           --      --            --       --             --          --
 Net loss...................................           --      --            --       --             --          --
 Comprehensive loss for the nine months
   ended July 31, 1999......................
                                              -----------   -----    ----------     ----       --------     -------
Balance, July 31, 1999 -- Consolidated......   19,097,793   $ 191    10,024,526     $100             --     $55,839
                                              ===========   =====    ==========     ====       ========     =======


                                                RETAINED                                                     TOTAL
                                                EARNINGS                    CUMULATIVE                   STOCKHOLDERS'
                                              (ACCUMULATED     DEFERRED     TRANSLATION   SUBSCRIPTION      EQUITY
                                                DEFICIT)     COMPENSATION   ADJUSTMENT    RECEIVABLES      (DEFICIT)
                                              ------------   ------------   -----------   ------------   -------------
Balance, October 31, 1997 -- Consolidated...     (25,651)           --            --           (12)          (2,740)
 Exercise of common stock options...........          --            --            --            --               79
 Issuance of common stock...................          --            --            --            --              340
 Repurchase and retirement of common
   stock....................................          --            --            --            --              (30)
 Stock-based compensation expense...........          --            --            --            --              672
 Series D preferred stock exchanged for
   Series E preferred stock.................          --            --            --            --               --
 Issuance of Series E preferred stock.......          --            --            --            --            9,985
 Payments by stockholders...................          --            --            --            12               12
 Net loss...................................      (8,064)           --            --            --           (8,064)
 Comprehensive loss for the year ended
   October 31, 1998.........................
                                                --------       -------         -----         -----         --------
Balance, October 31, 1998 -- Consolidated...     (33,715)           --            --            --              254
 Exercise of common stock options...........          --            --            --           (66)              14
 Issuance of Series F preferred stock.......          --            --            --            --           19,841
 Issuance of warrants to purchase Series F
   preferred stock..........................          --            --            --            --                1
 Cost of exchanging Series E for Series G
   preferred stock..........................          --            --            --            --              (23)
 Deferred stock-based compensation..........          --        (2,262)           --            --               --
 Stock-based compensation expense...........          --           798            --            --              798
 Cumulative translation adjustment..........          --            --          (139)           --             (139)
 Net loss...................................     (20,517)           --            --            --          (20,517)
 Comprehensive loss for the nine months
   ended July 31, 1999......................
                                                --------       -------         -----         -----         --------
Balance, July 31, 1999 -- Consolidated......    $(54,232)      $(1,464)        $(139)        $ (66)        $    229
                                                ========       =======         =====         =====         ========


                                              COMPREHENSIVE
                                              INCOME (LOSS)
                                              -------------
Balance, October 31, 1997 -- Consolidated...
 Exercise of common stock options...........
 Issuance of common stock...................
 Repurchase and retirement of common
   stock....................................
 Stock-based compensation expense...........
 Series D preferred stock exchanged for
   Series E preferred stock.................
 Issuance of Series E preferred stock.......
 Payments by stockholders...................
 Net loss...................................    $ (8,064)
                                                --------
 Comprehensive loss for the year ended
   October 31, 1998.........................    $ (8,064)
                                                ========
Balance, October 31, 1998 -- Consolidated...
 Exercise of common stock options...........
 Issuance of Series F preferred stock.......
 Issuance of warrants to purchase Series F
   preferred stock..........................
 Cost of exchanging Series E for Series G
   preferred stock..........................
 Deferred stock-based compensation..........
 Stock-based compensation expense...........
 Cumulative translation adjustment..........    $   (139)
 Net loss...................................     (20,517)
                                                --------
 Comprehensive loss for the nine months
   ended July 31, 1999......................    $(20,656)
                                                ========
Balance, July 31, 1999 -- Consolidated......

  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          FISCAL YEARS ENDED OCTOBER 31,            NINE MONTHS ENDED JULY 31,
                                                   --------------------------------------------   -------------------------------
                                                      1996           1997             1998             1998             1999
                                                   (COMBINED)   (CONSOLIDATED)   (CONSOLIDATED)   (CONSOLIDATED)   (CONSOLIDATED)
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
Net income (loss)................................    $1,844        $(28,789)        $(8,064)         $(4,298)         $(20,517)
  Adjustments to reconcile net income (loss) to
    net cash provided by (used in) operating
    activities:
    Noncash restructuring charges................        --           8,475              --               --             1,532
    Exchange of stockholder receivable for
      consulting services........................        --             200              --               --                --
    Stock-based compensation expense.............        --             450             672              316               798
    Loss on disposal of property and equipment...        --             557             259              260                49
    Depreciation and amortization................     2,128           3,241           2,105            1,594             2,034
    Changes in assets and liabilities:
      Accounts receivables.......................       911            (171)         (1,699)          (1,490)           (2,656)
      Unbilled services..........................      (618)          2,339             (51)             133            (1,033)
      Prepaid expenses and other current
        assets...................................       (38)           (236)            (57)             129              (914)
      Accounts payable...........................       538            (352)            138             (484)             (338)
      Accrued liabilities........................       167           8,599          (4,110)          (1,814)              225
      Deferred revenue...........................        32           1,982           2,639            1,404             2,788
      Billings in excess of costs................       624             717          (2,305)          (2,295)               --
                                                     ------        --------         -------          -------          --------
        Net cash provided by (used in) operating
          activities.............................     5,588          (2,988)        (10,473)          (6,545)          (18,032)
                                                     ------        --------         -------          -------          --------
Cash flows from investing activities:
  Purchases of property and equipment............    (3,999)         (3,606)         (1,470)          (1,393)           (2,520)
  Proceeds from sale of property and equipment...        --              --              --               --             2,557
  Additions to trademarks and patents............       (56)           (101)             --               --                --
  Additions to capitalized computer software
    development costs............................    (2,483)         (2,648)             --               --                --
  Increase in restricted cash....................        --              --              --               --              (550)
  Increase in investments and deposits...........      (215)           (235)            (16)             (34)             (245)
                                                     ------        --------         -------          -------          --------
        Net cash used in investing activities....    (6,753)         (6,590)         (1,486)          (1,427)             (758)
                                                     ------        --------         -------          -------          --------
Cash flows from financing activities:
  Net borrowings (payments) on line of credit....       489            (877)         (2,790)          (2,790)            2,933
  Payments on long-term debt.....................    (2,520)         (4,248)         (3,460)          (2,442)           (4,379)
  Proceeds from long-term debt...................     3,723           3,351              --               --                --
  Proceeds from sale of preferred stock and
    warrants.....................................        --          20,853           9,985            9,985            19,842
  Proceeds from common stock issuance............         8             150             419               79                80
  Costs associated with exchange of preferred
    stock........................................        --              --              --               --               (23)
  Distributions to stockholders..................      (385)           (167)             --               --                --
  Common stock repurchased.......................       (74)           (148)            (30)             (30)               --
  Decrease (increase) in subscription
    receivables..................................       (93)            361              12               12               (66)
                                                     ------        --------         -------          -------          --------
        Net cash provided by financing
          activities.............................     1,148          19,275           4,136            4,814            18,387
                                                     ------        --------         -------          -------          --------
Effect of exchange rate changes on cash and cash
  equivalents....................................        --              --              --               --                15
Net increase (decrease) in cash and cash
  equivalents....................................       (17)          9,697          (7,823)          (3,158)             (388)
Cash and cash equivalents, beginning of period...       467             450          10,147           10,147             2,324
                                                     ------        --------         -------          -------          --------
Cash and cash equivalents, end of period.........    $  450        $ 10,147         $ 2,324          $ 6,989          $  1,936
                                                     ======        ========         =======          =======          ========
Supplemental cash flow information:
  Interest paid..................................    $1,257        $  1,552         $   777          $   479          $    499
                                                     ======        ========         =======          =======          ========
Noncash investing and financing activities:
  Series D preferred stock exchanged for Series E
    preferred stock..............................    $   --        $     --         $ 9,989          $ 9,989          $     --
                                                     ======        ========         =======          =======          ========
  Series E preferred stock exchanged for Series G
    preferred stock..............................        --              --              --               --            19,974
                                                     ======        ========         =======          =======          ========
  Equipment acquired under capital lease
    obligations..................................        --              --             179               --               273
                                                     ======        ========         =======          =======          ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

     FirePond, Inc. and its wholly owned subsidiaries (collectively known as the Company) is a leading provider of integrated e-business sales and marketing solutions that enable companies to optimize their customer relationships and maximize the effectiveness of their Internet-based and traditional sales channels. The Company provides software and services that allow its customers to merge their e-commerce selling, customer relationship management, and channel management strategies on a single, Internet-based platform.

  (a) Liquidity

     On November 12, 1999, the Company issued subordinated notes payable totaling $6,000,000 to an outside investor and certain existing stockholders of the Company. The subordinated notes bear interest at 12.0% per annum and are due upon the earlier of the closing of the Company's proposed initial public offering and November 12, 2000. If an initial public offering is not completed by June 12, 2000 or in the event of a sale transaction prior to June 12, 2000, the subordinated notes are convertible into shares of the Company's preferred stock having rights equivalent of the Company's existing Series F Preferred Stock at a rate of $2.97 per share. The Company also issued to the holders of the subordinated notes payable warrants to purchase an aggregate of 360,000 shares of common stock at an exercise price of $5.25 per share.

     Subsequent to July 31, 1999, the Company modified its line of credit to provide for additional borrowing availability (see Note 6).

     The Company continues to incur losses from operations and had an accumulated deficit and a working capital deficit of $54,232,000 and $4,403,000 at July 31, 1999, respectively. As a result of its significant research and development, customer support, and selling and marketing efforts, the Company has required substantial working capital to fund its operations. To date, the Company has financed its operations principally through its equity offerings. Management believes that under its current business plan, funds available from borrowing arrangements are sufficient to fund its operations and capital requirements through at least July 31, 2000. Any substantial inability to achieve the current business plan could have a material adverse impact on the Company's financial position, liquidity, or results of operations and may require the Company to reduce expenditures to enable it to continue operations through July 2000.

  (b) Change in Control

     In May 1997, investment funds associated with General Atlantic Partners
(GAP) acquired a majority interest in the Company through acquisition of shares from the Company and shares directly from certain stockholders. In addition, the Company granted warrants to purchase preferred stock from the Company and options to purchase common stock from certain stockholders to these investment funds. In October 1997, April 1998 and February 1999, these investment funds acquired an additional equity interest in the Company through the purchase of preferred stock (see Note 9).

2. SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation and Presentation

     The financial statements include the accounts of FirePond, Inc. and its subsidiaries. In connection with the GAP investment in May 1997, FirePond, Inc. acquired all of the outstanding stock of the subsidiaries in a stock-for-stock exchange. Prior to this event, the entities were under common control. Since this business combination involved companies under common control and their operations were closely related through intercompany transactions, these transactions were accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying statements of operations, stockholders' equity (deficit) and cash flows for the year ended October 31, 1996 is presented on a combined basis. All subsequent periods are reported on a consolidated basis. All significant intercompany balances and transactions have been eliminated in the accompanying combined and consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Upon the closing of the proposed initial public offering of the Company's common stock, each outstanding share of Series A, Series C, Series F and Series G preferred stock will convert into 0.67 shares of common stock. In addition, the Series A, Series C and Series G preferred stockholders and certain common stockholders are entitled to receive priority payments totaling $45,750,000 upon the closing of the proposed initial public offering of the Company's common stock. The Company anticipates that it will settle this priority payment through the issuance of common stock. In addition, the Series F preferred stockholders will receive additional shares of common stock upon the conversion of their preferred stock based upon the amount of the priority payments made to the other preferred stockholders and certain common stockholders. The Company has not presented an unaudited pro forma balance sheet and statement of stockholders' equity as of July 31, 1999 to reflect the conversion of all outstanding preferred stock into common stock and the issuance of common stock in settlement of the priority payments and Series F preferred stockholder rights, as the number of shares of common stock issuable to settle the priority payments and the additional shares of common stock issuable to the Series F preferred stockholders is not currently determinable.

  (b) Interim Financial Statements

     The accompanying consolidated financial statements as of July 31, 1998 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for the interim period. Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted with respect to the nine-month period ended July 31, 1998, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Interim results are not necessarily indicative of results for a full year.

  (c) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  (d) Revenue Recognition

     The Company recognizes revenue in accordance with the provisions of Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-4. Additionally, the American Institute of Certified Public Accountants recently issued SOP 98-9, which provides certain amendments to SOP 97-2, which is effective for transactions entered into beginning January 1, 2000. This pronouncement is not expected to materially impact the Company's revenue recognition practices.

     The Company generates revenues from two primary sources: (1) product-related license and service revenues and (2) custom development service revenues.

     Product-Related Revenues

     Product-related license revenues are generated from licensing the rights to the perpetual use of the Company's software products. Product-related service revenues are generated from sales of maintenance, consulting and training services performed for customers that license the Company's products.

     Revenues from software license agreements are generally recognized over the software implementation period if persuasive evidence of an arrangement exists, collection is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to all elements of the arrangement. The Company has concluded that the implementation services are essential to the software in arrangements where

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

implementation services are provided. As such, the Company recognizes revenue for these arrangements following the percentage-of-completion method over the implementation period. Percentage of completion is measured by the percentage of implementation hours incurred to date to estimated total implementation hours. This method is used because management has determined that past experience has shown expended hours to be the best measure of progress on these engagements.

     Vendor-specific objective evidence is typically based on the price charged when an element is sold separately or, in the case of an element not yet sold separately, the price established by authorized management, if it is probable that the price, once established, will not change before market introduction. Elements included in multiple-element arrangements could consist of software products, upgrades, enhancements, maintenance, consulting and training services.

     Revenues from maintenance services are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time-and-materials basis under separate service arrangements. Revenues from consulting and training services are recognized as services are performed.

     Deferred revenue comprises amounts billed or collected by the Company prior to satisfying the above revenue recognition criteria and relate principally to product-related license fees, maintenance service contracts, and consulting and training services.

     Custom Development Services Revenues

     The Company also performs custom development services under fixed-price contracts, for which revenue is recognized in accordance with the percentage-of-completion method. Percentage of completion is measured by the percentage of implementation hours incurred to date to estimated total implementation hours. This method is used because management considers expended hours to be the best measure of progress on these engagements. When the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded (see Note 12).

     Unbilled services represent amounts due to the Company under custom development service agreements for work performed that had not been billed as of the period-end. Billings in excess of costs represent the amounts billed under custom development service agreements in advance of the performance of the work as of the period-end.

  (g) Cost of Revenues

     Cost of licenses includes the cost of media, product packaging, documentation and other production costs.

     Cost of product-related services and maintenance and cost of custom development services revenues consist primarily of salaries, related costs for development, consulting, training and customer support personnel, including cost of services provided by third-party consultants engaged by the Company and the amortization of capitalized software development costs (see Note 2(k)).

  (h) Cash and Cash Equivalents

     The Company accounts for cash equivalents in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Cash equivalents are short-term, highly liquid investments with original maturity dates of three months or less. Cash equivalents are carried at cost, which approximates fair market value. Cash equivalents at October 31, 1997 and 1998 and July 31, 1999 consist of interest-bearing bank deposits.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (i) Property and Equipment

     Property and equipment are stated at cost, net of accumulated depreciation. The Company provides for depreciation of its property and equipment using the accelerated and straight-line methods over their estimated useful lives. Property and equipment, at cost, and their estimated useful lives are as follows:

                                                              OCTOBER 31,
                                            ESTIMATED      ------------------    JULY 31,
                                           USEFUL LIFE      1997       1998        1999
                                          -------------    -------    -------    --------
                                                                   (IN THOUSANDS)
Computer equipment......................      2-5 years    $ 7,956    $ 7,488    $ 6,769
Furniture and fixtures..................        7 years        505        905        985
Leasehold improvements..................  Life of lease         --         --        226
Building................................       30 years      3,624      3,624         --
                                                           -------    -------    -------
                                                            12,085     12,017      7,980
Accumulated depreciation................                    (2,701)    (3,574)    (2,854)
                                                           -------    -------    -------
                                                           $ 9,384    $ 8,443    $ 5,126
                                                           =======    =======    =======

     Depreciation expense for fiscal 1996, fiscal 1997 and fiscal 1998 and for the nine-month periods ended July 31, 1998 and 1999 was $1,598,000, $1,748,000, $2,081,000, $1,564,000 and $1,972,000, respectively.

  (j) Other Assets

     Other assets consist primarily of patents, which are being amortized using the straight-line method over an estimated benefit period of ten years. Accumulated amortization as of October 31, 1997 and 1998 and July 31, 1999 totaled $16,000, $40,000, and $58,000, respectively.

  (k) Computer Software Development Costs and Research and Development Expenses

     During fiscal 1996 and fiscal 1997, the Company capitalized software development costs in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, and amortized these costs over a period of 18 to 36 months. During fiscal 1997, in connection with the Company's change in strategic focus from providing custom development services to providing more standardized software solutions, the Company reviewed the software development costs capitalized to date, which principally related to components of custom development services, and determined that these costs were not realizable. Accordingly, the Company wrote off all of its capitalized software development costs of $4,491,000 as a component of the restructuring charge in fiscal 1997.

     The Company continues to incur software development costs associated with its licensed products. In fiscal 1997, the Company determined that technological feasibility occurs late in the development cycle and close to general release of the products. The development costs incurred between the time technological feasibility is established and general release of the product are not material; accordingly, the Company expenses these costs as incurred.

     Amortization of capitalized software development costs charged to cost of custom development services was $514,000 and $1,080,000, for fiscal 1996 and fiscal 1997, respectively.

  (l) Impairment of Long-Lived Assets

     The Company evaluates the carrying value of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company's evaluation considers nonfinancial data such as changes in the operating environment and business strategy, competitive information, market trends and operating performance. Based on this evaluation, the Company recorded a charge of approximately $8,174,000 related to assets that were impaired as a result of the plan for restructuring during fiscal 1997 (see Note 5(a)). In addition, the Company recorded an

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

impairment charge of $1,532,000 during the nine months ended July 31, 1999 in connection with the relocation of the Company's corporate headquarters from Minnesota to Massachusetts (see Note 5(b)).

  (m) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet risks and credit risk concentrations. The Company has no significant off-balance-sheet risks or credit risk concentrations. Financial instruments that potentially subject the Company to concentrations of credit risk are principally cash equivalents, accounts receivable and unbilled services. The Company maintains its cash and cash equivalents with established financial institutions. Concentration of credit risk with respect to accounts receivable and unbilled services is limited to certain customers to whom the Company makes substantial sales. The Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses.

     The following table summarizes the number of customers that individually comprise greater than 10% of total revenue and/or total accounts receivable and their aggregate percentage of the Company's total revenues and accounts receivable.

                                                                       ACCOUNTS RECEIVABLE
                                                  REVENUE            -----------------------
                                          -----------------------                 PERCENT OF
                                                       PERCENT OF                   TOTAL
                                          NUMBER OF      TOTAL       NUMBER OF     ACCOUNTS
                                          CUSTOMERS     REVENUE      CUSTOMERS    RECEIVABLE
                                          ---------    ----------    ---------    ----------
Fiscal year ended:
October 31, 1996........................      1            17%
  October 31, 1997......................      1            28            3            42%
  October 31, 1998......................      4            54            3            48
Nine months ended:
  July 31, 1998 (unaudited).............      3            44            3            58
  July 31, 1999.........................      2            39            3            53

  (n) Financial Instruments

     The estimated fair values of the Company's financial instruments, which include cash equivalents, accounts receivable, unbilled services, restricted cash, line of credit and long-term debt, approximate their carrying value.

  (o) Stock-Based Compensation

     SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of employee and director stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees and directors under the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123 (see
Note 9(f)). The Company accounts for options and warrants granted to non-employees using the fair-value method prescribed by SFAS No. 123.

  (p) Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (q) Foreign Currency Translation

     Assets and liabilities of the foreign subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. In accordance with SFAS No. 52, assets and liabilities of the Company's foreign operations are translated into U.S. dollars at current exchange rates, and income and expense items are translated at average rates of exchange prevailing during the year. Gains and losses arising from translation are accumulated as a separate component of stockholders' equity (deficit). Gains and losses arising from transactions denominated in foreign currencies are included in other income and were not material for the periods presented.

  (r) Comprehensive Income (Loss)

     As of November 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130, requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income
(loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources.

3. NET INCOME (LOSS) PER SHARE

  (a) Net Income (Loss) Per Share

     Net income (loss) per share is computed in accordance with SFAS No. 128, Earnings per Share. SFAS No. 128 requires companies to report both basic income
(loss) per share, which is based on the weighted average number of common shares outstanding, and diluted loss per share, which is based on the weighted average number of common shares outstanding and the weighted average dilutive potential common shares outstanding using the treasury stock method. As a result of the losses incurred by the Company for fiscal 1997 and fiscal 1998 and the nine months ended July 31, 1998 and 1999, all potential common shares were antidilutive and were excluded from the diluted net loss per share calculations.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of a company's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented. The Company has determined that there were no issuances of common stock and convertible preferred stock for nominal consideration.

                                                                                     NINE MONTHS ENDED
                                                FISCAL YEARS ENDED OCTOBER 31,           JULY 31,
                                               --------------------------------    ---------------------
                                                 1996        1997        1998         1998         1999
                                               --------    --------    --------    -----------    ------
                                                                                   (UNAUDITED)
                                                                    (IN THOUSANDS)
Basic and diluted:
Weighted average common shares outstanding
used in computing basic net income (loss) per
share........................................   10,401      10,319       9,925        9,908       10,017
  Weighted average common shares issuable
    upon the exercise of stock options and
    warrants, net of repurchases.............       31          --          --           --           --
                                                ------      ------      ------       ------       ------
  Weighted average common shares outstanding
    used in computing diluted net income
    (loss) per share.........................   10,432      10,319       9,925        9,908       10,017
                                                ======      ======      ======       ======       ======

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     The following table summarizes securities outstanding as of each period-end which were not included in the calculation of diluted net loss per share since their inclusion would be antidilutive.

                                                  OCTOBER 31,              JULY 31,
                                            ------------------------    --------------
                                             1996     1997     1998     1998     1999
                                            ------    -----    -----    -----    -----
                                                                     (UNAUDITED)
                                                          (IN THOUSANDS)
Common stock options and warrants.........      --    1,683    5,089    4,091    6,712
                                            ======    =====    =====    =====    =====
Convertible preferred stock...............      --      570      570      570    7,304
                                            ======    =====    =====    =====    =====
Preferred stock warrants (Note 9(d))......      --      190      190      190      864
                                            ======    =====    =====    =====    =====

  (b) Pro Forma Net Loss Per Share

     Pro forma net loss per share has been computed as described above and also gives effect to the conversion of preferred stock that will convert upon the completion of the Company's proposed initial public offering (using the if-converted method) from the original date of issuance.

     The following table reflects the reconciliation of the shares used in the computation of pro forma loss per share.

                                                              FISCAL YEAR    NINE MONTHS
                                                                 ENDED          ENDED
                                                              OCTOBER 31,     JULY 31,
                                                                 1998           1999
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
Pro forma basic and diluted:
Weighted average common shares outstanding used in computing
basic and diluted net loss per share........................     9,925         10,017
  Weighted average common shares issuable upon the
     conversion of preferred stock..........................     6,975         10,737
                                                                ------         ------
  Weighted average common shares outstanding used in
     computing basic and diluted net loss per share.........    16,900         20,754
                                                                ======         ======

4. ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                             OCTOBER 31,
                                                           ----------------    JULY 31,
                                                            1997      1998       1999
                                                           ------    ------    --------
                                                                  (IN THOUSANDS)
Loss contracts reserve...................................  $5,005    $1,600     $1,100
Current portion of restructuring accrual.................   1,583       304        618
Payroll and related costs................................   1,067     1,101        926
Other....................................................   1,868     2,408      2,519
                                                           ------    ------     ------
                                                           $9,523    $5,413     $5,163
                                                           ======    ======     ======

5. RESTRUCTURING CHARGE

  (a) Change in Strategic Focus

     During fiscal 1997, the Company undertook a plan to change the strategic focus of the Company from a custom development services company to a software product company providing more standardized solutions. In addition, the Company decided to exit certain business activities, change its management team and reduce

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

its workforce to be in line with its newly defined business strategy. In connection with this plan, the Company incurred significant charges associated with employee severance costs, costs to exit certain business activities and asset impairments (see Note 12). The Company does not anticipate any future benefit from the costs incurred.

     The significant components of the restructuring charge were as follows:

                                                                    AMOUNT
                                                                --------------
                                                                (IN THOUSANDS)
Employee severance costs....................................       $ 2,729
Costs to exit business activities (including asset
impairments)................................................         1,238
Other asset impairments --
  Property and equipment....................................         2,595
  Capitalized software development costs....................         4,491
  Other costs...............................................           150
                                                                   -------
                                                                   $11,203
                                                                   =======

     The employee severance cost component of the restructuring charge was related to reductions in headcount. The plan included seven sales and marketing, 17 general and administrative and 27 software development personnel.

  (b) Corporate Relocation

     During fiscal 1999, the Company undertook a plan to relocate its corporate offices from Mankato, Minnesota to Waltham, Massachusetts. In connection with this plan, the Company incurred charges associated with asset impairments, idle lease space and employee severance costs (see Note 12). The Company does not anticipate any future benefit from the costs incurred.

     The significant components of the restructuring charge were as follows:

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
Impairment of property and equipment........................      $1,532
Idle lease space............................................         993
Employee severance costs....................................         100
                                                                  ------
                                                                  $2,625
                                                                  ======

     The Company is subject to a ten-year lease arrangement on its Mankato, Minnesota facility that permits (1) a 50% reduction in the monthly lease obligation by providing notice one year in advance, and (2) early termination of the lease agreement at the end of the fifth year by giving notice prior to the fourth anniversary of the lease agreement. The Company has determined that approximately 72% of the office space in Mankato was rendered idle as part of the relocation plan. The idle lease space cost was determined in anticipation of the Company exercising its option to reduce the lease obligation within one year and terminating the remaining lease obligation at the end of the fifth year. Accordingly, the present value of the portion of future lease payments for which the Company does not anticipate any future benefit has been accrued as of July 31, 1999. As of July 31, 1999, approximately $475,000 of the restructuring accrual relates to amounts reserved for idle lease space costs extending beyond 12 months and, accordingly, has been classified as a long-term obligation in the accompanying consolidated balance sheet.

     The employee severance cost component of the restructuring charge was related to reductions in headcount. The plan included 11 general and administrative personnel.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

6. FINANCINGS

     As of July 31, 1999, the Company had a $5,000,000 line of credit with a financial institution. The line of credit was scheduled to expire on October 31, 1999. The amount available for borrowing was based on 80% of qualifying accounts receivable, as defined. At July 31, 1999, $2,933,000 was outstanding under the line and the Company had approximately $614,000 available for future borrowings.

     Effective September 29, 1999, the Company amended its line of credit agreement with a financial institution to increase the total commitment to $7,000,000. This additional commitment was reached through the conversion of $2,000,000 outstanding borrowings on the existing line of credit to a term loan and establishing a new line of credit. Borrowings under the new line of credit will be limited to the lesser of $5,000,000 or 80% of qualifying accounts receivable, as defined. The amended line of credit and term loan matures on October 31, 2000 and is subject to automatic renewal for successive additional one-year terms unless cancelled by either party. Interest on the original line and the amended line is charged at the prime rate (8.0% at July 31, 1999) plus 2.0%, limited to a minimum of 8.0% per annum, and is payable monthly. The Company also pays a fee of 0.5% per year on the unused line of credit. Substantially all of the Company's tangible and intangible assets are pledged as collateral against the line of credit.

     Long-term debt obligations consist of the following:

                                                             OCTOBER 31,
                                                           ----------------    JULY 31,
                                                            1997      1998       1999
                                                           ------    ------    --------
                                                                  (IN THOUSANDS)
Mortgage notes payable in varying monthly installments,
  including interest at 8.0% to 9.0%.....................  $2,809    $2,618     $   --
Notes payable in varying monthly installments, including
interest at 6.0% to 11.0%, through June 2001.............   6,968     3,708      2,118
Capital lease obligations payable in varying monthly
  installments, including interest at 8.0% to 11.0%,
  through April 2002.....................................      --       170        272
                                                           ------    ------     ------
                                                            9,777     6,496      2,390
Less -- current portion..................................   5,786     4,769      1,260
                                                           ------    ------     ------
                                                           $3,991    $1,727     $1,130
                                                           ======    ======     ======

     The mortgage notes were due to a municipality, secured by the building, personally guaranteed by a stockholder of the Company and became due upon a change in control which occurred in May 1997. On December 2, 1998, the Company sold the building which secured the property and repaid the notes (see Note 8).

     Scheduled annual maturities of long-term debt are as follows as of July 31, 1999:

                                                              AMOUNT
                                                          --------------
                                                          (IN THOUSANDS)
FOR THE FISCAL YEAR ENDED OCTOBER 31,
1999 (three-month period)...............................      $  700
  2000..................................................       1,334
  2001..................................................         626
  2002..................................................           8
                                                              ------
                                                               2,668
Less -- amounts representing interest...................         278
                                                              ------
                                                              $2,390
                                                              ======

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

7. INCOME TAXES

     Prior to May 1997, the Company had elected to be treated as an S corporation under the Internal Revenue Code. As an S corporation, federal and certain state income tax consequences of the Company were passed through to the individual stockholders and dividend distributions were made to the stockholders for payments of their individual taxes related to the Company's income. Accordingly, no provision (benefit) for income taxes has been provided in fiscal 1996. In May 1997, the Company was reorganized from an S corporation to a C corporation and, as such, taxes are payable at the corporate level.

     Since conversion to a taxable corporation, income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting and tax bases of assets and liabilities using currently enacted tax rates.

     The income tax provisions, assuming that the Company was subject to income taxes as a C corporation for the entirety of each period, are as follows:

                                                                                  NINE MONTHS
                                                FISCAL YEARS ENDED OCTOBER 31,       ENDED
                                               --------------------------------    JULY 31,
                                                   1996        1997      1998        1999
                                               ------------   -------   -------   -----------
                                               (PRO FORMA)
                                               (UNAUDITED)
                                                               (IN THOUSANDS)
Federal......................................      $627       $(9,788)  $(1,032)    $(6,728)
State taxes, net of federal benefits.........       119        (1,862)     (156)     (1,217)
Other........................................         2            60       216         361
Net operating loss not benefited.............        --        11,590       972       7,584
                                                   ----       -------   -------     -------
                                                   $748       $    --   $    --     $    --
                                                   ====       =======   =======     =======

     Deferred income taxes as of October 31, 1997 and 1998 and July 31, 1999 relate to the following temporary differences:

                                                             OCTOBER 31,
                                                          -----------------    JULY 31,
                                                           1997      1998        1999
                                                          -------   -------    --------
                                                                 (IN THOUSANDS)
Net operating loss and credit carryforwards.............  $ 4,614   $ 7,947    $ 12,743
Nondeductible reserves and accruals.....................    3,467     1,398       2,443
Depreciation and amortization...........................      279      (147)     (1,769)
Valuation allowance.....................................   (8,360)   (9,198)    (13,417)
                                                          -------   -------    --------
                                                          $    --   $    --    $     --
                                                          =======   =======    ========

     As of July 31, 1999, the Company has available a net operating loss carryforward of approximately $33,000,000 to reduce future federal and state income taxes, if any. This carryforward expires beginning in 2012 and may be subject to review and possible adjustment by the Internal Revenue Service. The Tax Reform Act of 1986 contains provisions that may limit the amount of net operating loss carryforwards that the Company may utilize in any one year in the event of certain cumulative changes in ownership over a three-year period in excess of 50%, as defined. The Company has completed several equity financing transactions since it became a C corporation. The Company has not assessed whether these equity transactions have resulted in a cumulative ownership change in excess of 50%.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                                                    NINE
                                                      FISCAL YEARS ENDED           MONTHS
                                                          OCTOBER 31,              ENDED
                                                 -----------------------------    JULY 31,
                                                    1996        1997     1998       1999
                                                 -----------    -----    -----    --------
                                                 (PRO FORMA)
                                                 (UNAUDITED)
Income tax provision at federal statutory
  rate.........................................     34.0%       (34.0)%  (34.0)%   (34.0)%
Increase (decrease) in tax resulting from --
  State tax provision, net of federal
     benefit...................................      6.0         (6.0)    (6.0)     (6.0)
  Other........................................      0.6           --       --        --
  Increase in valuation allowance..............       --         40.0     40.0      40.0
                                                    ----        -----    -----     -----
     Effective tax rate........................     40.6%         0.0%     0.0%      0.0%
                                                    ====        =====    =====     =====

(8) COMMITMENTS AND CONTINGENCIES

  (a) Litigation

     The Company is engaged in legal proceedings incidental to the normal course of business. Although the ultimate outcome of these matters cannot be determined, management believes that the final disposition of these proceedings will not have a material adverse effect on the consolidated financial position or the results of operations of the Company.

  (b) Leases

     The Company leases its office space under operating leases expiring at various dates through December 2004. Rental expense under these agreements for fiscal 1996, fiscal 1997 and fiscal 1998 and the nine months ended July 31, 1998 and 1999 totaled approximately $398,000, $406,000, $746,000, $452,000 and
$1,650,000, respectively.

     At July 31, 1999, the minimum future obligations under operating leases are as follows:

                                                             AMOUNT
                                                         ---------------
                                                         (IN THOUSANDS)
FOR THE FISCAL YEAR ENDED OCTOBER 31,
1999 (three-month period)..............................      $   795
  2000.................................................        2,558
  2001.................................................        2,402
  2002.................................................        2,052
  2003.................................................        1,935
  Thereafter...........................................        5,033
                                                             -------
                                                             $14,775
                                                             =======

     On December 2, 1998, the Company sold its office building located in Mankato, Minnesota, for $2,700,000 and entered into an agreement to lease the facility back over ten years. The Company recognized an insignificant loss on the sale. Proceeds from the sale were used to repay the notes payable as described in Note 6.

  (c) Letter of Credit

     The Company is obligated to maintain an irrevocable standby letter of credit of approximately $550,000, which would be payable upon default of the Company's noncancelable facility lease that was entered into in

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

May 1999. The letter of credit will be collateralized by cash, which has been classified as restricted cash in the accompanying consolidated balance sheet as of July 31, 1999.

(9) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) Authorized Shares

     As of July 31, 1999, the Company has authorized the issuance of 100,000,000 shares of $0.01 par value common stock and 50,000,000 shares of $0.01 par value convertible preferred stock.

  (b) Recapitalization

     On November 8, 1999, the Company's Board of Directors approved a two-for-three reverse stock split of its common stock. The stock split was
effective on                , 1999. All shares and per-share amounts of common
stock for all periods presented have been retroactively adjusted to reflect the stock split. Prior to the closing of the Company's proposed initial public offering, its certificate of incorporation will be amended and restated to
change its authorized capital stock to           shares of $0.01 par value
common stock and           shares of $0.01 par value preferred stock.

  (c) Reserved Shares

     The Company has reserved the following number of shares of common stock for the conversion of preferred stock and issuance of stock options and warrants:

                                                                  AMOUNT
                                                                ----------
Series A Preferred Stock....................................     2,792,587
Series B Preferred Stock....................................       634,794
Series C Preferred Stock....................................       380,228
Series F Preferred Stock....................................     4,938,273
Series G Preferred Stock....................................     5,069,709
Stock options and warrants..................................     8,054,037
                                                                ----------
                                                                21,869,628
                                                                ==========

  (d) Preferred Stock

     The following table summarizes the number of shares designated, issued and outstanding:

                                                        OCTOBER 31,
                                                  -----------------------     JULY 31,
                                                    1997          1998          1999
                                                  ---------    ----------    ----------
Series A convertible preferred stock (Series A
  Preferred Stock) -- 4,188,880 shares
  designated....................................  4,188,880     4,188,880     4,188,880
Series B convertible preferred stock (Series B
Preferred Stock) -- 190,438 shares designated...         --            --            --
Series C convertible preferred stock (Series C
  Preferred Stock) -- 570,342 shares
  designated....................................    570,342       570,342       570,342
Series D convertible preferred stock (Series D
  Preferred Stock) -- 100,000 shares
  designated....................................    100,000            --            --
Series E convertible preferred stock (Series E
  Preferred Stock) -- 7,604,563 shares
  designated....................................         --     7,604,563            --
Series F convertible preferred stock (Series F
  Preferred Stock) -- 7,407,409 shares
  designated....................................         --            --     6,734,008
Series G convertible preferred stock (Series G
  Preferred Stock) -- 7,604,563 shares
  designated....................................         --            --     7,604,563
                                                  ---------    ----------    ----------
                                                  4,859,222    12,363,785    19,097,793
                                                  =========    ==========    ==========

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     In May 1997, the Company sold 4,188,880 shares of Series A Preferred Stock at $2.63 per share. In addition, the Company issued warrants to purchase 190,438 shares of Series B Preferred Stock at an exercise price of $19.69 per share.

     In July 1997, the Company sold 570,342 shares of Series C Preferred Stock at $2.63 per share.

     In October 1997, the Company sold 100,000 shares of Series D Preferred Stock at $100.00 per share.

     In April 1998, the Company sold 3,802,282 shares of Series E Preferred Stock at $2.63 per share. In connection with the Series E Preferred Stock financing, the Company exchanged 100,000 outstanding shares of Series D Preferred Stock for 3,802,281 shares of Series E Preferred Stock.

     In February 1999, the Company sold 6,734,008 shares of Series F Preferred Stock at $2.97 per share. In addition, the Company issued warrants to purchase 673,401 shares of Series F Preferred Stock at an exercise price of $3.56 per share. In connection with the Series F Preferred Stock financing, the Company exchanged 7,604,563 outstanding shares of Series E Preferred Stock for 7,604,563 shares of Series G Preferred Stock.

     The rights and preferences of Series A, Series B, Series C, Series F and Series G Preferred Stock (collectively, the Preferred Stock) are as follows:

     Conversion

     Each outstanding share of Series A, Series C, Series F and Series G Preferred Stock is convertible at the option of the holder and shall automatically be converted into 0.67 shares of common stock upon the closing of a qualified initial public offering of the Company's common stock, subject to adjustments. Upon a Liquidity Event, as defined below, the conversion rate of Series F Preferred Stock will be adjusted for additional shares equal to their pro rata percentage of the Priority Payments, as defined below. Each share of Series B Preferred Stock is convertible at the option of the holder into 3.33 shares of common stock, subject to adjustments.

     Dividends

     Each outstanding share of Preferred Stock shall be entitled to dividends when and if declared by the Company's Board of Directors.

     Voting Rights

     Each outstanding share of Preferred Stock is entitled to the number of votes equal to the number of votes the share would be entitled to if converted into common stock. Holders of Series A Preferred Stock are entitled to elect one member to the Company's Board of Directors as long as GAP and its affiliates own 3% or greater of the number of common shares on a fully diluted basis.

     Liquidation

     In the event of liquidation, each share of Series A, Series B, Series C, Series F and Series G Preferred Stock shall be entitled to be paid an amount equal to $7.16, $19.69, $2.63, $2.97 and $2.63, respectively, per share plus all declared and unpaid dividends prior to any payments to common stockholders. If the amount is insufficient to pay all of the liquidation preferences, then payments will be made to all remaining series of preferred stock based on the relationship of the series' total liquidation value to the total of the liquidation values of the Preferred Stock. As of July 31, 1999, the aggregate liquidation value of all outstanding shares of preferred stock was $71,500,000.

     Priority Payments

     In the event of a sale of assets, a merger, or an initial public offering (each a Liquidity Event), the holders of Series A and Series C Preferred Stock and certain common stock shall be entitled to receive

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

$15,000,000, $750,000 and $10,000,000 respectively. Holders of Series G preferred stock shall be entitled to a priority payment not to exceed $20,000,000 provided the liquidity event does not result in a certain minimum company valuation. The Company does not expect that the proposed initial public offering will satisfy the minimum valuation requirements and expects to accrue the maximum priority payment obligation of $20,000,000. The Company intends to pay the priority payments to holders of Series A, Series C, and Series G Preferred Stock and certain common stock (the Priority Payments) in shares of common stock.

     If the amount available for the Priority Payments is insufficient, then payments shall be made based on the relationship of the respective stockholder group's total Priority Payments to the total of all remaining Priority Payments if each were paid in full.

  (e) Stock Options

     In May 1997, the Company adopted the 1997 Stock Option Plan (the 1997 Plan) for the grant of stock options to key employees, nonemployee directors and consultants. The Company has reserved 7,896,815 shares of common stock for issuance under the 1997 Plan. The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over two to four years and expire ten years after the date of grant. As of July 31, 1999, 1,341,820 shares were available for future issuance under the 1997 Plan.

     In August 1997, the Company granted an option to purchase 66,667 shares of common stock to two individuals as a settlement of a claim. These options are fully vested and expire in fiscal 2007. The estimated fair value of these options totaling $150,000 has been included as a component of the restructuring charge in the accompanying statement of operations for the fiscal 1997. The Company granted options to purchase 159,579 shares of common stock to consultants for services performed during fiscal 1998. The estimated fair value of these options totaling $593,000 has been recorded as stock-based compensation expense in the accompanying fiscal 1998 consolidated statement of operations.

     In connection with stock option grants to employees and non-employees during the nine months ended July 31, 1999, the Company recorded deferred compensation of $2,262,000, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes for grants to employees and the fair value of the options for the nonemployees. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options. The Company recorded stock-based compensation expense of $798,000 in the nine months ended July 31, 1999, related to these options.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     Option activity for the fiscal 1996, fiscal 1997 and fiscal 1998 and the nine months ended July 31, 1999, was as follows:

                                                                                WEIGHTED
                                                                                AVERAGE
                                                  NUMBER OF      PRICE PER      EXERCISE
                                                   SHARES          SHARE         PRICE
                                                  ---------    -------------    --------
Outstanding, October 31, 1995...................     88,140    $0.59 - $2.10     $1.73
  Exercised.....................................    (12,883)            0.59      0.59
  Canceled......................................     (8,590)            0.59      0.59
                                                  ---------    -------------     -----
Outstanding, October 31, 1996...................     66,667             2.10      2.10
  Granted.......................................  1,490,701             3.95      3.95
  Exercised.....................................    (69,167)     2.10 - 3.95      2.16
  Canceled......................................     (5,167)            3.95      3.95
                                                  ---------    -------------     -----
Outstanding, October 31, 1997...................  1,483,034             3.95      3.95
  Granted.......................................  3,961,213             3.95      3.95
  Exercised.....................................    (20,067)            3.95      3.95
  Canceled......................................   (535,603)            3.95      3.95
                                                  ---------    -------------     -----
Outstanding, October 31, 1998...................  4,888,577             3.95      3.95
  Granted.......................................  2,346,656      3.95 - 4.46      4.20
  Exercised.....................................    (20,211)            3.95      3.95
  Canceled......................................   (702,805)     3.95 - 4.46      3.95
                                                  ---------    -------------     -----
Outstanding, July 31, 1999......................  6,512,217    $3.95 - $4.46     $4.04
                                                  =========    =============     =====
Exercisable, July 31, 1999......................  1,948,459    $3.95 - $4.46     $3.99
                                                  =========    =============     =====
Exercisable, October 31, 1998...................    804,119    $        3.95     $3.95
                                                  =========    =============     =====
Exercisable, October 31, 1997...................    286,845    $        3.95     $3.95
                                                  =========    =============     =====

     From August 1, 1999 to October 31, 1999, the Company has granted options to employees and non-employees to purchase 1,221,152 shares of common stock at a weighted-average exercise price of $4.85 per share. The options granted to employees are subject to annual vesting over a four-year period. The Company expects to record an additional $3,604,000 in deferred compensation in connection with the granting of these options.

     In connection with their May 1997 investment in the Company, the investment funds affiliated with GAP purchased 1,538,460 shares of common stock directly from certain common stockholders. In addition, these investment funds also received options to purchase 634,793 shares of common stock at an exercise price of $5.91 per share from existing stockholders. GAP exercised options to purchase 507,834 shares of common stock from these stockholders. The remaining options to purchase 126,959 shares of common stock expired in May 1999.

  (f) Pro Forma Stock-Based Compensation

     Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, the Company is required to disclose the pro forma effects on net income (loss) and net income (loss) per share as if the Company had elected to use the fair value approach to account for all of its employee stock-based compensation plans beginning in fiscal 1997.

     The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted during fiscal 1997 and fiscal 1998 and the nine months ended July 31, 1998 and 1999 using the Black-

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

Scholes option pricing model prescribed by SFAS No. 123. The weighted average assumptions used were as follows:

                                   FISCAL YEARS ENDED          NINE MONTHS ENDED
                                      OCTOBER 31,                   JULY 31,
                                ------------------------    ------------------------
                                   1997          1998          1998          1999
                                ----------    ----------    ----------    ----------
Risk-free interest rate.......   5.8%-6.0%     4.2%-5.8%     5.4%-5.8%     4.5%-5.6%
Expected dividend yield.......          --            --            --            --
Expected lives................     5 years       5 years       5 years       5 years
Expected volatility...........         80%           80%           80%           80%
Weighted average grant date
  fair value..................       $2.70         $2.67         $2.69         $2.88
Weighted average remaining
  contractual life of options
  outstanding.................   8.6 years     7.6 years     7.2 years     8.4 years

     There were no options granted in fiscal 1996.

     Had compensation cost for the Company's plan been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's pro forma net income (loss) and net income (loss) per share would have been as follows:

                                             FISCAL YEARS ENDED        NINE MONTHS ENDED
                                                OCTOBER 31,                 JULY 31,
                                        ----------------------------   ------------------
                                         1996      1997       1998      1998       1999
                                        ------   --------   --------   -------   --------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss), as reported........  $1,844   $(28,789)  $ (8,064)  $(4,298)  $(20,517)
Net income (loss), pro forma..........   1,844    (29,998)   (12,237)   (7,428)   (27,263)
Diluted net income (loss) per share,
  as reported.........................  $ 0.18   $  (2.79)  $  (0.81)  $ (0.43)  $  (2.05)
Diluted net income (loss) per share,
  pro forma...........................    0.18      (2.91)     (1.23)    (0.75)     (2.72)

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  (g) Warrants

     In connection with the Series A Preferred Stock financing in May 1997, the Company issued warrants to the investment funds affiliated with GAP to purchase 190,438 shares of Series B Preferred Stock at an exercise price of $19.69 per share, exercisable in full, through May 2002. The price paid for this warrant was $1,000. Upon an initial public offering, these warrants will automatically be converted into warrants to purchase 634,794 shares of common stock at an exercise price of $5.91 per share.

     In July 1997, the Company issued a warrant to purchase 200,000 shares of common stock to a vendor at $3.95 per share, exercisable in full, through 2007. The warrant was issued in consideration for services to be received from the vendor. The estimated value of the warrant totaled $450,000 and has been recorded in stock-based compensation expense in the accompanying statement of operations for fiscal 1997. In addition, in July 1997, that vendor purchased 190,114 shares of Series C Preferred Stock for $500,000.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

     In connection with the Series F Preferred Stock financing in February 1999, the Company sold warrants to purchase 673,401 shares of Series F Preferred Stock at an exercise price of $3.56 per share. The price paid for this warrant was $1,000. Upon an initial public offering, these warrants will automatically be exercised through the voluntary payment of the exercise price by the warrant holder or through a cashless exercise.

     All of the above-mentioned warrants were outstanding as of July 31, 1999.

  (h) Stock Purchase Agreement

     The Company had an agreement with a stockholder to repurchase 431,833 shares of common stock for $0.86 per share. The agreement provided for equal monthly purchases over 60 months beginning in July 1993. Under the agreement, the Company repurchased and retired approximately 86,667 shares of common stock at a cost of approximately $74,000 in each of fiscal 1994, fiscal 1995 and fiscal 1996. In fiscal 1997, the Company repurchased and retired the remaining 172,663 shares available under this agreement for approximately $148,000.

  (i) Other Common Stock Issuances and Repurchases

     During fiscal 1998, the Company sold 86,061 shares of its common stock at $3.95 per share to a third party and also repurchased 7,600 shares of its outstanding common stock from a stockholder for $3.95 per share.

10. PROFIT-SHARING PLAN

     The Company sponsors a defined contribution profit-sharing plan which conforms to Internal Revenue Service provisions for 401(k) plans. Employees must be at least 21 years of age to be eligible to participate in the plan. Participants may contribute up to 15% of their earnings. The Company matches 50% of the first 2% and 25% of the next 4% of employee contributions and may make additional contributions as determined by the Board of Directors. Operations have been charged for contributions to the plan of approximately $248,000, $321,000, $324,000, $311,000 and $399,000 for fiscal 1996, fiscal 1997 and fiscal 1998 and the nine month periods ended July 31, 1998 and 1999, respectively.

11. RELATED-PARTY TRANSACTIONS

  (a) Transactions with Scopus Technology, Inc.

     In June 1997, the Company entered into a $650,000 software license and implementation services agreement with Scopus Technology, Inc. (Scopus), under which it licensed Scopus' software product. In July 1997, the Company entered into an agreement with Scopus, under which Scopus licensed the Company's Signature Plus product for $350,000. Scopus was a related party through GAP. GAP owned approximately 6% of Scopus and had Board of Director representation at Scopus at that time. In addition, in October 1997, the Company entered into an OEM arrangement with Scopus. The Company also entered into a development license and obtained a prepaid license fee from Scopus valued at $250,000 in exchange for outstanding liabilities owed to Scopus. In fiscal 1998, the Company made the determination that it would not pursue its arrangements with Scopus and wrote off the remaining book value of the software license purchased totaling $469,000, net of deferred revenue related to the deferred development license fee totaling $250,000, for a loss of $219,000.

  (b) Transactions with Intelligroup, Inc.

     In October 1997 and November 1997, the Company entered into a master consulting agreement and an implementation partner agreement, with Intelligroup, Inc. The CEO of the Company is a member of the Board of Directors of Intelligroup, Inc.

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

  (c) Contract Software Development

     The Company contracts with a third party, Soft OS, to provide software development and implementation services on an outsourced basis. Soft OS subcontracts to have these services provided to us by Effective Programming, a development organization located in Minsk, Belarus, and EPAM Systems, a related development organization located in New Jersey. Under this arrangement, Effective Programming and EPAM Systems provide software developers dedicated to the Company's projects to develop products and application functionality pursuant to specifications provided by the Company and to provide implementation services to the Company's customer's. The agreement with Soft OS expires in February 2002. As of October 31, 1999, approximately 85 employees and contractors of Effective Programming and EPAM Systems were performing services for the Company. Effective Programming and EPAM Systems are majority owned by one of the Company's employees.

     For the nine months ended July 31, 1999, the Company incurred a total of $1,163,000 of software development costs under this contract and has been charged to research and development expenses in the accompanying consolidated statements of operations. The Company believes that the terms of this agreement were negotiated on an arms-length basis.

12. VALUATION AND QUALIFYING ACCOUNTS

     A summary of the allowance for doubtful accounts, reserve for loss contracts and restructuring reserve is as follows:

                                                                                  NINE MONTHS
                                               FISCAL YEARS ENDED OCTOBER 31,        ENDED
                                              --------------------------------     JULY 31,
                                               1996       1997         1998          1999
                                              ------    ---------    ---------    -----------
                                                              (IN THOUSANDS)
Allowance for doubtful accounts:
Balance, beginning of period................   $ 30      $   221      $   100       $   290
     Provision for doubtful accounts........    191           76          318            90
     Write-offs.............................     --         (197)        (128)           --
                                               ----      -------      -------       -------
  Balance, end of period....................   $221      $   100      $   290       $   380
                                               ====      =======      =======       =======
Reserve for loss contracts:
  Balance, beginning of period..............   $ --      $    --      $ 5,005       $ 1,600
     Provision (reduction) for loss
       contracts reserve....................     --        5,005       (1,546)           --
     Payments and/or costs incurred.........     --           --       (1,859)         (500)
                                               ----      -------      -------       -------
  Balance, end of period....................   $ --      $ 5,005      $ 1,600       $ 1,100
                                               ====      =======      =======       =======
Restructuring reserve:
  Balance, beginning of period..............   $ --      $    --      $ 1,583       $   304
     Provision..............................     --       11,203           --         2,625
     Asset impairment write-offs............     --       (8,324)          --        (1,532)
     Severance and other payments...........     --       (1,296)      (1,279)         (304)
                                               ----      -------      -------       -------
  Balance, end of period....................   $ --      $ 1,583      $   304       $ 1,093
                                               ====      =======      =======       =======

13. SEGMENT REPORTING

     The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information in the period ended July 31, 1999. SFAS No. 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those

                        FIREPOND, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

segments to be presented in interim financial reports issued to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate, discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company's chief operating decision maker, as defined under SFAS No. 131, is its Chief Executive Officer.

     The Company views its operations and manages its business as two segments, product-related licenses and services and custom development services. The Company's reportable segments are strategic business units that provide distinct services to the end customer. They are managed separately because each business requires different marketing and management strategies. The Company's approach is based on the way that management organizes the segments within the Company for making operating decisions and assessing performance.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company does not allocate operating expenses between its two reportable segments. Accordingly, the Company's measure of performance for each reportable segment is based on total net revenues and direct costs of services, which are reported separately in the accompanying consolidated statements of operations. Accordingly, no additional disclosure is required. The Company does not identify assets and liabilities by segment. Accordingly, identifiable assets, capital expenditures and depreciation and amortization are not reported by segment.

     The Company's revenues by geographic destination to any single foreign country did not exceed 10% of total revenues during any period presented.

14. SUBSEQUENT EVENTS (UNAUDITED)

     On November 8, 1999, the Board of Directors and on        the stockholders
approved (i) the adoption of the 1999 Stock Option and Grant Plan pursuant to which 3,000,000 shares of the Company's common stock have been reserved for future issuance, (ii) the adoption of the 1999 Director Stock Option Plan pursuant to which 500,000 additional shares of the Company's common stock have been reserved for future issuance and (iii) an increase in the number of shares of the Company's common stock reserved for issuance under the 1997 Stock Option Plan from 7,896,815 shares to 9,396,815 shares.

  (inside back cover)


                             DESCRIPTION OF ARTWORK

At the top of the page is the name "FirePond" with the company's logo above it. The following caption is beneath the name of the company and its logo: "Our customers and partners include:"


At the center of the page is a large shaded circle labeled "Customers" in large print extending slightly beyond the boundary of the circle on the right on the top half of the circle. Within the large circle in smaller print is a list of customers: "KLA-Tencor, Savings Bank Life Insurance, Empire Blue Cross and Blue Shield, General Motors, Cummins Power Generation Group, John Deere, Blue Cross and Blue Shield of Minnesota, Sprint PCS, Ford Motor Company-Europe, Automatic Data Processing, Subaru of America, Freightliner, Renault V.I., Hitachi."

Overlapping on top of the large shaded circle on its bottom-right quadrant is a smaller circle labeled "Partners" in large print extending slightly beyond the boundary of the smaller circle on the right on the lower half of the circle. Within the smaller circle is a list of partners: "E.piphany, Talus Solutions, Sun Microsystems, Oberon Software, Intelligroup, GTE, Ernst & Young LLP, debis Systemhaus, Viant."

                                [FIREPOND LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

NATURE OF EXPENSE                                             AMOUNT
-----------------                                             -------
SEC Registration Fee........................................  $20,850
NASD Filing Fee.............................................    8,000
Nasdaq National Market Listing Fee..........................        *
Accounting Fees and Expenses................................        *
Legal Fees and Expenses.....................................        *
Printing Expenses...........................................        *
Blue Sky Qualification Fees and Expenses....................        *
Transfer Agent's Fee........................................        *
Miscellaneous...............................................        *
                                                              -------
Total.......................................................        *
                                                              =======

------------
* To be completed by amendment.

     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with Section 145 of the Delaware General Corporation Law,
Article VII of our amended and restated certificate of incorporation provides that no director of FirePond be personally liable to FirePond, its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to FirePond or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the first amended and restated certificate of incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of our amended and restated by-laws provides for indemnification by FirePond of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of the registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of FirePond, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

     Under Section 7 of the underwriting agreement to be filed as Exhibit 1.1 hereto, the underwriters have agreed to indemnify, under certain conditions, FirePond, its directors, certain officers and persons who control FirePond within the meaning of the Securities Act against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in chronological order below is information regarding the number of shares of capital stock issued by the Registrant during the past three years. Further included is the consideration, if any, received by the Registrant for such shares, and information relating to the section of the Securities Act or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     1. An aggregate of 837,776 shares of Series A preferred stock was issued in a private placement in May 1997 to investment funds associated with General Atlantic. In July 1997, an aggregate of 3,351,104 additional shares of Series A preferred stock were issued to investment funds associated with General Atlantic to account for a 5-for-1 stock split. The Series A preferred stock is convertible into 2,792,587 shares of common stock. The consideration received for such shares was $11,000,000.

     2. Warrants to purchase an aggregate of 190,438 shares of Series B preferred stock (which are convertible into 634,794 shares of common stock) were issued in a private placement in May 1997 to investment funds associated with General Atlantic. The consideration received for such warrants was $1,000.

     3. An aggregate of 570,342 shares of Series C preferred stock (which are convertible into 380,228 shares of common stock) was issued in a private placement in July 1997 to Ramsey/Bierne Associates Incorporated and Ori Sasson, pursuant to a Stock Purchase Agreement. The consideration received for such shares was $1,500,000.

     4. An aggregate of 100,000 shares of Series D preferred stock was issued in a private placement in October 1997 to investment funds associated with General Atlantic pursuant to a Stock Purchase Agreement. The consideration received for such shares was $10,000,000. The shares of Series D preferred stock were exchanged for 3,802,281 shares of Series E preferred stock in April 1998.

     5. An aggregate of 86,061 shares of common stock was issued in a private placement in September 1998 to Loek van den Boog, a private investor. The consideration received for such shares was $339,509.

     6. An aggregate of 7,604,563 shares of Series E preferred stock was issued in a private placement in April 1998 to investment funds associated with General Atlantic pursuant to a Stock Purchase Agreement. The consideration received for such shares was $10,000,000 and the exchange of all of the outstanding shares of Series D preferred stock. These shares of Series E preferred stock were exchanged for an equivalent number of shares of Series G preferred stock in February 1999.

     7. An aggregate of 6,734,008 shares of Series F preferred stock (which are
        convertible into           shares of common stock) was issued in a
        private placement in February 1999 to investment funds associated with Technology Crossover Ventures, General Atlantic and Lehman Brothers, pursuant to a Stock Purchase Agreement. The consideration received for such shares was $20,000,000.

     8. Warrants to purchase an aggregate of 673,401 shares of Series F
        preferred stock (which are convertible into        shares of common
        stock) were issued in a private placement in February 1999 to investment funds associated with Technology Crossover Ventures, General Atlantic and Lehman Brothers. The consideration received for such warrants was $1,000.

     9. An aggregate of 7,604,563 shares of Series G preferred stock (which are convertible into 5,069,709 shares of common stock) was issued in exchange for the outstanding shares of Series E preferred stock in February 1999 to investment funds associated with General Atlantic pursuant to a Stock Exchange Agreement.

     10. An aggregate of 33,334 shares of common stock was issued in a private placement in September 1999 to Edwin B. Lange, our Senior Vice President of North American Sales. The consideration received for such shares was $148,500.

     11. From May 20, 1997 to October 31, 1999, FirePond granted stock options to purchase an aggregate of 9,019,723 shares of common stock to directors, employees and consultants with exercise prices ranging from $3.95 to $7.22 per share pursuant to FirePond's 1997 Stock Option Plan. As of October 31, 1999, 57,736 shares of common stock have been issued upon exercise of options pursuant to Firepond's 1997 Stock Option Plan.

     12. Warrants to purchase an aggregate of 304,900 shares of common stock were issued in private placement transactions in October 1999 to a customer and strategic partners with an exercise price of $7.22 per share.

     13. Warrants to purchase an aggregate of 360,000 shares of common stock were issued in a private placement transaction in November 1999 to lenders, including investment funds affiliated with General Atlantic Partners and Technology Crossover Ventures, with an exercise price of $5.25 per share.

     No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to compensation, as provided by Rule 701, or pursuant to Section 4(2) of the Securities Act on the basis that the transactions did not involve a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

 *1.1       Form of Underwriting Agreement.
 *3.1       Certificate of Incorporation of the Registrant.
 *3.2       Form of First Amended and Restated Certificate of
            Incorporation of the Registrant (to be filed prior to the
            effectiveness of the offering).
 *3.3       Form of Second Amended and Restated Certificate of
            Incorporation of the Registrant (to be filed following the consummation of this offering).
 *3.4       By-laws of the Registrant.
 *3.5       Form of First Amended and Restated By-laws of the Registrant
            (to be effective upon consummation of the offering).
 *4.1       Specimen certificate for shares of common stock, $.01 par
            value, of the Registrant.
 *5.1       Opinion of McDermott, Will & Emery as to the validity of the securities being offered.
 10.1       Amended and Restated Registration Rights Agreement, dated
            February 23, 1999, between the Registrant and the
            Stockholders named therein.
*10.2       Amended and Restated 1997 Stock Option Plan of the
            Registrant.
*10.3       1999 Stock Option and Grant Plan of the Registrant.
*10.4       1999 Director Plan of the Registrant.
 10.5       Lease Agreement between Petrie Development Corp. and the
            Registrant, dated as of August 11, 1998.
 10.6       Lease of 890 Winter Street, Waltham, Massachusetts between
            FirePond, Inc., as Tenant, and 890 Winter Street, L.L.C., as
            Landlord dated as of March 25, 1999.
*10.7       Consulting Agreement between the Registrant and Soft OS,
            Inc.
*10.8       License Agreement between the Registrant and Silverstream.
*10.9       Loan and Security Agreement between Registrant and Greyrock
            Business Credit Company dated as of July 31, 1998.
*10.9.1     First Amendment to Loan and Security Agreement between
            Registrant and Greyrock Business Credit Company dated as of
            July 8, 1999.
*10.9.2     Second Amendment to Loan and Security Agreement between
            Registrant and Greyrock Business Credit Company dated as of
            September 28, 1999.
 10.10      Employment Agreement dated April 2, 1998 between Registrant and Klaus P. Besier.
 10.11      Offer Letter dated May 11, 1998 between Registrant and
            Graham S. Williams.
 10.12      Offer Letter dated October 21, 1998 between Registrant and
            Ilya G. Gorelik.
 10.13      Offer Letter dated April 24, 1998 between Registrant and
            Steven J. Waters.
 10.14      Offer Letter dated December 11, 1998 between Registrant and
            Paul K. McDermott.
 21.1       Subsidiaries
*23.1       Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).
 23.2       Consent of Arthur Andersen LLP.
 23.3       Consent of Deloitte & Touche LLP.

 24.1       Powers of Attorney (included on page II-5).
 27.1       Financial Data Schedule.

------------
* To be filed by amendment to this Registration Statement.

     (b) Consolidated Financial Statement Schedules

     All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes to those statements.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on November 11, 1999.

                                          FIREPOND, INC.

                                          By:       /s/ KLAUS P. BESIER
                                            ------------------------------------
                                                      Klaus P. Besier
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOWN ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Klaus P. Besier, Paul K. McDermott and Thomas F. Carretta such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----

                /s/ KLAUS P. BESIER                  Chairman, President, Chief       November 11, 1999
---------------------------------------------------    Executive Officer and
                  Klaus P. Besier                      Director (Principal Executive
                                                       Officer)

               /s/ PAUL K. MCDERMOTT                 Chief Financial Officer and      November 11, 1999
---------------------------------------------------    Vice President of Finance and
                 Paul K. McDermott                     Administration (Principal
                                                       Financial Officer and
                                                       Principal Accounting Officer)

                /s/ PAUL R. BUTARE                   Director                         November 11, 1999
---------------------------------------------------
                  Paul R. Butare

               /s/ J. MICHAEL CLINE                  Director                         November 11, 1999
---------------------------------------------------
                 J. Michael Cline

               /s/ WILLIAM O. GRABE                  Director                         November 11, 1999
---------------------------------------------------
                 William O. Grabe

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                        EXHIBIT DESCRIPTION
-------                       -------------------
 *1.1     Form of Underwriting Agreement.
 *3.1     Certificate of Incorporation of the Registrant.
 *3.2     Form of First Amended and Restated Certificate of
          Incorporation of the Registrant (to be filed prior to the
          effectiveness of the offering).
 *3.3     Form of Second Amended and Restated Certificate of
          Incorporation of the Registrant (to be filed following the consummation of this offering).
 *3.4     By-laws of the Registrant.
 *3.5     Form of First Amended and Restated By-laws of the Registrant
          (to be effective upon consummation of the offering).
 *4.1     Specimen certificate for shares of common stock, $.01 par
          value, of the Registrant.
 *5.1     Opinion of McDermott, Will & Emery as to the validity of the securities being offered.
 10.1     Amended and Restated Registration Rights Agreement, dated
          February 23, 1999, between the Registrant and the
          Stockholders named therein.
*10.2     Amended and Restated 1997 Stock Option Plan of the
          Registrant.
*10.3     1999 Stock Option and Grant Plan of the Registrant.
*10.4     1999 Director Plan of the Registrant.
 10.5     Lease Agreement between Petrie Development Corp. and the
          Registrant, dated as of August 11, 1998.
 10.6     Lease of 890 Winter Street, Waltham, Massachusetts between
          FirePond, Inc., as Tenant, and 890 Winter Street, L.L.C., as
          Landlord dated as of March 25, 1999.
*10.7     Consulting Agreement between the Registrant and Soft OS,
          Inc.
*10.8     License Agreement between the Registrant and Silverstream.
*10.9     Loan and Security Agreement between Registrant and Greyrock
          Business Credit Company dated as of July 31, 1998.
*10.9.1   First Amendment to Loan and Security Agreement between
          Registrant and Greyrock Business Credit Company dated as of
          July 8, 1999.
*10.9.2   Second Amendment to Loan and Security Agreement between
          Registrant and Greyrock Business Credit Company dated as of
          September 28, 1999.
 10.10    Employment Agreement dated April 2, 1998 between Registrant and Klaus P. Besier.
 10.11    Offer Letter dated May 11, 1999 between Registrant and
          Graham S. Williams.
 10.12    Offer Letter dated October 21, 1998 between Registrant and
          Ilya G. Gorelik.
 10.13    Offer Letter dated April 24, 1998 between Registrant and
          Steven J. Waters.
 10.14    Offer Letter dated December 11, 1998 between Registrant and
          Paul K. McDermott.
 21.1     Subsidiaries.
*23.1     Consent of McDermott, Will & Emery (included in Exhibit 5.1 hereto).
 23.2     Consent of Arthur Andersen LLP.
 23.3     Consent of Deloitte & Touche LLP.
 24.1     Powers of Attorney (included on page II-5).
 27.1     Financial Data Schedule.

------------
* To be filed by amendment to this Registration Statement.